UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __ )

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CarMax, Inc.
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Dear Fellow CarMax Shareholders:

I am pleased to invite you to attend the 2019 annual meeting of CarMax, Inc. shareholders, which will be held on Tuesday, June 25, 2019, in Richmond, Virginia. The attached notice of annual shareholders meeting and proxy statement are your guides to the meeting.

We are committed to maintaining an independent, thoughtful, and strategically focused Board of Directors. This year, William Tiefel, our lead independent director, is retiring from the Board. Mr. Tiefel is our longest serving director and has made innumerable contributions to CarMax. The Board is deeply appreciative for his service and leadership. Mitchell D. Steenrod is replacing Mr. Tiefel as lead independent director. Mr. Steenrod brings his significant experience on the Board and knowledge of CarMax to the lead independent director role, having served on our Board since 2011 and as the chair of our Audit Committee since 2015.

We are once again providing live audio coverage of the annual shareholders meeting from the CarMax investor relations website at investors.carmax.com. A replay of the annual shareholders meeting will be available on this website after the meeting. We also are pleased to furnish proxy materials to shareholders primarily over the internet. On or about May 6, 2019, we mailed our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report and to vote online. Internet distribution of our proxy materials expedites receipt by shareholders, lowers the cost of the annual shareholders meeting, and conserves natural resources. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Whether or not you will be attending the annual shareholders meeting, your vote is very important to us. I encourage you to cast your ballot by internet, by telephone, by mail (if you request a paper copy), or in person at the annual shareholders meeting.

On behalf of the Board of Directors, I would like to thank you for your continued trust in CarMax.

Sincerely,

Thomas J. Folliard
Chair of the Board of Directors
May 6, 2019

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

When:	Tuesday, June 25, 2019, at 1:00 p.m. Eastern Time
Where:	CarMax Home Office 12800 Tuckahoe Creek Parkway Richmond, VA 23238
Items of Business:	(1)	To elect the eleven directors named in the proxy statement to our Board of Directors.
	(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm.
	(3)	To vote on an advisory resolution to approve the compensation of our named executive officers.
	(4)	To approve the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated.
	(5)	To vote on the shareholder proposal regarding a report on political contributions, if properly presented at the meeting.
	(6)	To transact any other business that may properly come before the annual shareholders meeting or any postponements or adjournments thereof.
Who May Vote:	You may vote if you owned CarMax common stock at the close of business on April 18, 2019.

By order of the Board of Directors,

Eric M. Margolin
Executive Vice President,
General Counsel and Corporate Secretary
May 6, 2019

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. For more complete information, please review this entire proxy statement and CarMax’s Annual Report on Form 10-K for the fiscal year ended February 28, 2019.

Fiscal 2019 Highlights

Revenues	Net sales and operating revenues increased 6.1% to $18.17 billion.
Earnings	Net earnings rose 26.8% to $842.4 million and net earnings per diluted share increased 33.1% to $4.79.
Strategic Initiatives and Store Growth
We opened 15 stores in fiscal 2019 and launched our omni-channel customer experience in Atlanta. We plan to open 13 stores in fiscal 2020 and are on track to have the omni-channel experience available to a majority of our customers by the end of fiscal 2020.

Units	Total used unit sales increased 3.8% and comparable store used unit sales increased 0.3%. Total wholesale unit sales increased 9.5%.
CarMax Auto Finance	CarMax Auto Finance (“CAF”) finished the year with income of $438.7 million, an increase of 4.2% over the prior year.
Share Repurchases
We continued our share repurchase program in fiscal 2019, buying back 13.6 million shares with a market value of $902.9 million. The Board approved a $2.0 billion expansion of the program, with no expiration date.

Fifteenth Year on Fortune “Best Companies” List	We were named by Fortune magazine as one of its “100 Best Companies to Work For” for the fifteenth year in a row.

Corporate Governance Highlights

BOARD LEADERSHIP

Following the annual meeting, and if elected to another term, Mitchell D. Steenrod will serve as the Board’s new lead independent director. Mr. Steenrod brings his significant experience on the Board and knowledge of CarMax to the lead independent director role, having served on our Board since 2011 and as the chair of our Audit Committee since 2015. Peter J. Bensen, who joined the Board in 2018 and is the former Chief Financial Officer of McDonald’s Corporation, will replace Mr. Steenrod as chair of the Audit Committee.

Mr. Steenrod is replacing William Tiefel as lead independent director. Mr. Tiefel is the longest serving director on CarMax’s board and has made innumerable contributions to CarMax. A director since 2002, Mr. Tiefel served as independent chair of the Board from 2007 until 2016, when he was appointed lead independent director. He was not re-nominated to the Board this year consistent with our director retirement policy. Additional information about our Board leadership structure can be found on page 15.

KEY GOVERNANCE PRACTICES

● Annual election of all directors	● Majority voting for directors
● 9 of 11 director nominees are independent	● Proxy access adopted
● 6 new independent directors since 2015	● Annual “say on pay” vote
● Shareholder rights plan expired in 2012 and was not renewed	● Board oversight of risk management program

Annual Meeting of Shareholders

When	Tuesday, June 25, 2019, at 1:00 p.m., Eastern Time
Where	CarMax Home Office 12800 Tuckahoe Creek Parkway Richmond, VA 23238
Who May Attend	All shareholders as of the record date may attend the meeting.
Record Date	April 18, 2019
Live Audio Webcast	Available at investors.carmax.com

Voting Matters and Board Recommendations

Agenda Item		Board Recommendation	Page of Proxy Statement

1.	Election of Eleven Directors	FOR each Director nominee	6
2.	Ratification of Auditors	FOR	22
3.	Advisory Approval of Executive Compensation	FOR	25
4.	Approval of Amended and Restated Stock Incentive Plan	FOR	58
5.	Shareholder Proposal regarding a Report on Political Contributions	AGAINST	68

Proposal One:
Election of Directors

We are asking you to vote “FOR” the following candidates for election to our Board of Directors.

Nominee	Age	Director Since	Independent	Principal Occupation	Expected Committee Membership
Peter J. Bensen	56	2018	Yes	Retired Chief Administrative Officer and Corporate Executive Vice President and Chief Financial Officer of McDonald's Corporation, a global restaurateur and franchisor	Audit
Ronald E. Blaylock	59	2007	Yes	Founder and Managing Partner of GenNx360 Capital Partners, a private-equity buyout fund	Compensation and Personnel
Sona Chawla	51	2017	Yes	President of Kohl's Corporation, an omni-channel retailer	Compensation and Personnel
Thomas J. Folliard	54	2006	No	Non-Executive Chair of the Board, CarMax, Inc. and Retired President and Chief Executive Officer of CarMax, Inc.	N/A
Shira Goodman	58	2007	Yes	Retired Chief Executive Officer of Staples, Inc., an office supply retailer	Nominating and Governance
Robert J. Hombach	53	2018	Yes	Retired Executive Vice President, Chief Financial Officer and Chief Operations Officer of Baxalta Incorporated, a biopharmaceutical company	Audit
David W. McCreight	56	2018	Yes	Retired President of Urban Outfitters, Inc., an international consumer products retailer and wholesaler, and Chief Executive Officer of its Anthropologie Group	Audit
William D. Nash	50	2016	No	President and Chief Executive Officer of CarMax, Inc.	N/A
Pietro Satriano	56	2018	Yes	Chief Executive Officer of US Foods Holdings Corp., a publicly held foodservice distributor	Nominating and Governance
Marcella Shinder	52	2015	Yes	Global Head of Partnerships at WeWork Companies Inc., a technologically driven global provider of shared working spaces	Nominating and Governance
Mitchell D. Steenrod	52	2011	Yes	Retired Senior Vice President and Chief Financial Officer of Pilot Travel Centers LLC, the nation’s largest operator of travel centers and truck stops	Compensation and Personnel

Our Board has undergone significant refreshment in the past several years. Six of our nine independent director nominees have joined the Board since 2015. This year our shareholders will vote on a new director nominee, Pietro Satriano. Mr. Satriano is a current CEO with extensive leadership experience who joined the Board in October 2018 and sits on the Nominating and Governance Committee. A full description of his background and qualifications can be found on page 11.

Following the annual meeting, assuming all our director nominees are elected, the average tenure on our Board will be 5 years, and the average age of our directors will be 54 years.

Proposal Two:
Ratification of Auditors

We are asking you to ratify the appointment by the Audit Committee of KPMG LLP (“KPMG”) as our independent auditors for fiscal 2020. The following table summarizes the fees billed by KPMG for fiscal 2019 and 2018.

	Audit Fees	Audit-Related Fees	Tax Fees	Total Fees
Fiscal 2018	$1,969,125	$547,000	$130,002	$2,646,127
Fiscal 2019	$2,245,500	$558,000	$75,772	$2,879,272
Proposal Three:
Executive Compensation

We are asking you to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. At our last two annual shareholders meetings, a significant majority of our shareholders supported our executive compensation program, with more than 87% and 97% of votes cast in 2017 and 2018, respectively, voting in favor of our program.

We design our compensation plans to tie pay to performance. The following chart illustrates the relationship over the last three fiscal years between our net earnings and the total direct compensation (base salary, annual incentive bonus, and long-term equity grants) paid to our Chief Executive Officer (“CEO”). For purposes of this comparison, the fiscal 2017 compensation below represents the annual base salary and target annual incentive bonus approved for Mr. Nash on his promotion to CEO in September 2016, as well as all long-term equity grants to Mr. Nash during fiscal 2017. Mr. Nash’s actual total direct compensation for fiscal 2017 equaled $6,344,501. The fiscal 2018 and 2019 compensation amounts are equal to the total direct compensation disclosed in the Summary Compensation Table on page 41.

Net Earnings and CEO Total Direct Compensation
You will find additional information on our executive compensation program beginning on page 26.

Proposal Four:
Approval of Amended and Restated Stock Incentive Plan

We are asking that you approve amendments to the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated (the “Stock Incentive Plan”) to (a) increase the number of shares of the Company’s common stock reserved for issuance under the Stock Incentive Plan by 4,150,000 shares, (b) extend the termination date of the Stock Incentive Plan from June 28, 2026 to June 25, 2029, and (c) address changes in the federal tax laws.

You will find additional information regarding the Stock Incentive Plan and the proposed amendments beginning on page 58.
Proposal Five:
Shareholder Proposal for a Report on Political Contributions

The Board recommends a vote against this proposal, which would require that CarMax make certain political contribution disclosures. CarMax’s political contributions, while purposeful, are limited in amount; subject to the CarMax Corporate Political Contribution Policy and Board oversight; and already disclosed as required under state contribution disclosure laws. Shareholders did not approve almost identical proposals at the 2016, 2017, and 2018 annual shareholders meetings. The Board continues to believe that adoption of the shareholder proposal is both unnecessary and not in the best interest of shareholders.
Next Year’s Annual Shareholders Meeting

Expected Date of 2020 Annual Shareholders Meeting	June 23, 2020
Deadline for Shareholder Proposals	January 7, 2020

PROPOSAL ONE: ELECTION OF DIRECTORS

We are asking you to vote for the election of the eleven director nominees listed on the following pages. Our Board has nominated these individuals at the recommendation of our independent Nominating and Governance Committee. The Committee based its recommendation on, among other things, the results of an annual Board and peer evaluation process, as well as the integrity, experience, and skills of each nominee. All of the nominees are current directors who were elected by shareholders at our 2018 annual meeting, except Pietro Satriano, who joined the Board in October 2018. William Tiefel, a director since 2002, is retiring from the Board at the 2019 annual meeting.

We appointed Mr. Satriano to the Board after conducting an extensive search for a director with, among other qualities, executive experience. The search was led by our Nominating and Governance Committee with the assistance of an outside search firm, which first brought Mr. Satriano to the Committee’s attention.

Our Board is declassified. Accordingly, each director nominee is standing for election to hold office until our 2020 annual meeting of shareholders.

Each nominee must receive a majority of the votes cast.
CarMax uses a majority vote standard for the election of directors. This means that to be elected in uncontested elections, each nominee must be approved by the affirmative vote of a majority of the votes cast.

Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee is not available to serve—for reasons such as death or disability—your proxy will be voted for a substitute nominee if the Board nominates one.

The following pages include information about the nominees. This information includes a summary of the specific experience, qualifications, attributes or skills that led to the conclusion that each person should serve as a CarMax director.

The Board recommends a vote FOR each of the nominees.

PETER J. BENSEN

Mr. Bensen retired from McDonald’s Corporation, following a 20-year career, in 2016. He served as Chief Administrative Officer of McDonald’s from 2015 to 2016. Before that he served as Corporate Executive Vice President and Chief Financial Officer of McDonald’s from 2008 to 2014, when he was promoted to Corporate Senior Executive Vice President and Chief Financial Officer, a position he held until 2015. Before joining McDonald’s in 1996, Mr. Bensen was a senior manager at Ernst & Young LLP.

Director since: 2018 Age: 56 Independent	Other Current Directorships Lamb Weston Holdings, Inc.
Other Directorships within Past 5 Years Catamaran Corporation (2011-2015)
Qualifications

Mr. Bensen’s long-standing service as the chief financial officer, and in other administrative, financial, and accounting roles, at a global, iconic company qualify him to serve on our Board. He brings to our Board extensive management experience and financial expertise, as well as his background as a key executive helping to shape McDonald’s strategic response to a changing market environment.

RONALD E. BLAYLOCK

Mr. Blaylock is the founder and Managing Partner of GenNx360 Capital Partners, a private-equity buyout fund focused on industrial business-to-business companies. Prior to founding GenNx360 in 2006, Mr. Blaylock was Chief Executive Officer of Blaylock & Company, a full-service investment banking firm that he founded in 1993. Previously, Mr. Blaylock held senior management positions with PaineWebber and Citigroup.

Director since: 2007 Age: 59 Independent	Other Current Directorships Pfizer Inc., Urban One, Inc., and W. R. Berkley Corporation.
Other Directorships within Past 5 Years None.
Qualifications

Mr. Blaylock’s experience managing two successful investment enterprises, as well as his considerable finance experience, qualify him to serve on our Board. Mr. Blaylock’s years of relevant experience growing companies and serving on other public company boards enable him to provide additional insight to our Board.

SONA CHAWLA

Ms. Chawla is the President of Kohl's Corporation, a position she has held since May 2018. Ms. Chawla joined Kohl’s in November 2015, serving as Chief Operating Officer until September 2017 and as President-Elect from September 2017 to May 2018. Before joining Kohl’s, Ms. Chawla served at Walgreens as its President of Digital and Chief Marketing Officer from February 2014 to November 2015 and as its President, E-commerce from January 2011 to February 2014. Ms. Chawla has 18 years of experience in digital and retail.

Director since: 2017 Age: 51 Independent	Other Current Directorships None.
Other Directorships within Past 5 Years Express, Inc. (2012-2015)
Qualifications

Ms. Chawla’s executive, strategic, operational, and digital expertise qualify her to serve on our Board. Her background and operating experience in retail, including e-commerce, omni-channel strategy, store operations, logistics, and information and digital technology strengthen the business and strategic insight of our Board.

THOMAS J. FOLLIARD

Mr. Folliard has been the Non-Executive Chair of the Board of CarMax since August 2016. He joined CarMax in 1993 as senior buyer and became Director of Purchasing in 1994. He was promoted to Vice President of Merchandising in 1996, Senior Vice President of Store Operations in 2000 and Executive Vice President of Store Operations in 2001. Mr. Folliard served as President and Chief Executive Officer of CarMax from 2006 to February 2016 and retired as Chief Executive Officer in August 2016.

Director since: 2006 Age: 54 Non-Executive Chair of the Board	Other Current Directorships PulteGroup, Inc.
Other Directorships within Past 5 Years DAVIDsTEA, Inc. (2014-2017)
Qualifications

During his ten years as CEO, Mr. Folliard successfully led CarMax through the company’s establishment as a national brand and a time of significant growth, during which its store base and total revenues more than doubled and its net income quadrupled. With his long tenure at CarMax, Mr. Folliard brings to the board significant executive experience and in-depth knowledge of our company and the auto retail industry.

SHIRA GOODMAN

Ms. Goodman was the Chief Executive Officer of Staples, Inc. Ms. Goodman joined Staples in 1992 and held a variety of positions of increasing responsibility in general management, marketing and human resources, including serving as Executive Vice President, Marketing from 2001 to 2009, Executive Vice President, Human Resources from 2009 to 2012, Executive Vice President, Global Growth from 2012 to 2014, President, North American Commercial from 2014 to 2016, President, North American Operations from February to June 2016, Interim Chief Executive Officer from June to September 2016, and Chief Executive Officer from September 2016 to January 2018. From 1986 to 1992, Ms. Goodman worked at Bain & Company in project design, client relationships, and case team management and helped develop the initial business plan for the Staples B2B delivery service. Ms. Goodman joined Charlesbank Capital Partners, a mid-market private equity firm, in 2019 as an Advisory Director.

Director since: 2007 Age: 58 Independent	Other Current Directorships Henry Schein, Inc. Nominated to serve as a director of CBRE Group, Inc. if approved by shareholders at their annual meeting on May 17, 2019.
Other Directorships within Past 5 Years Staples, Inc. (2016-2017)
Qualifications

Ms. Goodman has proven business acumen, having served as the chief executive and in various other leadership positions at an internationally renowned retailer. Ms. Goodman’s experiences in operations, retail marketing, workforce management, human resources, and business growth at Staples all qualify her to serve on our Board.

ROBERT J. HOMBACH

Mr. Hombach is the retired Executive Vice President, Chief Financial Officer and Chief Operations Officer of Baxalta, a biopharmaceutical company, a position he held from 2015 until the acquisition of Baxalta by Shire PLC in 2016. Baxalta was spun off from its parent, Baxter, in 2015, where Mr. Hombach served as Vice President and Chief Financial Officer from 2010 until the Baxalta spin off. Mr. Hombach began his career at Baxter, a global healthcare company, in 1989 and served in a number of roles there, including as Vice President of Finance EMEA from 2004 to 2007 and Treasurer from 2007 to 2010.

Director since: 2018 Age: 53 Independent	Other Current Directorships BioMarin Pharmaceutical Inc. Aptinyx Inc.
Other Directorships within Past 5 Years None.
Qualifications

Mr. Hombach’s considerable executive and financial experience qualify him to serve on our Board. His background as an executive at large, multi-national corporations undertaking complex strategic and transactional transitions, in addition to his operational and financial expertise, strengthen the business and strategic insight of our Board.

DAVID W. MCCREIGHT

Mr. McCreight is the retired President of Urban Outfitters, Inc., an international consumer products retailer and wholesaler, and Chief Executive Officer of its Anthropologie Group. Mr. McCreight served as Chief Executive Officer of Anthropologie from 2011 to 2018 and as President of Urban Outfitters from 2016 to 2018. Previously, Mr. McCreight served as President of Under Armour from 2008 until 2010; and he was President, from 2005 to 2008, and Senior Vice President, from 2003 to 2005, of Lands’ End.

Director since: 2018 Age: 56 Independent	Other Current Directorships None.
Other Directorships within Past 5 Years DAVIDsTEA, Inc. (2014-2018)
Qualifications

Mr. McCreight’s extensive experience as a retail executive qualifies him to serve on our Board. His background as a leader at high profile retail brands executing omni-channel strategies in a fast-evolving market environment will enable him to contribute key strategic insights to our Board.

WILLIAM D. NASH

Mr. Nash has been the President and Chief Executive Officer of CarMax since September 2016. He was promoted to President in February 2016. In 2012, he assumed the role of Executive Vice President, Human Resources and Administrative Services, where he oversaw human resources, information technology, procurement, loss prevention, employee health & safety, and construction & facilities. In 2011, Mr. Nash was promoted to Senior Vice President, Human Resources and Administrative Services. Previously, he served as Vice President and Senior Vice President of Merchandising, after serving as Vice President of Auction Services. Mr. Nash joined CarMax in 1997 as auction manager.

Director since: 2016 Age: 50 President and Chief Executive Officer	Other Current Directorships None.
Other Directorships within Past 5 Years None.
Qualifications

As the chief executive officer of CarMax, Mr. Nash leads the Company’s day-to-day operations and is responsible for establishing and executing the Company’s strategic plans. His significant experience in the auto retail industry, his tenure with CarMax and his motivational leadership of more than 25,000 CarMax associates qualify him to serve on our Board.

PIETRO SATRIANO

Mr. Satriano has been the Chief Executive Officer and a director of US Foods Holding Corp., a publicly held foodservice distributor, since July 2015 and Chairman of the US Foods board since December 2017. Prior to that, Mr. Satriano served as Chief Merchandising Officer of US Foods from February 2011 until July 2015. Before joining US Foods, Mr. Satriano was President of LoyaltyOne Co. from 2009 to 2011 and served in a number of leadership positions at Loblaw Companies Limited, including Executive Vice President, Loblaw Brands, and Executive Vice President, Food Segment, from 2002 to 2008. Mr. Satriano began his career in strategy consulting, first in Toronto, Canada with The Boston Consulting Group, and then in Milan, Italy with the Monitor Company.

Director since: 2018 Age: 56 Independent	Other Current Directorships US Foods Holding Corp.
Other Directorships within Past 5 Years None.
Qualifications

Mr. Satriano’s chief executive experience at US Foods, as well as his extensive executive experience at consumer-facing companies, qualify him to serve on our Board. He is able to provide our Board with important strategic perspectives due to his current executive role and his history of leadership at companies operating in highly competitive and quickly evolving markets.

MARCELLA SHINDER

Ms. Shinder serves as the Global Head of Partnerships at WeWork Companies Inc., a technologically driven global provider of shared working spaces, a position she has held since April 2019. Ms. Shinder joined WeWork in March 2018, serving as Global Head of Marketing until April 2019. Prior to joining WeWork, Ms. Shinder was Chief Marketing Officer at WorkMarket, a leading provider of advanced labor automation technology, from May 2016 until March 2018. Before that, Ms. Shinder was Chief Marketing Officer of Nielsen Holdings plc, the world’s leading consumer data and information company from 2011 to 2016. Prior to joining Nielsen, Ms. Shinder was with American Express, serving in a variety of executive roles spanning general management and marketing including as General Manager of the American Express OPEN charge card portfolio.

Director since: 2015 Age: 52 Independent	Other Current Directorships None.
Other Directorships within Past 5 Years None.
Qualifications

Ms. Shinder’s experiences as the lead marketing officer of innovative venture capital backed technology companies, as a senior executive at a leading information management company, and at a large consumer financial services organization focused on consumer lending, qualify her to serve on our Board. Further, Ms. Shinder’s deep experience with big data and analytics, machine learning and advanced technologies, cybersecurity, social media, digital marketing, and branding enable her to provide additional insight to our Board and its committees.

MITCHELL D. STEENROD

Mr. Steenrod is the retired Senior Vice President and Chief Financial Officer of Pilot Travel Centers LLC, the nation’s largest operator of travel centers and truck stops. Mr. Steenrod joined Pilot Travel Centers in 2001 as controller and treasurer. In 2004, he was promoted to Senior Vice President and Chief Financial Officer and held this position until his retirement in 2018. Previously, he spent 12 years with Marathon Oil Company and Marathon Ashland Petroleum LLC in a variety of positions of increasing responsibility in accounting, general management and marketing.

Director since: 2011 Age: 52 Independent	Other Current Directorships None.
Other Directorships within Past 5 Years None.
Qualifications

Mr. Steenrod’s extensive retail industry and operational experience as well as his experience implementing successful growth strategies, including growing Pilot Travel Centers from more than 200 travel centers to over 650 branded locations over a span of 17 years, qualify him to serve on our Board. Additionally, Mr. Steenrod’s extensive financial and accounting experience, including his years of experience as a chief financial officer, strengthens our Board through his understanding of accounting principles, financial reporting rules and regulations, and internal controls.

CORPORATE GOVERNANCE

CarMax is committed to good corporate governance. In this section of the proxy statement we describe our governance policies and practices and the role our Board plays in shaping them.

Overview

Our business and affairs are managed under the direction of the Board in accordance with the Virginia Stock Corporation Act, our articles of incorporation and our bylaws. The standing committees of the Board are the Audit Committee, the Compensation and Personnel Committee, and the Nominating and Governance Committee.

The Board and its committees direct our governance practices. The Board has made significant changes to those practices in recent years in response to shareholder feedback and based on evolving practices and the Board’s independent judgment. Demonstrating its continued interest in adopting meaningful shareholder focused changes, since 2011 the Board has:

•	approved a majority vote standard for the election of directors,

•	allowed CarMax’s shareholder rights plan to expire without renewal,

•	established annual elections for all directors,

•	adopted a mandatory director retirement policy providing that directors, with limited exceptions, may not stand for reelection after reaching age 76, and

•	adopted a proxy access right for eligible CarMax shareholders.

These changes supplement longstanding good governance practices, such as maintaining a largely independent Board (9 of 11 director nominees) and appointing a lead independent director to lead meetings of the independent directors and work alongside the chair.

Six of our 9 independent director nominees have joined the Board since 2015.
As part of its commitment to board refreshment and seeking diverse perspectives and skills in new directors, in recent years the Board has added six independent directors (Ms. Shinder in 2015, Ms. Chawla in 2017, and Mr. Bensen, Mr. Hombach, Mr. McCreight, and Mr. Satriano in 2018). In addition to the skills and experiences our new directors bring to the Board, they have allowed us to reduce the average age (from 62 to 54) and average tenure (from 8 years to 5 years) of our director nominees since 2014, while preserving continuity with our continuing directors.

Additional information concerning the Board’s director selection process and refreshment can be found beginning on page 17.

The Board has approved documents that memorialize our governance standards and practices. These documents include our bylaws, our corporate governance guidelines and a code of business conduct. These documents, each of which is described below, are available under the “Corporate Governance” link at investors.carmax.com. We will send you a printed copy of any of these documents, without charge, upon written request to our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

Bylaws	Our bylaws regulate the corporate affairs of CarMax. They include provisions relating to shareholder meetings, voting, the nomination of directors and the proxy access right.
Corporate Governance Guidelines
Our corporate governance guidelines set forth the Board’s practices with respect to its responsibilities, qualifications, performance, access to management and independent advisors, compensation, continuing education, and management evaluation and succession. The guidelines also include director stock ownership requirements.

Code of Business Conduct
Our code of business conduct is the cornerstone of our compliance and ethics program. It applies to all CarMax associates and Board members. It includes provisions relating to honest and ethical conduct, compliance with laws, the handling of confidential information and diversity. It explains how to use our associate help line and related website, both of which allow associates to report misconduct anonymously. It also describes our zero-tolerance policy on retaliation for making such reports.

Any amendment to, or waiver from, a provision of this code for our directors or executive officers will be promptly disclosed under the “Corporate Governance” link at investors.carmax.com.

Independence

Our Board, in consultation with the Nominating and Governance Committee, evaluates the independence of our directors and director nominees at least annually. The most recent evaluation took place in April 2019. During this evaluation, the Board considered transactions between the directors (and their immediate family members) and the Company and its affiliates. The Board determined that the following directors are independent under the listing standards of the New York Stock Exchange (“NYSE”):

Peter J. Bensen	David W. McCreight
Ronald E. Blaylock	Pietro Satriano
Sona Chawla	Marcella Shinder
Shira Goodman	Mitchell D. Steenrod
Robert J. Hombach	William R. Tiefel

The Board had determined that Messrs. Colberg, Garten, Grafton, and Grubb, each of whom retired from our Board in fiscal 2019, were independent under NYSE listing standards while they served during fiscal 2019. Mr. Folliard is not independent because he was an executive officer of CarMax until 2016, and Mr. Nash is not independent because he is currently an executive officer of CarMax. In assessing independence, the Board considered transactions not just between CarMax and the individual directors themselves (and their immediate family members), but also between CarMax and entities associated with the directors or their immediate family members. The Board’s review included the following transaction:

▪
Mr. Blaylock is a non-employee director of Urban One, Inc., a company that did business with CarMax in fiscal 2019. This business relationship involved the supply of services in the ordinary course of business.

The Board determined that this relationship did not impair the independence of Mr. Blaylock.

Board Leadership Structure

CarMax has historically split the roles of CEO and Board chair. Mr. Folliard was our CEO from 2006 until his retirement in 2016, at which time the Board appointed Mr. Nash as CEO and Mr. Folliard as non-executive chair. The Board determined that Mr. Folliard’s long history of leading the Company uniquely positions him to serve as non-executive chair.

As non-executive chair of our Board, Mr. Folliard is responsible for chairing Board and shareholder meetings, attending meetings of the Board’s committees with the approval of the respective committee, and assisting management in representing CarMax to external groups as needed and as determined by the Board. The Board elects its chair annually.

Mr. Nash oversees the day-to-day affairs of CarMax and directs the formulation and implementation of our strategic plans. We believe that this leadership structure is currently the most appropriate for CarMax because it allows our CEO to focus primarily on our business strategy and operations while leveraging the experience of our chair to direct the business of the Board.

Following the annual meeting, Mr. Steenrod will serve as the Board’s new lead independent director. Mr. Steenrod brings his significant experience on the Board and knowledge of CarMax to the lead independent director role. Mr. Steenrod is replacing Mr. Tiefel as lead independent director, who is retiring from the Board consistent with our director retirement policy. The lead independent director serves as the principal liaison between the independent, non-management directors and the CEO, and is responsible for setting the agendas for Board meetings, presiding over executive sessions of the independent directors, coordinating feedback from directors in connection with the evaluations of the CEO and each director, and acting as chair of any Board meeting when the non-executive chair is not present. The Board elects its lead independent director annually.

Our Board periodically reviews this structure and recognizes that, depending on the circumstances, a different leadership model might be appropriate. The Board has no fixed policy on whether the roles of chair and CEO should be separate or combined, which maintains flexibility based on CarMax’s needs and the Board’s assessment of the Company’s leadership. Our corporate governance guidelines do provide that the Board appoint a lead independent director in the event the CEO is elected chair or the chair otherwise does not qualify as independent.

Board Committees

The Board has three standing committees: Audit, Compensation and Personnel, and Nominating and Governance. Each committee is composed solely of independent directors as that term is defined in applicable rules of the U.S. Securities and Exchange Commission (“SEC”) and the NYSE.

Each committee is composed solely of independent directors.
In addition, all members of the Compensation and Personnel Committee qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934. Each committee has a charter that describes the committee’s responsibilities. These charters are available under the “Corporate Governance” link at investors.carmax.com or upon written request to our Corporate

Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

The table below lists the members and summarizes the responsibilities of the three committees. Membership of the committees is expected to change as shown below following the annual shareholders meeting due to the changes in the composition and leadership of the Board discussed on page 15.

Committee	Current Members	Expected Members After the Annual Shareholders Meeting	Responsibilities
Audit	Mitchell D. Steenrod (Chair) Peter J. Bensen Robert J. Hombach David W. McCreight	Peter J. Bensen (Chair) Robert J. Hombach David W. McCreight
The Audit Committee assists in the Board’s oversight of:

▪     the integrity of our financial statements;
▪     our compliance with legal and regulatory requirements;
▪     the independent auditors’ qualifications, performance and independence; and
▪     the performance of our internal audit function.

The Audit Committee retains and approves all fees paid to the independent auditors, who report directly to the Committee. Each member of the Audit Committee is financially literate, with Mr. Bensen and Mr. Hombach considered audit committee financial experts under the standards of the NYSE and the SEC.

The Audit Committee’s report to shareholders can be found on page 23.

Compensation and Personnel	Ronald E. Blaylock (Chair) Sona Chawla William R. Tiefel	Ronald E. Blaylock (Chair) Sona Chawla Mitchell D. Steenrod
The Compensation and Personnel Committee assists in the Board’s oversight of:

▪     our executive compensation philosophy;
▪     our executive and director compensation programs, including related risks;
▪     salaries, short- and long-term incentives and other benefits and perquisites for our CEO and other executive officers, including any severance agreements;
▪     the administration of our incentive compensation plans and all equity-based plans; and
▪     management succession planning, including for our CEO.

The Compensation and Personnel Committee has sole authority to retain and terminate its independent compensation consultant, as well as to approve the consultant’s fees.

The Compensation and Personnel Committee’s report to shareholders can be found on page 40.

Nominating and Governance	Shira Goodman (Chair) Pietro Satriano Marcella Shinder	Shira Goodman (Chair) Pietro Satriano Marcella Shinder
The Nominating and Governance Committee assists in the Board’s oversight of:

▪     Board organization and membership, including by identifying individuals qualified to become members of the Board, considering director nominees submitted by shareholders, and recommending director nominees to the Board; and
▪     our corporate governance guidelines.

Board and Committee Meetings

During fiscal 2019, our Board met four times and our Board committees met a combined 22 times. Each incumbent director attended 80% or more of the total number of meetings of the Board and the committees on which he or she served. The average attendance of all of our incumbent directors in fiscal 2019 was 98%. We expect our directors to attend the annual meeting of shareholders and all but one of our incumbent directors did so.

Our independent directors meet in executive session, without management present, at least once during each regularly scheduled Board meeting. Our lead independent director presides over these executive sessions. In addition, our non-management directors meet in executive session, also without management present, at least once during each regularly scheduled Board meeting. As chair, Mr. Folliard presides over these executive sessions.

The table below lists the number of Board and committee meetings in fiscal 2019 and discloses each director’s attendance.

Director	Board	Audit	Compensation and Personnel	Nominating and Governance
Peter J. Bensen(a)	4	9	—	—
Ronald E. Blaylock	4	—	6*	—
Sona Chawla(b)	4	4	4	—
Alan B. Colberg(c)	1	—	—	1
Thomas J. Folliard	4*	—	—	—
Jeffrey E. Garten(c)	1	—	—	1
Shira Goodman(d)	4	—	2	3*
W. Robert Grafton(c)	1	—	2	—
Edgar H. Grubb(c)	1	—	—	1
Robert J. Hombach(a)	4	10	—	—
David W. McCreight(e)	3	8	—	—
William D. Nash	4	—	—	—
Pietro Satriano(f)	2	—	—	2
Marcella Shinder(g)	4	4	—	3
Mitchell D. Steenrod	4	12*	—	—
William R. Tiefel(h)	3	—	5	—
TOTAL MEETINGS	4	12	6	4
* Chair

(a)	Messrs. Bensen and Hombach were elected to the Board on April 1, 2018 and appointed to the Audit Committee on April 23, 2018.

(b)	Ms. Chawla was appointed to the Compensation and Personnel Committee on June 26, 2018 and concurrently stepped down from the Audit Committee.

(c)	Messrs. Colberg, Garten, Grafton and Grubb did not stand for re-election at our 2018 annual shareholders meeting.

(d)	Ms. Goodman was named chair of the Nominating and Governance Committee on June 26, 2018 and concurrently stepped down from the Compensation and Personnel Committee.

(e)	Mr. McCreight was elected to the Board and appointed to the Audit Committee on June 26, 2018.

(f)	Mr. Satriano was elected to the Board and appointed to the Nominating and Governance Committee on October 1, 2018.

(g)	Ms. Shinder was appointed to the Nominating and Governance Committee on June 26, 2018 and concurrently stepped down from the Audit Committee.

(h)	Mr. Tiefel is lead independent director of the Board.

Selection of Directors

CRITERIA

The Board and the Nominating and Governance Committee believe that the Board should include directors with diverse backgrounds and that directors should have, at a minimum, high integrity, sound judgment and significant experience or skills that will benefit the Company. In addition, the Board amended our corporate governance guidelines in January 2019 to include an affirmative statement that the Nominating and Governance Committee will consider candidates with diversity of experience and background, including ethnic and gender diversity, when searching for new directors.

We believe our Board should include directors with diverse backgrounds, including ethnic and gender diversity.
The Committee takes into account a number of additional factors in assessing director nominees, including the current size of the Board, the particular challenges facing CarMax, the Board’s need for specific skills or perspectives, and the nominee’s character, reputation, experience, independence from management and ability to devote the requisite time.

We believe that the diverse backgrounds and experiences of our current directors demonstrate the Committee’s success.

PROCESS

The Nominating and Governance Committee screens and recommends candidates for nomination by the Board. The Committee may consider input from several sources, including Board members, shareholders, outside search firms, and management. The Committee evaluates candidates in the same manner regardless of the source of the recommendation, using the criteria summarized above. Shareholders may send their recommendations for director candidates to the attention of our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

Our bylaws include proxy access provisions, which enable eligible CarMax shareholders to have their own director nominee included in the Company’s proxy materials along with candidates nominated by our Board. Our proxy access right permits an eligible shareholder, or a group of up to 20 shareholders, to nominate and include in CarMax’s proxy materials directors constituting up to 20% of the Board of Directors. To be eligible, the shareholder or shareholder group must have owned 3% or more of our outstanding capital stock continuously for at least three years and satisfy certain notice and other requirements set forth in our bylaws. Shareholders who wish to include director nominations in our proxy statement or nominate directors directly at an annual shareholders meeting must follow the instructions under “Shareholder Proposal Information” on page 76.

EVALUATION AND REFRESHMENT

In connection with the annual election of directors and at other times throughout the year, the Nominating and Governance Committee considers whether our Board has the right mix of skills and experience to meet the challenges facing CarMax. In addition, as reflected in the January 2019 amendments to our corporate governance guidelines, the Nominating and Governance Committee strives to ensure that the Board reflects a diversity of experience and background, including ethnic and gender diversity.

One of the processes that assists the Committee in its consideration is our Board’s annual evaluation process. The Board and each of its committees conducts a self-evaluation. In addition, the chair, lead independent director and Committee preside over a peer evaluation process in which each individual director evaluates each other director. The results of these evaluations assist the Committee in determining both whether to nominate incumbent directors for reelection and whether to search for additional directors.

As part of its consideration, the Committee reviews both the age and tenure of incumbent directors. Our Board has adopted a mandatory director retirement policy providing that directors may not stand for re-election after reaching age 76. The Board may waive this limitation in appropriate circumstances, as it did for Mr. Tiefel for one year. The waiver is described in our 2018 proxy statement.

Our Board has undergone significant refreshment in the past several years, with six of our nine independent director nominees having joined the Board since 2015. The fresh perspectives and diversity of skills of the directors recently added to the Board, coupled with the institutional knowledge of the tenured independent directors, provides the Board with ample experience and leadership.

Following the annual meeting, assuming all our director nominees are elected, the average age of our directors will be 54 years, and their average tenure on our Board will be 5 years.

Board’s Role in Succession Planning

The Board oversees the recruitment, development and retention of executive talent. As part of its oversight, the Board regularly reviews short- and long-term succession plans for the Chief Executive Officer and other senior management positions. In assessing possible CEO candidates, the independent directors identify the skills, experience and other attributes they believe are required to be an effective CEO in light of CarMax’s business strategies, opportunities and challenges.

The Board also considers its own succession. In doing so, the Nominating and Governance Committee and the Board take into account, among other things, the needs of the Board and the Company in light of the overall composition of the Board with a view to achieving a balance of skills, experience and attributes that would be beneficial to the Board’s oversight role.

Board’s Role in Strategic Planning

While the formulation and implementation of CarMax’s strategic plan is primarily the responsibility of management, the Board plays an active role with respect to the Company’s strategy. This includes not only monitoring progress made in executing the strategic plan, but also regularly evaluating the strategy in light of evolving operating and economic conditions. The Board carries out its role primarily through regular reviews of the Company’s strategic plan and discussions with management, which include both broad-based presentations and more in-depth analyses and discussions of specific areas of focus. In addition, regular Board meetings throughout the year include presentations and discussions with management on significant initiatives implementing the strategic plan; developments affecting an area of the Company’s business; and on trends, competition, and emerging challenges and opportunities. The Board also reviews the strategic plan, including actions taken and planned to implement the strategy, as part of its review and approval of the annual budget.

The Board’s oversight of risk management enhances the directors’ understanding of the risks associated with the Company’s strategic plan and its ability to provide guidance to and oversight of senior management in executing the Company’s strategy.

Board’s Role in Risk Oversight

Our Board undertakes its responsibility to oversee risks to CarMax through a risk governance framework designed to:

▪	identify critical risks;

▪	allocate responsibilities for overseeing those risks to the Board and its committees; and

▪	evaluate the Company’s risk management processes.

The Board does not view risk in isolation. Rather, it considers risks in its business decisions and as part of CarMax’s business strategy. This consideration occurs in the ordinary course of the Board’s business and is not tied to any of the formal processes described below, although it is enhanced by those processes.

The following table describes the components of CarMax’s risk governance framework.

Assignment of Risk Categories to Board and its Committees
The Board has assigned oversight of certain key risk categories to either the full Board or one of its committees. For each category, management reports regularly to the Board or the assigned committee, as appropriate, describing CarMax’s strategies for monitoring, managing and mitigating risks that fall within that category.

Examples of the risk categories assigned to each committee and the full Board are described below. This list is not comprehensive and is subject to change:

	▪	Audit Committee: oversees risks related to financial reporting, compliance and ethics, information technology and cybersecurity, and legal and regulatory issues.
	▪	Compensation and Personnel Committee: oversees risks related to human resources and compensation practices.
	▪	Nominating and Governance Committee: oversees risks related to government affairs and CarMax’s reputation.
	▪	Board: oversees risks related to the economy, competition, finance and strategy.
Enterprise Risk Management
Risk Committee: We have a management-level Risk Committee, which is chaired by Thomas W. Reedy, our Executive Vice President and Chief Financial Officer (“CFO”), and includes as members more than ten other associates from across CarMax. The Risk Committee meets periodically to identify and discuss the risks facing CarMax.

Board Reporting: The Risk Committee delivers biannual reports to the Board identifying the most significant risks facing the Company.
Board Oversight: On an annual basis, Mr. Reedy, on behalf of the Risk Committee, discusses our procedures for identifying significant risks with the Audit Committee.
Other Processes that Support Risk Oversight and Management
The Board oversees other processes that are not intended primarily to support enterprise risk management, but that assist the Company in identifying and controlling risk. These processes include our compliance and ethics program, our internal audit function, pre-filing review of SEC filings by our management-level disclosure committee, and the work of our independent auditors.

We believe that our Board leadership structure, discussed in detail beginning on page 15, supports the Board’s risk oversight function. Our chair, lead independent director and committee chairs set agendas and lead meetings to ensure strong risk oversight, while our CEO and his management team are charged with managing risk.

Related Person Transactions

Our Board has adopted a written Related Person Transactions Policy that applies to any transaction in which:

•	CarMax or one of its affiliates is a participant;

•	the amount involved exceeds $120,000; and

•
the related person involved in the transaction (whether a director, executive officer, owner of more than 5% of our common stock, or an immediate family member of any such person) has a direct or indirect material interest.

We did not have any related person transactions in fiscal 2019.
A copy of our policy is available under the “Corporate Governance” link at investors.carmax.com. The Audit Committee is responsible for overseeing the Company’s policy and reviewing any related person transaction that is required to be disclosed pursuant to SEC rules.

In reviewing related person transactions, the Audit Committee considers, among other things:

•	the related person’s relationship to CarMax;

•	the facts and circumstances of the proposed transaction;

•	the aggregate dollar amount involved in the transaction;

•	the related person’s interest in the transaction, including his or her position or relationship with, or ownership in, an entity that is a party to, or has an interest in, the transaction; and

•	the benefits to CarMax of the proposed transaction and, if applicable, the terms and availability of comparable products and services from unrelated third parties.

The Audit Committee will approve or ratify a related person transaction only if it determines that: (i) the transaction serves the best interests of CarMax and its shareholders; or (ii) the transaction is on terms reasonably comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

We did not have any related person transactions in fiscal 2019.

Shareholder Communication with Directors

Shareholders or other interested parties wishing to contact the Board or any individual director may send correspondence to CarMax, Inc., c/o Corporate Secretary, 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238, or may send an e-mail to chair@carmax.com, which is monitored by Eric M. Margolin, our Corporate Secretary. Mr. Margolin will forward to the Board or appropriate Board member any correspondence that deals with the functions of the Board or its committees or any other matter that would be of interest to the Board. If the correspondence is unrelated to Board or shareholder matters, it will be forwarded to the appropriate department within the Company for further handling.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the Audit Committee’s appointment of KPMG LLP (“KPMG”) as CarMax’s independent registered public accounting firm for fiscal 2020. KPMG has served as our independent registered public accounting firm continuously since our separation from Circuit City Stores, Inc. (“Circuit City”) in fiscal 2003, and also served as Circuit City’s independent registered public accounting firm from the incorporation of CarMax, Inc. in 1996 through the separation. KPMG has been appointed by the Audit Committee to continue as CarMax’s independent registered public accounting firm for fiscal 2020. The members of the Audit Committee and the Board believe that the continued retention of KPMG to serve as CarMax’s independent registered public accounting firm is in the best interests of CarMax and its shareholders.

The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation, and oversight of the independent registered public accounting firm retained to audit CarMax’s financial statements. The Audit Committee is also responsible for the audit fee negotiations associated with CarMax’s retention of KPMG. In accordance with the SEC-mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of KPMG’s lead engagement partner and were directly involved in the selection of KPMG’s current lead engagement partner, whose period of service began in fiscal 2016. Furthermore, in order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

Although we are not required to seek shareholder ratification, we are doing so as a matter of good corporate governance. If the shareholders do not ratify the appointment of KPMG, the Audit Committee will reconsider its decision. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of CarMax and its shareholders.

We expect that representatives of KPMG will attend the annual shareholders meeting. They will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The Board recommends a vote FOR Proposal Two.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of CarMax’s Board of Directors by providing oversight of the integrity of the Company’s financial statements, the Company’s independent and internal auditors, and the Company’s compliance with legal and regulatory requirements. The Audit Committee operates under a written charter adopted by the Board, which is reviewed annually and is available under the “Corporate Governance” link at investors.carmax.com. The members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and the SEC.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the establishment of effective internal control over financial reporting. KPMG, the Company’s independent registered public accounting firm, is responsible for auditing those financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of CarMax’s audited financial statements with generally accepted accounting principles and on the effectiveness of CarMax’s internal controls over financial reporting. In this context, the Audit Committee has met and held discussions with management, KPMG and the Company’s internal auditors, meeting 12 times in fiscal 2019.

Management represented to the Committee that the Company’s fiscal 2019 consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the fiscal 2019 consolidated financial statements with management and KPMG.

The Committee has discussed with KPMG the matters required to be discussed by applicable auditing standards, including significant accounting policies and the quality, not just the acceptability, of the accounting principles utilized. The Committee has also received from KPMG the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee regarding independence, and the Audit Committee has discussed with KPMG the firm’s independence. The Audit Committee concluded that KPMG is independent from the Company and management.

In reliance on these reviews and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2019, for filing with the SEC.

AUDIT COMMITTEE

Mitchell D. Steenrod, Chair
Peter J. Bensen
Robert J. Hombach
David W. McCreight

AUDITOR FEES AND PRE-APPROVAL POLICY

Auditor Fees and Services

The following table sets forth fees billed by KPMG for fiscal 2019 and 2018.

	Years Ended February 28
Type of Fee	2019	2018
Audit Fees(a)	$2,245,500	$1,969,125
Audit-Related Fees(b)	558,000	547,000
Tax Fees(c)	75,772	130,002
TOTAL FEES	$2,879,272	$2,646,127

(a)
This category includes fees associated with the annual audit of CarMax’s consolidated financial statements and the audit of CarMax’s internal control over financial reporting. It also includes fees associated with quarterly reviews of CarMax’s unaudited consolidated financial statements.

(b)	This category includes fees associated with agreed-upon procedures and attestation services related to our financing and securitization program.

(c)	This category includes fees associated with tax compliance, consultation and planning services.

Approval of Auditor Fees and Services

The Audit Committee’s charter provides for pre-approval of audit and non-audit services to be performed by the independent auditors. The Committee typically pre-approves specific types of audit, audit-related and tax services, together with related fee estimates, on an annual basis. The Committee pre-approves all other services on an individual basis throughout the year as the need arises. The Committee has delegated to its chair the authority to pre-approve independent auditor engagements in an amount not to exceed $50,000 per engagement. Any such pre-approvals are reported to and ratified by the entire Committee at its next regular meeting.

All audit, audit-related and tax services in fiscal 2019 were pre-approved by the Audit Committee or pre-approved by the chair pursuant to his delegated authority and subsequently ratified by the Audit Committee. In all cases, the Audit Committee concluded that the provision of such services by KPMG was compatible with the maintenance of KPMG’s independence.

PROPOSAL THREE: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

We are asking you to approve an advisory resolution approving the compensation of our named executive officers as disclosed in this proxy statement. This vote is commonly referred to as a “Say on Pay” vote and is required by Section 14A of the Securities Exchange Act of 1934. Although this resolution is not binding, we value your opinion and our Compensation and Personnel Committee will consider the outcome of this vote when making future decisions.

We believe our executive compensation program promotes the achievement of positive results for our shareholders, aligns pay and performance, and allows us to attract and retain the talented executives that drive our long-term financial success. We urge you to read the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 26, which describes in more detail how our executive compensation program operates and how it is designed to achieve our compensation objectives. We also encourage you to review the “Summary Compensation Table” and other compensation tables and narratives, found on pages 41 through 53.

We have adopted a policy providing for an annual “Say on Pay” vote. Accordingly, the next advisory vote on the compensation of our named executive officers will occur in 2020.

Our Board recommends that, on an advisory basis, shareholders vote in favor of the following resolution:

RESOLVED, that the compensation of the named executive officers of CarMax, Inc. (the “Company”), as disclosed in the Company’s 2019 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion that accompanies the compensation tables, is hereby APPROVED.

The Board recommends a vote FOR Proposal Three.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation and Personnel Committee (the “Committee”) oversees an executive compensation program that is intended to drive the creation of long-term shareholder value. This section describes that program and details the compensation earned by our CEO, CFO, and our three other most highly compensated executive officers. We refer to these five individuals, listed below, as our “named executive officers” or “NEOs”:

William D. Nash	President and Chief Executive Officer. Mr. Nash joined CarMax in 1997 and was promoted to his current position in 2016. Mr. Nash is also a member of our Board.
Thomas W. Reedy	Executive Vice President and Chief Financial Officer. Mr. Reedy joined CarMax in 2003 and was promoted to his current position in 2012.
Edwin J. Hill	Executive Vice President and Chief Operating Officer. Mr. Hill joined CarMax in 1995 and was promoted to his current position in August 2018.
Eric M. Margolin	Executive Vice President, General Counsel and Corporate Secretary. Mr. Margolin joined CarMax in 2007 and was promoted to his current position in 2016.
James Lyski	Executive Vice President and Chief Marketing Officer. Mr. Lyski joined CarMax in 2014 and was promoted to his current position in 2017.

Executive Summary

FISCAL 2019 HIGHLIGHTS

Revenues	Net sales and operating revenues increased 6.1% to $18.17 billion.
Earnings	Net earnings rose 26.8% to $842.4 million and net earnings per diluted share increased 33.1% to $4.79.
Strategic Initiatives and Store Growth
We opened 15 stores in fiscal 2019 and launched our omni-channel customer experience in Atlanta. We plan to open 13 stores in fiscal 2020 and are on track to have the omni-channel experience available to a majority of our customers by the end of fiscal 2020.

Units	Total used unit sales increased 3.8% and comparable store used unit sales increased 0.3%. Total wholesale unit sales increased 9.5%.
CarMax Auto Finance	CarMax Auto Finance (“CAF”) finished the year with income of $438.7 million, an increase of 4.2% over the prior year.
Share Repurchases
We continued our share repurchase program in fiscal 2019, buying back 13.6 million shares with a market value of $902.9 million. The Board approved a $2.0 billion expansion of the program, with no expiration date.

Fifteenth Year on Fortune “Best Companies” List	We were named by Fortune magazine as one of its “100 Best Companies to Work For” for the fifteenth year in a row.

SUMMARY OF FISCAL 2019 COMPENSATION CHANGES FOR OUR NAMED EXECUTIVE OFFICERS

In recognition of the business environment at the start of fiscal 2019, as well as anticipated investments into our strategic initiatives, the Committee set the “target” performance goal under the annual inventive bonus plan slightly above fiscal 2018 performance. Given the relatively small target increase, the Committee determined that bonus payments would only exceed the target payout if the Company’s results significantly exceeded the target performance goal. As a result of this change, although the Company exceeded its target performance goal, annual incentive bonuses were paid at 100% of target for fiscal year 2019. See pages 31 and 32 for additional explanation.

Additionally, the Committee adopted a limited change to the long-term equity award program, transitioning from performance stock units, or “PSUs,” to restricted stock units, which we call “MSUs,” solely for fiscal 2019. This change was made to ensure shareholder alignment of executive pay in the face of the then-unknown impact of federal tax reform. See page 33 for additional explanation.

The Committee also approved changes to Mr. Nash’s compensation designed to bring his total direct compensation closer to, though still below, median pay of the Chief Executive Officer blended peer group and survey data described below under the heading “Benchmarking.” Mr. Hill’s compensation was increased in connection with his promotion to Executive Vice President and Chief Operating Officer.

The following chart summarizes these and other fiscal 2019 compensation changes.

Compensation Category	Changes We Made in Fiscal 2019	Why We Made These Changes

Base Salary	3% increase for the named executive officers other than Mr. Hill. 12.99% increase for Mr. Hill.
Same as the increase given to salaried associates throughout the Company in recognition of successful performance. The Committee determined that the performance of our named executive officers warranted this increase. See page 31 for more detail.

The Committee increased Mr. Hill’s base salary in connection with his promotion.

Annual Incentive Bonus	100.0% payout versus an 109.7% payout in fiscal 2018. Increased target percentage for Mr. Nash from 130% to 150%.
Based on Company performance measured against the pre-determined adjusted pre-tax income target set at the beginning of fiscal 2019. Payout limited to 100.0% despite performance exceeding pre-determined target bonus goal by $57.6 million. See pages 31 to 33 for more detail.

The Committee increased Mr. Nash’s bonus target percentage to bring his target total direct compensation closer to the benchmarked median. See page 33 for more detail.

Long-Term Equity Award
20% increase in grant date fair value for Mr. Nash and 11.5% increase for Mr. Hill. No increase for the other named executive officers.

One-year replacement of performance stock units (“PSUs”) with stock-settled restricted stock units (“MSUs”).

Mr. Nash’s awards were increased to to help bring his target total direct compensation closer to the benchmarked median. The increase to Mr. Hill’s awards reflected his promotion. The annual awards to our other named executive officers were maintained at prior year levels, which the Committee believed continued to provide competitive pay opportunities for them.

The Committee temporarily replaced PSUs with MSUs for our executive officers in light of the then unknown impact of federal tax reform. See page 33 for more detail.

CarMax believes strongly in its pay-for-performance philosophy. In fiscal 2019, an average of 82% of the target total direct compensation of our CEO and other named executive officers was attributable to annual incentive bonus and long-term equity award compensation and therefore directly tied to CarMax performance. Compensation mix is discussed in more detail on page 36.

LOOKING FORWARD TO FISCAL 2020

The Committee has approved the reintroduction of PSUs for fiscal 2020. The PSUs will have a three-year term and the Committee intends to set annual pre-tax diluted earnings per share targets in each year of the term. At the end of the three-year term, shares will be awarded to each recipient based upon the Company’s performance as measured against those previously determined annual goals.

Our CEO and executive and senior vice presidents received PSUs from fiscal 2016 to fiscal 2018. The return to PSUs for fiscal 2020 will replace in our executive compensation program the MSUs that we granted to these executives in fiscal 2019.

How We Make Compensation Decisions

The Committee oversees our executive and director compensation programs and determines all executive officer and director compensation.

COMPENSATION PHILOSOPHY AND OBJECTIVES

CarMax has a pay-for-performance philosophy. The Committee believes that the best way to implement this philosophy is by tying a significant portion of our executives’ total direct compensation to the attainment of our financial goals and multi-year stock price appreciation.

The Committee has established the following objectives for our executive compensation program:

▪	Align the interests of executive officers with the financial interests of our shareholders.

▪	Encourage the achievement of our key strategic, operational and financial goals.

▪	Link incentive compensation to Company and stock price performance, which the Committee believes promotes a unified vision for senior management and creates common motivation among our executives.

▪	Attract, retain and motivate executives with the talent necessary to drive our long-term success.

▪	Provide the Committee the flexibility to respond to the continually changing environment in which we operate.

The key elements of our executive compensation program are base salaries, annual incentive bonuses and long-term equity awards. The Committee generally makes determinations regarding long-term equity awards, base salaries and annual incentive bonuses at its March and April meetings. The Committee makes decisions regarding each element of pay to further the objectives described above. The specific ways in which each element of compensation supports these objectives are described beginning on page 31.

The Committee recognizes the impact that an adjustment to one element of compensation may have on other elements. For example, an increase in an officer’s base salary will result in a larger target annual incentive amount since that amount is determined as a percentage of base salary. Although the Committee considers these relationships between the various elements of compensation - and also considers each executive officer’s total compensation - decisions regarding any one element of compensation are not determinative of decisions regarding other elements.

The Committee generally considers the value of stock-based compensation as an element of our executive compensation program at the time of grant of an equity award, not at the time of exercise or vesting. Accordingly, the Committee does not consider the realized value of long-term equity compensation when designing and evaluating our executive compensation program.

COMPENSATION CONSULTANT

The Committee engages a compensation consultant, which it uses to obtain access to independent compensation data, analysis and advice. The Committee retained Semler Brossy Consulting Group, LLC (“SBCG”) to assist it while making decisions regarding the compensation of our executive officers for fiscal 2019. Under its charter, the Committee has the sole authority to hire, oversee and terminate compensation consultants, as well as to approve compensation consultant fees and any other terms of the engagement.

The Committee has retained an independent compensation consultant.
Committee members have direct access to the compensation consultant without going through management. SBCG did not provide any services to CarMax other than those it provided to the Committee.

The Committee assesses its compensation consultant’s independence annually. It assessed SBCG’s independence in April 2018 and 2019, under SEC and NYSE standards and concluded that SBCG was independent.

The Committee considers, among other factors:

▪	whether the consultant provided other services to CarMax;

▪	the amount of fees paid by CarMax to the consultant as a percentage of the consultant’s total revenue;

▪	the consultant’s policies and procedures designed to prevent conflicts of interest;

▪	any business or personal relationship between the individuals advising the Committee and any Committee member;

▪	any CarMax stock owned by the individuals advising the Committee; and

▪	any business or personal relationship between the individuals advising the Committee, or the consultant itself, and an executive officer of CarMax.

The Committee’s compensation consultant frequently attends Committee meetings and provides analysis and recommendations that inform the Committee’s decisions. SBCG assisted the Committee in fiscal 2019 by analyzing and providing recommendations with regard to total direct compensation for the Company’s CEO and executive and senior vice presidents, including the other named executive officers. SBCG also assisted the Committee in setting appropriate performance criteria for the Company’s bonus programs and by providing general compensation advice, including analysis related to the composition of our peer group and non-employee director pay.

MANAGEMENT’S ROLE

Although management does not have any decision-making authority regarding compensation of executive officers, management assists the Committee by recommending base salary levels, annual incentive bonus objectives and targets, and individual long-term equity awards for executives other than the CEO. Management also assists the Committee with the preparation of meeting agendas and prepares materials for those meetings as directed by the Committee.

The Committee has not delegated any authority with respect to the compensation of our executive officers and directors. The Committee, however, has delegated limited authority to our CEO and CFO to grant long-term equity awards to our non-executive officer employees between regularly scheduled Committee meetings in an amount not to exceed 75,000 shares or units. These awards are subject to our Employee Equity Grant Policy, which is available under the “Corporate Governance” link at investors.carmax.com. The Committee’s practice is to review and ratify any such grant at its next regularly scheduled meeting.

Notwithstanding the Committee’s use of outside advisers and management’s participation in the executive compensation process, the Committee makes all executive compensation decisions using its own independent judgment.

CONSIDERATION OF THE MOST RECENT ADVISORY “SAY-ON-PAY” VOTE

At the 2018 annual shareholders meeting, our shareholders approved our executive compensation program, with more than 97% of the votes cast in favor of the program. This represented a significant majority of our shareholders and the Committee was pleased with the response, which improved on the results from the 2017 meeting when 87% of the votes were cast in favor of the program. The Committee actively monitors shareholder feedback and support of the Company’s pay practices, which it takes into consideration when making executive compensation decisions.

PEER GROUP

Each year, the Committee reviews market compensation data provided by its independent consultant to determine whether the compensation opportunities of the named executive officers are appropriate and competitive.

The Committee used the following peer group of companies to assess the market competitiveness of the fiscal 2019 compensation disclosed in this proxy statement. The Committee selected this peer group in October 2017 based on an analysis by SBCG and the Committee’s independent judgment. The Committee has not made any adjustments to the peer group since October 2017.

All of the peer group companies fell within a reasonable range (both above and below CarMax) of comparative factors such as revenue, market capitalization, net income, revenue growth, assets and one- and three-year total shareholder return. These peers are generally comparable retailers or direct competitors.

Advance Auto Parts, Inc.	Kohl’s Corporation
AutoNation, Inc.	L Brands, Inc.
AutoZone, Inc.	Lowe’s Companies, Inc.
Best Buy Co., Inc.	Macy’s, Inc.
Dick’s Sporting Goods, Inc.	Ross Stores, Inc.
Dollar General Corporation	The Sherwin-Williams Company
Dollar Tree, Inc.	Southwest Airlines Co.
eBay Inc.	The TJX Companies, Inc.
The Gap, Inc.	Tractor Supply Company
Genuine Parts Company

The Committee will continue to use this peer group to benchmark compensation practices for fiscal 2020.

BENCHMARKING

The Committee considers a blend of peer group data and broader survey data in benchmarking compensation. In fiscal 2019, in addition to the peer group, the Committee considered three national surveys produced by Equilar, Towers Watson and Mercer with a focus on executives within the retail/wholesale and automotive industries.

The Committee believes that this mix of data provides the most comprehensive view of executive compensation practices at companies against whom we compete for talent and allows the Committee to ensure that CarMax continues to provide appropriate and competitive compensation. This mix of data also allows the Committee to obtain broader market context with regard to certain positions that may not exist in a comparable form at every company in our peer group or that may not be classified as a named executive officer at every company in our peer group.

The Committee uses peer group and broader survey data as one of many factors in making compensation decisions and does not benchmark named executive officers’ total direct compensation, or any specific element of compensation, at a specific percentile of the blended peer group/survey data. Other factors include individual performance, CarMax performance, tenure, internal pay equity and succession planning.

The Committee generally uses the 50th percentile of the blended peer/survey data as a reference in setting the base salaries and target annual incentive bonus opportunities of our named executive officers. The Committee uses long-term equity awards that are tied to objective performance metrics to further reward executive officers when CarMax performs well. If the Company delivers sustained performance gains, these long-term equity awards are targeted to provide an opportunity for total direct compensation beyond the 50th percentile of the blended peer/survey data.

What We Pay and Why: Elements of Compensation

The key elements of compensation for our named executive officers are base salary, an annual incentive bonus and long-term equity awards. Together, these elements make up total direct compensation.

Base Salary	+	Annual Incentive Bonus	+	Long-Term Equity Awards	=	Total Direct Compensation

This section describes these elements and details the amounts of each earned by our named executive officers in fiscal 2019.

BASE SALARY

We pay competitive base salaries to retain key officers and attract the new talent necessary for our long-term success. An executive officer’s base salary generally reflects the officer’s responsibilities, tenure and job performance, as well as the market for the officer’s services. The Committee reviews officer base salaries every year, generally in March. When the Committee reviews base salaries, it considers the reports and advice provided by its independent compensation consultant and the peer group and survey data described above, as well as the recommendations provided by our CEO (except when setting the CEO’s base salary).

At the beginning of fiscal 2019, the Committee approved the following base salary adjustments.

Name	Prior Base Salary ($)	Fiscal 2019 Base Salary ($)	Percentage Increase (%)
William D. Nash	1,032,500	1,063,475	3.00
Thomas W. Reedy	722,750	744,433	3.00
Edwin J. Hill	619,500	700,000	12.99
Eric M. Margolin	593,688	611,499	3.00
James Lyski	500,000	515,000	3.00

The Committee increased Mr. Nash’s salary by 3.0% and approved Mr. Nash’s recommendation to increase the base salaries for each named executive officer by 3.0%, with the exception of Mr. Hill, whose base salary was increased by 12.99% in connection with his promotion to Chief Operating Officer. The Committee approved the increases for our other named executive officers based on the individual contributions that each named executive officer made to CarMax’s performance in fiscal 2018. The increases were consistent with the base salary increases awarded generally to our salaried associates.

ANNUAL INCENTIVE BONUS

In light of the passage of the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”) and the enhanced flexibility it provided in the administration of incentive pay, the Board adopted a new Annual Performance-Based Bonus Plan (“Bonus Plan”) in April 2018. The operation of the new plan largely mirrors its predecessor plan; however, the Committee now has more latitude to design performance-based pay consistent with the revised tax laws.

We pay annual incentive bonuses to drive the achievement of CarMax’s financial goals. The amount of the annual incentive bonus depends on our performance as measured against objective performance goals established by the Committee at the beginning of each fiscal year. Bonuses are not guaranteed.

We calculate bonuses using the following formula:

Base Salary	x	Target Percentage of Base Salary	x	Performance Adjustment Factor	=	Annual Incentive Bonus

Base salaries, which are the first component of this formula, are discussed above. The “target percentage of base salary” is an individual’s incentive bonus target expressed as a percentage of base salary. This percentage differs among our named executive officers depending on their level of responsibility and is set forth in a written agreement between each officer and the Company. Each named executive officer’s target percentage is listed in the table on page 33.

The last component of the bonus formula – the “performance adjustment factor” – is a percentage representing the Company’s success in meeting the performance goals set by the Committee at the beginning of each fiscal year.

For fiscal 2019, in recognition of the business environment and anticipated investments into our strategic initiatives, the Committee set a “target” performance goal that was less than 2% above final performance for fiscal 2018. Generally, when actual performance falls between performance goals set by the Committee, the final performance adjustment factor is determined by straight-line interpolation. However, given the relatively small target performance goal increase for fiscal 2019, the Committee determined that results above target would not increase the performance adjustment factor until actual results exceeded target performance by 5%, or $57.6 million. The Committee instituted this adjustment to ensure our named executive officers would receive above target bonus payments only if CarMax’s performance significantly exceeded the performance target goal.

The following chart describes how the Committee applied this formula in fiscal 2019.

Step One: Select Performance Measure
The Committee determined in April 2018 that the performance goals for fiscal 2019 would be based on our fiscal 2019 adjusted pre-tax income (i.e. earnings before the provision for income tax and interest expense). The Committee believes that this adjusted pre-tax income is a measure of performance that can be directly affected by management decisions and therefore tying performance goals to this adjusted pre-tax income expense aligns management and shareholder interests.

Step Two: Select Performance Targets
The Committee then established the following adjusted pre-tax income targets for fiscal 2019: $1,142.4 million as the threshold goal; $1,152.0 million as the target goal; $1,244.2 million as the premium goal; and $1,290.3 million as the maximum goal.

Step Three: Select Performance Adjustment Factors
The Committee then established the following performance adjustment factors for fiscal 2019:
▪ 25% if the threshold goal of $1,142.4 million was achieved
▪ 100% if the target goal of $1,152.0 million was achieved
▪ 100% for amounts achieved in excess of the target goal up to $1,209.6 million
▪ 150% if the premium goal of $1,244.2 million was achieved
▪ 200% if the maximum goal of $1,290.3 million was achieved

If the threshold performance goal was not achieved, no incentive bonus would be paid.

For amounts that do not fall between the target goal and $1,209.6 million, the performance adjustment factor is determined using straight-line interpolation when our actual performance falls between two performance goals.

Step Four: Assess Performance Against Targets and Determine Payouts
For fiscal 2019, the Company achieved $1,188.6 million in adjusted pre-tax income, which represents $842.4 million in net earnings less the effect of the $270.4 million income tax provision and $75.8 million in interest expense. The Committee exercised its discretion to exclude $4.4 million from the adjusted pre-tax income amount, certifying a $1,184.2 goal achievement in April 2019, which yields a performance adjustment factor of 100.0%. The $4.4 million exclusion removed the impact of an unrealized gain on an investment. The Committee multiplied each named executive officer’s target incentive amount by the 100.0% adjustment factor to determine each executive officer’s fiscal 2019 bonus payout.

The following table shows each named executive officer’s base salary, incentive target percentage of base salary, and target and maximum bonus amounts. The table also shows each officer’s actual fiscal 2019 bonus.

Name	Base Salary ($)	Incentive Target Percentage (%)	Target Incentive Amount ($)	Actual Fiscal 2019 Incentive Bonus	Maximum Incentive Amount ($)
William D. Nash	1,063,475	150	1,595,213	1,595,213	3,190,425
Thomas W. Reedy	744,433	75	558,325	558,325	1,116,650
Edwin J. Hill	700,000	75	525,000	525,000	1,050,000
Eric M. Margolin	611,499	75	458,624	458,624	917,249
James Lyski	515,000	75	386,250	386,250	772,500

The Committee sets robust performance targets for our annual incentive plan to drive achievement of CarMax’s financial goals. For the last five fiscal years, our average performance adjustment factor has been 99.8% (100.0%, 109.7%, 42.2%, 67.8%, and 179.4% for fiscal 2019, 2018, 2017, 2016, and 2015, respectively), meaning that, on average for the past five years, we have paid our named executive officers an annual incentive bonus of 99.8% of their respective target incentive amounts for achievement against the targets established by the Committee.

For fiscal 2019, the Committee increased Mr. Nash’s incentive target percentage from 130% to 150%. This increase was approved to better align Mr. Nash’s total cash compensation, at the target incentive amount, with the median of the CEO blended peer/survey data described above under the heading “Benchmarking.” The Committee addressed Mr. Nash’s total cash compensation through an increase to his incentive target percentage, rather than through a larger base salary increase, because it is performance-based and not fixed compensation. However, even with the approved increase, Mr. Nash’s total target cash compensation remains below the median benchmark.

The Committee determined that no change to the incentive target percentages of our other named executive officers was required to maintain a competitive and appropriate incentive structure.

The Committee determines all incentive bonuses in accordance with the Bonus Plan. The plan provides that the maximum amount payable to any one individual in any one fiscal year is $10 million. However, in fiscal 2019, the Committee limited the maximum performance adjustment factor to 200%, ensuring that Mr. Nash’s bonus could not exceed $3,190,425.

LONG-TERM EQUITY AWARDS

We grant long-term equity awards to tie our executives’ long-term compensation directly to CarMax’s stock price and to drive the achievement of our strategic goals. We also believe that long-term equity awards are an important retention tool.

In fiscal 2019, we granted our named executive officers two kinds of long-term equity awards: stock options and MSUs. Options accounted for 75% and MSUs accounted for 25% of the fair value awarded. All of our long-term equity grants were made pursuant to the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated (“Stock Incentive Plan”).

Fiscal 2019 and 2020 Program Changes

The fiscal 2019 MSUs are identical in structure to the MSUs we granted our named executive officers prior to fiscal 2016 and replace, for fiscal 2019 only, the performance stock units (“PSUs”) that we granted in the intervening years.

The 2017 Tax Act, adopted shortly before the Committee’s consideration and approval of the fiscal 2019 executive officer long-term equity awards, was a key driver of the Committee’s decision to temporarily replace PSUs with MSUs. At the time of the Committee’s deliberations, the full impact of the 2017 Tax Act on our financial results and our executive compensation instruments was unclear. The structure of our PSUs potentially compounded this uncertainty because PSU achievement was gauged using cumulative three-year financial performance goals. The Committee decided to avoid any potential unintentional pay and performance misalignment by reintroducing MSUs for a one-year period.

The Committee has reinstated PSUs for fiscal 2020.

Stock Options

Each option represents the right to purchase one share of our common stock at the exercise, or “strike,” price. The strike price is equal to the volume-weighted average price of our common stock on the grant date. The Committee believes that the use of the volume-weighted average price, as opposed to the closing price, is more representative of the value of the common stock on the grant date because it incorporates all trades made on the grant date.

Our option awards generally vest in 25% increments over four years; that is, one quarter of the options granted vests on the first anniversary of the grant, another quarter vests on the second anniversary, and so forth. The awards expire on the seventh anniversary of the grant date.

We believe that granting stock options supports our pay-for-performance philosophy by aligning management and shareholder interests. If our stock price does not rise, the options have no value. In addition to promoting alignment of management and shareholder interests, the four-year vesting schedule and seven-year exercise term of our options ensures that our executives are appropriately focused on CarMax’s long-term strategic goals. This vesting schedule also serves as a retention tool.

Market Stock Units

Depending on the Company’s stock appreciation over a three-year period, the MSUs represent the right to receive between 0% and 200% of a targeted number of shares of our common stock. The number of shares awarded depends on how much the price of our common stock appreciates between the date the MSU is granted and the date the MSU is settled. Specifically, the conversion ratio of each MSU is calculated by dividing the average closing price of our common stock during the final 40 trading days of the vesting period by our stock price on the grant date. The resulting quotient is capped at two. The quotient is multiplied by the number of MSUs granted to yield the number of shares of stock awarded.

MSUs generally vest on the three-year anniversary of the grant date. Limited circumstances may trigger early vesting.

The Committee considered MSUs to be a key component of our pay-for-performance philosophy in fiscal 2019 because the number of units earned and the value of each unit is tied to the value of a share of our common stock. The conversion formula, however, ensures that if our stock price falls below the grant date price, the MSUs, unlike stock options, retain some of their value, albeit less value than would shares of time-based restricted stock, which we do not grant to our executives. Similar to our stock options, an MSU’s multi-year vesting schedule operates as a retention tool and ensures that our executives are appropriately focused on CarMax’s long-term strategic goals.

Award Determinations

In determining the number of options and MSUs to award, the Committee considered the named executive officer’s role at CarMax; benchmarking data; our recent financial performance; the performance of our common stock; the fair market value, expense and dilutive effect of any potential award; succession planning; and the importance of retaining the officer’s services. The Committee solicits the advice of its independent compensation consultant and, except with respect to the awards to the CEO, the opinion of the Company’s CEO. The CEO generally gives the Committee an initial recommendation for annual long-term equity awards for the other named executive officers. The Committee reviews this recommendation and makes its own independent determination.

Fiscal 2019 Long-Term Equity Awards

In fiscal 2019, as noted below, the Committee approved stock option and MSU awards to our named executive officers as part of our annual long-term equity award process.

	Options and PSUs Granted in Fiscal 2018			Options and MSUs Granted in Fiscal 2019
Name	Grant Date Fair Value of Stock Options ($)(a)	Grant Date Fair Value of PSUs ($)	Total Grant Date Fair Value ($)	Grant Date Fair Value of Stock Options ($)(a)	Grant Date Fair Value of MSUs ($)	Total Grant Date Fair Value ($)
William D. Nash	3,750,005	1,249,974	4,999,979	4,499,998	1,500,022	6,000,020
Thomas W. Reedy	1,455,925	485,313	1,941,238	1,455,919	485,325	1,941,244
Edwin J. Hill	1,305,925	435,281	1,741,206	1,455,919	485,325	1,941,244
Eric M. Margolin	1,305,925	435,281	1,741,206	1,305,921	435,303	1,741,224
James Lyski	1,084,928	361,664	1,446,592	1,084,918	361,620	1,446,538

(a)
We grant limited stock appreciation rights (“SARs”) in tandem with each option. The SARs may be exercised only in the event of a change-in-control of the Company. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option. No free-standing SARs have been granted.

For fiscal 2019, the Committee increased the value of Mr. Nash’s long-term equity award by 20% to bring Mr. Nash’s long-term equity compensation closer to the median of the CEO blended peer group/survey data described above under the heading “Benchmarking.” Mr. Nash’s long-term equity compensation remains below the Committee’s median benchmark. The Committee increased the value of Mr. Hill’s long-term equity compensation by 11.5% in connection with his promotion to Chief Operating Officer.

The grant date fair value of the annual long-term equity awards provided to our other named executive officers remained essentially unchanged in fiscal 2019, meaning that approximately the same target economic value was delivered in fiscal 2019 as was delivered in fiscal 2018. The Committee determined based on the blended peer/survey data and its own independent judgment that maintaining equity awards at prior year levels continued to provide competitive pay for these named executive officers.

2016 Performance Stock Unit Goal Achievement

In April 2019, the Committee certified a 37% performance multiplier for the PSUs granted to our named executive officers in 2016. The Committee’s determination was based on CarMax’s achievement of adjusted pre-tax income equal to $3.39 billion for the three-year performance period ended February 28, 2019. Under the terms of the 2016 PSU awards, on vesting each NEO received a number of shares of common stock equal to the number of PSUs they held multiplied by 37%. As a result, on the vesting of the PSUs, Mr. Nash, Mr. Reedy, Mr. Hill, Mr. Margolin, and Mr. Lyski were entitled to receive, 5,375, 3,478, 3,119, 2,586, and 2,138 shares of common stock, respectively.

The following table shows the performance metrics for the 2016 PSU awards.

	Threshold	Actual	Target	Maximum
FY17-FY19 Adjusted Pre-Tax Income (in thousands)(a)	$3,331.0	$3,381.3	$3,633.7	$3,954.3
Performance Multiplier	25%	37%	100%	200%

(a)
Adjusted pre-tax income is equal to net earnings less the provision for income tax and interest expense. For fiscal 2017 through fiscal 2019, in the aggregate, $3,385.8 million in adjusted pre-tax income represented $2,133.5 million in net earnings less an income tax provision of $1,049.3 million and $203.0 million in interest expense. The Committee exercised its discretion to exclude $4.4 million from the adjusted pre-tax income amount, certifying a $3,381.3 goal achievement in April 2019, which yields a performance multiplier of 37%. The $4.4 million exclusion removed the impact of an unrealized gain on an investment.

COMPENSATION MIX

As our executives assume more responsibility, we generally increase the percentage of their compensation that is performance-based. We do not have a pre-established policy or target for allocation between specific compensation components. The following charts, however, show that the majority of target annual total direct compensation for both our CEO and our other named executive officers as a group is determined by our performance. The following charts and tables reflect the target total direct compensation (base salary, target annual incentive bonus and long-term equity grants) set by the Committee.

The table below illustrates how the target total direct compensation set by the Committee for each of our named executive officers was allocated between performance-based and fixed compensation for fiscal 2019, as well as the breakdown of performance-based compensation that was based on annual and long-term Company performance.

	Percentage of Target Total Direct Compensation		Percentage of Target Performance-Based Compensation
	Performance- Based	Fixed	Annual	Long- Term
William D. Nash	88%	12%	21%	79%
Thomas W. Reedy	77%	23%	22%	78%
Edwin J. Hill	78%	22%	21%	79%
Eric M. Margolin	78%	22%	21%	79%
James Lyski	78%	22%	21%	79%

ADDITIONAL ELEMENTS OF COMPENSATION

We provide our executive officers the benefits available to CarMax associates generally. We also provide the limited perquisites described below. These benefits and perquisites are intended to be part of a competitive compensation package.

Benefits Available to CarMax Associates Generally

Our executives and our full-time associates generally are eligible for health insurance coverage, life insurance, short- and long-term disability insurance, matching gifts to qualified charitable organizations, and a defined contribution, or 401(k), plan that we refer to as our Retirement Savings Plan.

In addition, executives and CarMax associates who satisfied certain criteria as of December 31, 2008, may be eligible for benefits under our frozen Pension Plan. Additional details regarding these frozen benefits can be found in the “Pension Benefits in Fiscal 2019” table on page 46.

Non-Qualified Retirement Plans

Our executives and other highly-compensated associates are eligible to participate in two non-qualified retirement plans: the Retirement Restoration Plan (“RRP”) and the Executive Deferred Compensation Plan (“EDCP”). A description of these plans can be found in the narrative discussion following the “Nonqualified Deferred Compensation” table on pages 48 and 49. Details regarding the fiscal 2019 contributions to each named executive officer’s RRP and EDCP accounts, as well as the earnings and aggregate balances for those accounts, can be found in the “Nonqualified Deferred Compensation” table on page 48.

In addition to the RRP and the EDCP, executives and other highly compensated CarMax associates who satisfied certain criteria as of December 31, 2008, may be eligible for benefits under our frozen Benefit Restoration Plan. Additional details regarding these frozen benefits can be found in the “Pension Benefits in Fiscal 2019” table on page 47.

Company Transportation

We provide the use of a CarMax-owned vehicle to each of our named executive officers and to certain other eligible associates. For associates using CarMax-owned vehicles, we bear certain maintenance and insurance costs. We treat the personal use of a Company-owned vehicle as income to the associate. The associate pays the related income taxes.

We encourage our executive officers to use our plane for business travel. Our plane is also available for personal use by Messrs. Nash, Reedy and Hill. Mr. Nash is required to reimburse CarMax for the incremental costs associated with his personal use to the extent that those costs exceed $175,000 in any fiscal year. Messrs. Reedy and Hill are required to reimburse CarMax for the incremental costs associated with their respective personal uses of the plane to the extent that those costs exceed $100,000 in any fiscal year. Our executives bear all income taxes associated with their personal use of the plane.

We do not provide tax gross-ups on any of these transportation benefits.

Tax and Financial Planning Services

We provide a tax and financial planning benefit to our named executive officers. This benefit was valued at $14,000 for fiscal 2019. Officers who forego this benefit may engage their own tax professional at the Company’s expense in an amount up to $10,000 per year. The Committee approved this benefit to reduce the amount of time and attention that our executive officers must spend on personal tax and financial planning, which permits them to focus on their responsibilities to CarMax, and to maximize the financial reward of the compensation that CarMax provides. Officers bear all income taxes associated with these tax and financial planning benefits. We do not provide tax gross-ups on these benefits.

Additional Information

SEVERANCE AGREEMENTS

We have severance agreements with each of our named executive officers. The Committee has determined that these agreements are beneficial to us because they contain restrictive covenants relating to confidential information, non-competition and non-solicitation of our associates. The Committee also believes that these agreements serve as a recruiting tool and better enable our current executives to focus on CarMax’s strategic and operating goals.

Our severance agreements do not provide for a guaranteed term of employment or tax gross-ups.
The agreements provide for severance payments under certain circumstances, which are discussed in more detail under “Potential Payments Upon Termination or Change-in-Control” beginning on page 49. In 2014, the Committee reduced the scope of the potential payments and benefits for any newly named executive officers. Accordingly, the potential payments and benefits provided to Mr. Lyski, who became an executive officer after this change, differ from those that would potentially be provided to the other named executive officers.

None of the severance agreements provide a guaranteed term of employment, nor do they provide tax gross-ups on any compensation or perquisite.

Clawback and Forfeiture Provisions

The severance agreements contain a clawback provision. If any named executive officer engages in conduct for which he could be terminated for cause, with certain limitations, and the conduct directly results in the filing of a restatement of any financial statement that was previously filed with the SEC, the named executive officer shall, upon demand by the Company, repay with interest all compensation that was expressly conditioned on the achievement of certain financial results if the restated financial statements would have resulted in a lesser amount being paid.

In addition, at our 2012 annual shareholders meeting, we asked our shareholders to approve amendments to add clawback provisions to both our Bonus Plan and Stock Incentive Plan. Our shareholders approved these provisions, which provide that any award that is subject to recovery under any law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, will be subject to a clawback as required by such law or any CarMax policy adopted pursuant to such law.

In addition to the clawback provisions discussed above, our equity award agreements contain a forfeiture provision. If a named executive officer is terminated for cause, the officer’s unexercised vested and unvested options, unvested MSUs and unvested PSUs will be forfeited.

Change-in-Control and Severance Benefits

Each severance agreement provides for payments and other benefits in certain circumstances involving a termination of employment, including a termination of employment in connection with a change-in-control. Payments in connection with a change-in-control are subject to a double trigger; that is, the executive is not entitled to payment unless there is both a change-in-control and the executive is subsequently terminated without cause (or resigns for good reason) within a two-year period following the change-in-control. Our executives are not entitled to any severance payments as a result of voluntary termination (outside of the retirement context) or if they are terminated for cause. Detailed information with respect to these payments and benefits can be found under the heading “Potential Payments Upon Termination or Change-in-Control” beginning on page 49.

The Committee believes that these severance benefits encourage the commitment of our named executive officers and ensure that they will be able to devote their full attention and energy to our affairs in the face of potentially disruptive and distracting circumstances. In the event of a potential change-in-control, our named executive officers will be able to analyze and evaluate proposals objectively with a view to the best interests of CarMax and its shareholders and to act as the Board may direct without fear of retribution if a change-in-control occurs. The Committee recognizes that the severance benefits may have the effect of discouraging takeovers and protecting our officers from removal because the severance benefits increase the cost that would be incurred by an acquiring company seeking to replace current management. The Committee believes that the benefit to CarMax and its shareholders outweighs this concern.

RISK AND COMPENSATION POLICIES AND PRACTICES

The Committee assesses CarMax’s compensation policies and practices each year to ensure that they do not create risks that are reasonably likely to have a material adverse effect on the Company. In fiscal 2019, management reviewed the compensation policies and practices for all CarMax associates (including store associates, store management, regional leadership teams, home office and CarMax Auto Finance associates, and executive officers). Management then presented a summary of its review at the Committee’s January 2019 meeting. The summary listed each compensation policy or practice applicable to the various groups of CarMax associates, including base salaries, annual incentive bonuses, long-term equity awards, sales bonuses, sales commissions and hourly pay. The summary also listed the potential risks associated with those policies or practices and the tools we employ to mitigate those risks, including the following:

▪
Annual Incentive Bonuses: payments made to senior management are: (i) subject to a clawback provision; (ii) capped at 200% of the target incentive bonus amount or at the $10 million plan maximum, whichever is lower; and (iii) only paid when CarMax satisfies the objective metrics determined at the beginning of the year by an independent committee of non-employee directors.

▪
Long-Term Equity Awards: equity awards: (i) are approved by an independent committee of non-employee directors; (ii) contain three and four-year vesting provisions; and (iii) for senior management, must be held in compliance with CarMax’s executive stock ownership guidelines.

▪
Sales Bonuses: sales bonuses are monitored to ensure that associates are not overpaid based on inflated sales figures. Monitoring tools include: (i) centralized assignment of sales targets; (ii) centralized and non-negotiable vehicle pricing; (iii) electronic reporting of sales from each store to the home office; and (iv) performance of a daily vehicle inventory at each store.

▪	Hourly Pay: hourly pay is tracked and managed through a centralized time management and reporting system.

Following discussion and a review of the summary noted above, the Committee determined that none of our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

STOCK OWNERSHIP GUIDELINES

To further align the long-term financial interests of our executives and our shareholders, the Committee has established the following stock ownership guidelines:

Subject Officers	Required to Own the Lesser of:
Chief Executive Officer	6 x Base Salary or 300,000 shares
Executive Vice President	3 x Base Salary or 100,000 shares
Senior Vice President	2 x Base Salary or 50,000 shares

Executives have five years from the date they first become subject to a particular level of stock ownership to meet the corresponding requirement. The Committee measures compliance on an annual basis at the end of each fiscal year. Acceptable forms of ownership include shares owned outright (by the executive or an immediate family member), vested stock options, PSUs and MSUs. Our stock ownership guidelines are available under the “Corporate Governance” link at investors.carmax.com.

As of February 28, 2019, all of our current named executive officers satisfied the ownership guidelines set forth above.

PROHIBITION ON HEDGING AND PLEDGING

We have a policy prohibiting all CarMax associates from engaging in any hedging or pledging transactions involving CarMax stock. This prohibition applies to both our named executive officers and our non-employee directors.

TAX AND ACCOUNTING CONSIDERATIONS

Historically, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction for compensation over $1 million paid in any fiscal year to the CEO or any of the three other highest paid executive officers (other than the CFO) unless that compensation was performance-based. As a result of the passage of the 2017 Tax Act, which went into effect on December 22, 2017, Section 162(m) was amended to cover chief financial officers and the exception for performance-based compensation was no longer available for taxable years beginning after December 31, 2017, including our fiscal 2019, unless such compensation qualified for certain transition relief.

The Committee and the Company have taken appropriate actions, to the extent feasible, in an effort to preserve the deductibility of awards previously granted to our executive officers that were designed and intended to be covered by Section 162(m). Despite these actions, certain compensation originally designed to qualify as performance-based under Section 162(m) may not be deductible. In addition, the Committee adopted a new Bonus Plan, beginning in fiscal 2019, to maximize the enhanced flexibility in the administration of incentive pay.

Section 409A of the Internal Revenue Code imposes certain requirements on non-qualified deferred compensation, which can include long-term equity awards and severance. CarMax’s executive compensation programs generally are designed to comply with, or be exempt from, the requirements of Section 409A so as to avoid potential adverse tax consequences that may result from non-compliance.

In developing CarMax’s executive compensation programs, the Committee also considers the accounting treatment of, and the expenses associated with, the Company’s long-term equity compensation practices.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

The Compensation and Personnel Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended to the CarMax, Inc. Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into CarMax’s Annual Report on Form 10-K for the fiscal year ended February 28, 2019.

THE COMPENSATION AND PERSONNEL COMMITTEE
Ronald E. Blaylock, Chair
Sona Chawla
William R. Tiefel

COMPENSATION TABLES

Summary Compensation Table for Fiscal 2019

The table below shows the compensation paid to or earned by our named executive officers in fiscal 2019, 2018 and 2017.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(a) ($)	Stock Awards(b) ($)	Option Awards(b) ($)	Non-Equity Incentive Plan Comp- ensation(c) ($)	Change in Pension Value and Nonqualified Deferred Comp- ensation Earnings(d) ($)	All Other Compen- sation(e) ($)	Total ($)
William D. Nash	2019	1,063,157	—	1,500,022	4,499,998	1,595,213	5,075	288,082	8,951,547
President and Chief Executive Officer	2018	1,031,721	96,239	1,249,974	3,750,005	1,472,448	24,797	190,068	7,815,252
	2017	902,308	—	749,977	4,249,983	442,233	30,536	163,355	6,538,392
Thomas W. Reedy	2019	744,210	—	485,325	1,455,919	558,325	6,543	147,501	3,397,823
Executive VP and Chief Financial Officer	2018	722,205	38,866	485,313	1,455,925	594,643	22,219	132,390	3,451,561
	2017	699,039	—	485,322	1,455,917	221,550	26,964	123,664	3,012,456
Edwin J. Hill	2019	691,237	—	485,325	1,455,919	525,000	17,461	124,740	3,299,682
Executive VP and Chief Operating Officer	2018	619,033	33,314	435,281	1,305,925	509,694	44,019	98,719	3,045,985
	2017	597,209	—	435,293	1,305,921	189,900	52,405	75,237	2,655,965
Eric M. Margolin	2019	611,316	—	435,303	1,305,921	458,624	5,014	94,088	2,910,266
Executive VP, General Counsel and Corporate Secretary	2018	590,240	31,926	435,281	1,305,925	488,457	3,511	77,436	2,932,776
	2017	572,801	—	360,894	1,380,365	181,988	4,026	67,958	2,568,032
James Lyski	2019	514,846	—	361,620	1,084,918	386,250	—	68,195	2,415,829
Executive VP, Chief Marketing Officer

(a)	Discretionary bonus paid for fiscal 2018 to all employees in the CarMax annual bonus program.

(b)
Represents the aggregate grant date fair value of the awards made in each fiscal year as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). These amounts do not correspond to the actual value that may be realized by each NEO. Additional information regarding outstanding awards, including exercise prices, vesting schedules, and expiration dates, can be found in the “Outstanding Equity Awards at Fiscal 2019 Year End” table on pages 44 and 45. The assumptions used in determining the grant date fair values of the awards are disclosed in Note 12 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2019. The amounts disclosed under the Stock Awards column above are based on performance achieved at target levels. The grant date fair value of the NEO’s MSUs if earned at maximum levels was $3,000,044, $970,650, $970,650, $870,606 and $723,240 for Messrs. Nash, Reedy, Hill, Margolin, and Lyski, respectively.

(c)	Represents the annual incentive bonus earned under our Bonus Plan.

(d)
Represents the aggregate increase in the actuarial value of accumulated benefits under our frozen Pension Plan and frozen Benefit Restoration Plan accrued during the relevant fiscal year. The “Pension Benefits in Fiscal 2019” table and its accompanying narrative on pages 46 and 47 contain additional details with respect to these amounts.

(e)	Further details are included in the “All Other Compensation in Fiscal 2019” table below.

All Other Compensation in Fiscal 2019

Name	Personal Use of Company Plane(a) ($)	Personal Use of Company Automobile(b) ($)	Retirement Savings Plan Contribution(c) ($)	Deferred Compensation Account Contributions(d) ($)	Other(e) ($)	Total ($)
William D. Nash	104,905	—	16,786	140,786	25,605	288,082
Thomas W. Reedy	14,400	—	20,711	87,635	24,755	147,501
Edwin J. Hill	4,207	8,038	22,743	75,211	14,541	124,740
Eric M. Margolin	—	1,191	16,664	51,043	25,190	94,088
James Lyski	—	172	16,639	40,384	11,000	68,195

(a)
The compensation associated with the personal use of the Company plane is based on the aggregate incremental cost to CarMax of operating the plane. The cost is calculated based on the average variable costs of operating the plane, which include fuel, maintenance, travel expenses for the flight crews and other miscellaneous expenses. We divided the total annual variable costs by the total number of miles our plane flew in fiscal 2019 to determine an average variable cost per mile. The average variable cost per mile is multiplied by the miles flown for personal use to derive the incremental cost. This methodology excludes fixed costs that do not change based on usage, such as salaries and benefits for the flight crews, monthly service contracts, hangar rental fees, taxes, rent, depreciation and insurance. The costs associated with deadhead flights (i.e., flights that travel to a destination with no passengers as a result of an executive’s personal use) and incremental plane charters (i.e., plane charters, if any, that we pay for because our plane was not available for business use due to an executive’s personal use) are included in the incremental cost calculations for each executive. The personal use of the Company plane is treated as income to the executive. The related income taxes are calculated using Standard Industry Fare Level rates and are paid by the executive.

(b)	The value of the personal use of a Company automobile is determined based on the annual lease value method and excludes any expenses such as maintenance and insurance.

(c)
Includes the Company matching portion of each executive’s Retirement Savings Plan (“RSP”) contributions. Also includes a Company-funded contribution to those executives who met certain age and service requirements as of December 31, 2008, the date that our Pension Plan was frozen. These RSP benefits are offered on the same terms to all CarMax associates.

(d)
Includes the Company matching portion of each executive’s Retirement Restoration Plan (“RRP”) and Executive Deferred Compensation Plan (“EDCP”) contributions. Also includes a Company-funded contribution to those executives who met certain age and service requirements as of December 31, 2008, the date that our Pension Plan was frozen. These RRP benefits are offered on the same terms to all CarMax associates whose salary exceeds the compensation limits imposed by Section 401(a)(17) of the Internal Revenue Code ($280,000 in 2019). Also includes a restorative contribution designed to compensate executives for any loss of Company contributions under the RSP and RRP due to a reduction in the executive’s eligible compensation under the RSP and RRP resulting from deferrals into the Executive Deferred Compensation Plan.

(e)
Represents the total amount of other personal benefits provided. None of the benefits individually exceeded the greater of $25,000 or 10% of the total amount of these personal benefits for the named executive officer. These other benefits include tax and financial planning services, which are described on page 39, and matching charitable gifts made by The CarMax Foundation as part of its matching gifts program (which is available to all CarMax associates).

Grants of Plan-Based Awards in Fiscal 2019

The following table lists grants of plan-based awards to each of our named executive officers during fiscal 2019.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Option Awards: Number of Securities Underlying Options(c) (#)	Exercise or Base Price of Option Awards(d)($/Sh)	Grant Date Closing Price ($/Sh)	Grant Date Fair Value of Stock and Option Awards(e) ($)
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William D. Nash			398,803	1,595,213	3,190,425
	3/27/2018	5/1/2018				0	18,322	36,644				1,500,022
	3/27/2018	5/1/2018							240,513	63.04	63.54	4,499,998
Thomas W. Reedy			139,581	558,325	1,116,650
	3/27/2018	5/1/2018				0	5,928	11,856				485,325
	3/27/2018	5/1/2018							77,815	63.04	63.54	1,455,919
Edwin J. Hill			131,250	525,000	1,050,000
	3/27/2018	5/1/2018				0	5,928	11,856				485,325
	3/27/2018	5/1/2018							77,815	63.04	63.54	1,455,919
Eric M. Margolin			114,656	458,624	917,248
	3/27/2018	5/1/2018				0	5,317	10,634				435,303
	3/27/2018	5/1/2018							69,798	63.04	63.54	1,305,921
James Lyski			96,563	386,250	772,500
	3/27/2018	5/1/2018				0	4,417	8,834				361,620
	3/27/2018	5/1/2018							57,986	63.04	63.54	1,084,918

(a)
Represents threshold, target and maximum payout levels under our Bonus Plan for fiscal 2019 performance. The actual amount of each named executive officer’s annual incentive bonus in fiscal 2019 is reported under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” on page 41. Additional information regarding the design of our Bonus Plan is included on pages 31 to 33.

(b)
Represents stock-settled restricted stock units, which we refer to as “market stock units” or “MSUs.” MSUs generally vest on the third anniversary of the grant date. Additional information regarding MSUs, including the formula used to convert MSUs to shares of our common stock upon vesting and settlement, is included on page 34.

(c)
Option awards generally vest in 25% increments annually over a four-year period. Additional information regarding stock options is included on page 34. We granted limited stock appreciation rights, or “SARs,” in tandem with each option award. The SARs may be exercised only in the event of a change-in-control. To the extent a SAR is exercised, the related option must be surrendered. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option, multiplied by the number of shares of common stock underlying such SAR.

(d)
All fiscal 2019 stock options were issued with an exercise price equal to the volume-weighted average price of our common stock on the grant date. Additional information regarding our use of the volume-weighted average price is included on page 34.

(e)	Represents the grant date fair value of the award as determined in accordance with ASC Topic 718.

Outstanding Equity Awards at Fiscal 2019 Year End

The following table lists outstanding equity awards previously granted to our named executive officers as of February 28, 2019.

		Option Awards (a)				Stock Awards (b)(c)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William D.	4/9/2014	98,858	—	44.96	4/9/2021
Nash	4/8/2015	52,981	17,660	73.76	4/8/2022
	4/12/2016	79,338	79,336	51.63	4/12/2023
	4/12/2016					14,526	902,065
	9/26/2016	70,324	70,322	53.62	9/26/2023
	5/1/2017	58,194	174,581	58.38	5/1/2024
	5/1/2017					21,411	2,659,246
	5/1/2018	—	240,513	63.04	5/1/2025
	5/1/2018					18,322	1,120,830
Thomas W.	4/8/2015	52,981	17,660	73.76	4/8/2022
Reedy	4/12/2016	51,338	51,336	51.63	4/12/2023
	4/12/2016					9,400	583,740
	5/1/2017	22,594	67,780	58.38	5/1/2024
	5/1/2017					8,313	1,032,475
	5/1/2018	—	77,815	63.04	5/1/2025
	5/1/2018					5,928	362,640
Edwin J.	4/9/2014	81,959	—	44.96	4/9/2021
Hill	4/8/2015	39,399	13,133	73.76	4/8/2022
	4/12/2016	46,048	46,048	51.63	4/12/2023
	4/12/2016					8,431	523,565
	5/1/2017	20,266	60,797	58.38	5/1/2024
	5/1/2017					7,456	926,035
	5/1/2018	—	77,815	63.04	5/1/2025
	5/1/2018					5,928	362,640
Eric M.	4/8/2015	39,399	13,133	73.76	4/8/2022
Margolin	4/12/2016	38,176	38,176	51.63	4/12/2023
	4/27/2016	9,800	9,798	55.19	4/27/2023
	4/12/2016					6,990	434,079
	5/1/2017	20,266	60,797	58.38	5/1/2024
	5/1/2017					7,456	926,035
	5/1/2018	—	69,798	63.04	5/1/2025

	5/1/2018					5,317	325,262
James	9/26/2014	29,801	—	47.47	9/26/2021
Lyski	4/8/2015	32,576	10,858	73.76	4/8/2022
	4/12/2016	31,565	31,564	51.63	4/12/2023
	4/12/2016					5,779	358,876
	5/1/2017	16,837	50,508	58.38	5/1/2024
	5/1/2017					6,195	769,419
	5/1/2018	—	57,986	63.04	5/1/2025
	5/1/2018					4,417	270,206

(a)
Option awards vest in 25% increments annually over a four-year period. Additional information regarding stock options is included on page 34. We granted limited stock appreciation rights, or “SARs,” in tandem with each option award. Additional information regarding SARs is included on page 35 and under the chart titled “Grants of Plan-Based Awards in Fiscal 2019” on page 43.

(b)
The fiscal 2019 stock awards were stock-settled restricted stock units, which we refer to as “market stock units” or “MSUs.” MSUs vest on the third anniversary of the grant date. The number of shares awarded for each MSU award is calculated by dividing the average closing price of our common stock during the final 40 trading days of the vesting period by the volume weighted average of our stock price on the date of grant. The resulting quotient is capped at two. The quotient is multiplied by the number of MSUs granted to yield the number of shares of stock awarded. To calculate the market value of the unvested MSUs in the table above, we assumed that the average closing price of our stock during the final 40 trading days of the three-year period was equal to the closing price of our stock on February 28, 2019, the last trading day of our fiscal year (which was $62.10).

(c)
Before fiscal 2019, stock awards were stock-settled performance stock units, which we refer to as “performance stock units” or “PSUs.” If earned, PSUs vest on the third anniversary of the grant date, which was April 12, 2019 for fiscal 2017 awards and will be May 1, 2020 for fiscal 2018 awards, respectively. To calculate the number of shares awarded at vesting, each PSU is multiplied by a percentage that represents the Company’s success in meeting the performance goals set by the Committee. If the threshold performance goal is met, each PSU is multiplied by 25%. The target multiplier is 100% and the maximum multiplier is 200%. The multiplier is determined using straight-line interpolation for performance that falls between the threshold and the target or between the target and the maximum. If the threshold performance goal is not achieved, no shares will be paid. To calculate the market value of the unvested PSUs in the table above, based on performance to target at February 28, 2019, we assumed that the multiplier was 100% for the fiscal 2017 award and, because performance exceeded the target, 200% for the fiscal 2018 award. The value of each resulting share was equal to the closing price of our stock on February 28, 2019, the last trading day of our fiscal year (which was $62.10).

Option Exercises and Stock Vested in Fiscal 2019

The following table includes information with respect to the options exercised by, and the PSUs vested in, our named executive officers during fiscal 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(a) (#)	Value Realized on Exercise(b) ($)	Number of Shares Acquired on Vesting(c) (#)	Value Realized on Vesting(d) ($)
William D. Nash	84,258	2,912,799	3,076	188,620
Thomas W. Reedy	98,858	2,869,908	3,076	188,620
Edwin J. Hill	44,815	1,520,125	2,287	140,239
Eric M. Margolin	47,765	1,232,388	2,287	140,239
James Lyski	—	—	1,891	115,956

(a)	Represents the number of shares of common stock underlying stock options exercised during fiscal 2019.

(b)	Amounts were calculated based on difference between (i) the closing price of the Company’s common stock on the exercise date and (ii) the exercise price of the stock options.

(c)	Represents the number of shares of common stock acquired on vesting of the underlying PSUs during fiscal 2019.

(d)	Amounts were calculated by multiplying the closing price of the Company’s common stock on the vesting date by the number of shares acquired on vesting.

Pension Benefits in Fiscal 2019

The following table lists the accumulated benefits, credited service and benefit payments for each named executive officer under our Pension Plan and Benefit Restoration Plan in fiscal 2019.

Name	Plan Name	Number of Years Credited Service (a) (#)	Present Value of Accumulated Benefit (b) ($)	Payments During Last Fiscal Year ($)
William D. Nash	Pension Plan	15	276,831	—
	Benefit Restoration Plan	15	51,244	—
Thomas W. Reedy	Pension Plan	6	144,036	—
	Benefit Restoration Plan	6	180,235	—
Edwin J. Hill	Pension Plan	14	409,283	—
	Benefit Restoration Plan	14	301,523	—
Eric M. Margolin	Pension Plan	1	42,976	—
	Benefit Restoration Plan	1	26,316	—
James Lyski	Pension Plan	—	—	—
	Benefit Restoration Plan	—	—	—

(a)	We have not granted any of our named executive officers extra years of service under either the Pension Plan or the Benefit Restoration Plan.

(b)
Determined assuming retirement at age 65. The discount rate (4.20%) and mortality assumptions used in calculating the present value of the accumulated benefit shown above were consistent with those used for our financial reporting purposes. Additional information regarding our assumptions including the pension plan measurement date is set forth in Note 10 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2019.

PENSION PLAN

We froze our Pension Plan, a tax-qualified defined benefit plan, effective December 31, 2008. Prior to that date, this plan was generally available to all full-time associates upon completion of one year of service.

No additional benefits have accrued under the Pension Plan since it was frozen. Previously accrued benefits are determined under a formula that defines an annual annuity amount payable at termination or retirement. The benefit formula is the sum of (1) 0.85% times highest average earnings times years of service up to 35 years and (2) 0.65% times the excess of highest average earnings over Social Security covered compensation times years of service up to 35 years. Earnings are defined as total earnings including base pay, bonuses, overtime pay and commissions, but may not exceed the compensation limit imposed by the Internal Revenue Code. In the final year of benefit accruals, that compensation limit was $230,000. Highest average earnings are based on the highest five consecutive calendar years of earnings during the ten consecutive years before termination or December 31, 2008, if earlier. All participants are vested after five years of service. Benefits are payable at age 65 as a lifetime annuity or actuarially equivalent optional annuity. Actuarially reduced benefits are available to participants retiring after age 55 with at least ten years of service, or after age 62 with at least seven years of service.

BENEFIT RESTORATION PLAN

We froze our Benefit Restoration Plan, a non-qualified defined benefit plan, effective December 31, 2008. Prior to that date, this plan provided an alternate means of paying benefits to participants in the Pension Plan, including our named executive officers, who were prohibited from receiving additional benefits under the Pension Plan because of the Internal Revenue Code’s compensation limit.

No additional benefits have accrued under the Benefit Restoration Plan since it was frozen. Previously accrued benefits are generally determined and payable under the same terms and conditions as the Pension Plan without regard to Internal Revenue Code limitations on amounts of includable earnings and maximum benefits. Benefits paid are reduced by benefits payable under the Pension Plan. Participants must have 15 years of service to be eligible to receive benefits under the Benefit Restoration Plan, or upon termination meet the early retirement or normal retirement requirements of our Pension Plan.

RETIREMENT BENEFITS

As of February 28, 2019, Mr. Margolin was eligible to retire with full benefits from the Pension Plan and the Benefit Restoration Plan because he met the retirement requirements under our Pension Plan. Mr. Hill was eligible to retire with actuarially reduced benefits from the Pension Plan and the Benefit Restoration Plan because he met the requirements for early retirement under our Pension Plan.

Nonqualified Deferred Compensation in Fiscal 2019

The following table lists fiscal 2019 contributions to each named executive officer’s Retirement Restoration Plan (“RRP”) and Executive Deferred Compensation Plan (“EDCP”) accounts. The table also lists the aggregate earnings, withdrawals and distributions, and balances for each account.

Name	Plan Name	Executive Contributions in Last Fiscal Year (a)($)	Registrant Contributions in Last Fiscal Year (b)($)	Aggregate Earnings in Last Fiscal Year (c)($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (d) ($)
William D. Nash	RRP	140,787	140,786	(70)	—	868,410
	EDCP	—	—	11,981	—	732,908
Thomas W. Reedy	RRP	65,726	87,635	12,464	—	938,456
	EDCP	—	—	6,677	(143,562)	241,240
Edwin J. Hill	RRP	43,376	57,835	12,800	—	569,535
	EDCP	217,203	17,376	10,651	—	793,285
Eric M. Margolin	RRP	127,607	51,043	(4,417)	—	653,023
	EDCP	—	—	(29,252)	—	1,219,602
James Lyski	RRP	33,810	33,810	2,644	—	184,610
	EDCP	109,566	6,574	796	—	184,653

(a)	These amounts represent payroll deductions and are therefore included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table” on page 41.

(b)
Company contributions are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 41 and were credited to each executive’s account after the close of the fiscal year.

(c)
We do not pay above-market interest or preferential dividends on investments in the RRP or the EDCP. Earnings are determined by the performance of the mutual funds or other investment vehicles selected by each executive.

(d)
For each of Messrs. Nash, Reedy, Hill, Margolin, and Lyski the following amounts were reported as compensation to each person in the “Summary Compensation Table” for the fiscal 2018 and fiscal 2017 years, respectively: $331,829; $383,887; $271,311; $322,115; and $0.

RETIREMENT RESTORATION PLAN

Our executives are eligible to participate in the RRP. The RRP is a nonqualified defined contribution plan that supplements the Retirement Savings Plan we offer to all of our associates. The RRP allows individuals whose benefits under the Retirement Savings Plan are limited due to the compensation limits imposed by Section 401(a)(17) of the Internal Revenue Code ($280,000 for 2019) to continue to defer portions of their compensation for retirement savings. Eligible associates may defer up to 75% of their combined salary and annual incentive bonus. As we do in our broadly available Retirement Savings Plan, we provide RRP participants with a matching contribution and an additional Company-funded contribution to those participants meeting certain age and service requirements. RRP accounts are paid in a single lump sum payment at separation from service, subject to the requirements of Section 409A of the Internal Revenue Code.

EXECUTIVE DEFERRED COMPENSATION PLAN

Our executives are also eligible to participate in the EDCP. The EDCP is an additional nonqualified deferred compensation plan that permits eligible associates to elect to defer portions of their compensation to save for retirement or other life events. Eligible associates may defer up to 75% of their salary and up to 90% of their annual incentive bonus. The EDCP provides a mechanism for eligible associates to defer the taxation of income and related investment gains until the compensation is actually received at a later date. While the Company does not directly match funds deferred through this plan, we do provide a restorative contribution designed to compensate associates for any loss of Company contributions under the Retirement Savings Plan and RRP due to a reduction in eligible compensation, as defined under those plans, resulting from deferrals into the EDCP. EDCP accounts are paid based on the participant’s election at the time of the deferral, subject to the requirements of Section 409A of the Internal Revenue Code, and may be paid in a lump sum, a series of annual installments or a partial lump sum followed by a series of annual installments. Participants may elect to receive these distributions upon separation from service or upon the occurrence of one or more specified dates.

All RRP and EDCP accounts are considered unfunded general contractual obligations and are subject to the claims of our general, unsecured creditors.

Potential Payments Upon Termination or Change-in-Control

As discussed on pages 37 and 38, we have agreed to provide payments or other benefits to our named executive officers under various scenarios related to a termination of employment. This section describes those payments and benefits and the events that trigger them. For ease of reference, this section uses the abbreviation “CIC” for the term “Change-in-Control.”

Our payment obligations under each severance agreement are contingent upon the NEO satisfying the following obligations:

▪	During his employment and for two years following his termination, the NEO must comply with the provisions of a covenant not to compete.

▪	During his employment and for two years following his termination, the NEO may not solicit or induce our associates to leave us or hire any of our associates.

▪
During his employment and at all times subsequent to the last day of his employment, the NEO must hold in strict confidence and safeguard any and all protected information, including our trade secrets.

▪	The NEO must return our property and must execute an agreement releasing us from any claims.

In 2014, the Committee reduced the scope of the potential payments and benefits for any newly named executive officers. Accordingly, the potential payments and benefits provided to Mr. Lyski, who became an executive officer after this change, differ from those that would potentially be provided to the other named executive officers. These differences are highlighted in the “Table of Potential Payments Upon Termination or Change-in-Control” and related footnotes.

TERMINATION SCENARIOS THAT MAY TRIGGER PAYMENTS AND BENEFITS

There are four categories of events related to a termination of employment that may trigger payments or other benefits under the severance agreements we have with our NEOs: (i) retirement; (ii) death or disability; (iii) involuntary termination; and (iv) voluntary termination. The following chart describes each category.

Category	Specific Event	Requirements
Retirement	Early Retirement
Termination due to early retirement occurs when an NEO voluntarily terminates his employment at a time when he is eligible for “early retirement” as this term is defined in our Pension Plan (generally, an NEO is eligible for early retirement after age 55 with at least ten years of service or after age 62 with at least seven years of service). The effective date of termination due to early retirement is the date set forth in a notice from the NEO to us. Mr. Reedy and Mr. Hill are currently our only NEOs eligible for early retirement. Mr. Reedy became eligible after the end of fiscal 2019.

Normal Retirement
Termination due to normal retirement occurs when an NEO voluntarily terminates his employment at a time when he is eligible for “normal retirement” as this term is defined in our Pension Plan (generally, an NEO is eligible for normal retirement after age 65 with at least five years of service). The effective date of termination is the date set forth in a notice from the NEO to us. Mr. Margolin is currently our only NEO eligible for normal retirement.

Death or Disability	Death	The effective date of termination is the date of death.
Disability
Termination due to disability occurs when we notify the NEO that we have decided to terminate him because he has a physical or mental illness that causes him: (i) to be considered “disabled” for the purpose of eligibility to receive benefits under our long-term disability plan if he is a participant; or (ii) if he does not participate in this plan, to be unable to substantially perform the duties of his position for a total of 180 days during any period of 12 consecutive months and a physician selected by us has furnished to us a certification that the return of the NEO to his normal duties is impossible or improbable. The effective date of termination is the date set forth in a notice from us to the NEO.

Involuntary Termination	For Cause
We will not owe any payments to an NEO as a result of a termination for cause. Termination for cause occurs when we decide to terminate an NEO based on our good faith determination that one of certain events have occurred. These events generally consist of, or relate to, the NEO’s material breach of his severance agreement, the NEO’s willful failure to perform his duties or the NEO’s conviction of a felony or a crime involving dishonesty or moral turpitude. The effective date of termination is the date of the termination.

Without Cause
Termination by us without cause occurs when we terminate the NEO’s employment for any reason other than for cause or disability. The effective date of termination is the date of the notice from us to the NEO.

Voluntary Termination	For Good Reason
Termination by the NEO for good reason occurs when the NEO terminates his employment for one of the following events, which we do not cure: (i) a reduction in the NEO’s base salary (which was not part of an across-the-board reduction) or target bonus rate; (ii) a material reduction in the NEO’s duties or authority; (iii) a required relocation to a new principal place of employment more than 35 miles from our home office, excluding a relocation of our home office; or (iv) our failure to obtain an agreement from any successor to substantially all of our assets or our business to assume and agree to perform the severance agreement within 15 days after a merger, consolidation, sale or similar transaction. The effective date of termination is the date set forth in a notice from the NEO to us.

Without Good Reason
Termination by the NEO without good reason occurs when the NEO terminates his employment for any reason other than good reason, as described above. The effective date of termination is the date set forth in a notice from the NEO to us, which notice must be given to us at least 45 days prior to the effective date of termination. We will not owe any payments to an NEO as a result of a termination without good reason.

The benefits paid in connection with each of these categories may change if the termination event occurs during the two years following a CIC or an asset sale. Each agreement defines a CIC as the acquisition by a third party of beneficial ownership of 20% or more of the voting power of our securities or, in connection with a tender or exchange offer, merger or other business transaction, the directors serving immediately prior to the transaction no longer constitute a majority of our Board following the transaction. Each agreement defines an asset sale as a sale of all or substantially all of CarMax’s assets in a single transaction or a series of related transactions.

TABLE OF POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table shows the estimated payments and benefits that we would provide to each NEO under various scenarios related to a termination of employment or a CIC. The table assumes that each termination event occurred on February 28, 2019. Accordingly, we made certain calculations using a common stock value of $62.10 per share, which was the closing market price on February 28, 2019, the last trading day of our fiscal year. The footnotes to the table explain how these amounts are calculated and how they are paid (that is, in a lump sum or over an extended period). The payments described below would be made by CarMax. Section 409A of the Internal Revenue Code imposes a six-month delay on payments related to a termination of employment in certain circumstances. Accordingly, the payment (or first payment) of any amount listed below may be delayed by six months.

The following table does not include amounts payable to each NEO under our Pension Plan, Benefit Restoration Plan, Retirement Restoration Plan or Executive Deferred Compensation Plan, the details of which can be found in the sections titled “Pension Benefits in Fiscal 2019” on pages 46 and 47 and “Nonqualified Deferred Compensation in Fiscal 2019” on pages 48 and 49. None of the termination events discussed below enhances or reduces any payments to be made under these plans.

			TYPE OF TERMINATION EVENT
Name	Type of Payment		Termination Without Cause ($)	Resignation for Good Reason ($)	Early or Normal Retirement ($)	Death or Disability ($)	CIC Followed by Term. Without Cause or Resignation for Good Reason ($)
William D. Nash	Severance Payment(a)		5,071,846	5,071,846	—	—	—
	Annual Incentive Bonus(b)		1,595,213	—	—	1,595,213	1,595,213
	Long-Term Equity Award(c)		1,044,584	1,044,584	—	5,428,938	1,044,584
	Other Payments:	Good Reason(d)	—	1,595,213	—	—	—
		CIC(e)	—	—	—	—	7,949,476
	Other Benefits:	Health(f)	17,721	17,721	—	—	17,721
		Financial Services(g)	14,400	14,400	—	14,400	14,400
		Outplacement(h)	50,000	50,000	—	—	50,000
	TOTAL		7,793,764	7,793,764	—	7,038,551	10,671,394
Thomas W. Reedy	Severance Payment(a)		2,678,152	2,678,152	—	—	—
	Annual Incentive Bonus(b)		558,325	—	—	558,325	558,325
	Long-Term Equity Award(c)		561,239	561,239	—	2,252,246	561,239
	Other Payments:	Good Reason(d)	—	558,325	—	—	—
		CIC(e)	—	—	—	—	4,003,837
	Other Benefits:	Health(f)	17,708	17,708	—	—	17,708
		Financial Services(g)	14,400	14,400	—	14,400	14,400
		Outplacement(h)	25,000	25,000	—	—	25,000
	TOTAL		3,854,824	3,854,824	—	2,824,971	5,180,509
Edwin J. Hill	Severance Payment(a)		2,419,388	2,419,388	—	—	—
	Annual Incentive Bonus(b)		525,000	—	525,000	525,000	525,000
	Long-Term Equity Award(c)		1,211,670	1,211,670	2,057,510	2,057,510	1,211,670
	Other Payments:	Good Reason(d)	—	525,000	—	—	—
		CIC(e)	—	—	—	—	3,662,750
	Other Benefits:	Health(f)	17,721	17,721	—	—	17,721
		Financial Services(g)	14,400	14,400	14,400	14,400	14,400
		Outplacement(h)	25,000	25,000	—	—	25,000
	TOTAL		4,213,179	4,213,179	2,596,910	2,596,910	5,456,541

			TYPE OF TERMINATION EVENT
Name	Type of Payment		Termination Without Cause ($)	Resignation for Good Reason ($)	Early or Normal Retirement ($)	Death or Disability ($)	CIC Followed by Term. Without Cause or Resignation for Good Reason ($)
Eric M. Margolin	Severance Payment(a)		2,199,912	2,199,912	—	—	—
	Annual Incentive Bonus(b)		458,624	—	458,624	458,624	458,624
	Long-Term Equity Award(c)		1,137,297	1,137,297	1,915,931	1,915,931	1,137,297
	Other Payments:	Good Reason(d)	—	458,624	—	—	—
		CIC(e)	—	—	—	—	3,288,868
	Other Benefits:	Health(f)	17,721	17,721	—	—	17,721
		Financial Services(g)	14,400	14,400	14,400	14,400	14,400
		Outplacement(h)	25,000	25,000	—	—	25,000
	TOTAL		3,852,954	3,852,954	2,388,955	2,388,955	4,941,910
James Lyski	Severance Payment(a)		772,500	—	—	—	—
	Annual Incentive Bonus(b)		—	—	—	—	—
	Long-Term Equity Award(c)		367,487	367,487	—	1,532,156	367,487
	Other Payments:	Good Reason(d)	—	—	—	—	—
		CIC(e)	—	—	—	—	772,500
	Other Benefits:	Health(f)	—	—	—	—	—
		Financial Services(g)	14,400	14,400	14,400	14,400	14,400
		Outplacement(h)	—	—	—	—	—
	TOTAL		1,154,387	381,887	14,400	1,546,556	1,154,387

(a)
With one exception, we calculate severance payments using the following formula: 2 x (Base Salary + (Last Annual Bonus as determined by the Compensation and Personnel Committee)). This amount is paid in equal monthly installments over the 24-month period following the date of termination. As of February 28, 2019, the last annual bonus as determined by the Compensation and Personnel Committee for each of the NEOs was the fiscal 2018 bonus, which is set forth for the NEOs in the “Summary Compensation Table” on page 41. For Mr. Lyski, the severance payment is equal to his then-current bi-weekly salary amount, to be paid for and over the course of 39 bi-weekly periods.

(b)
The Annual Incentive Bonus is the bonus paid pursuant to our Bonus Plan. With the exception of Mr. Lyski, the NEO severance agreements provide for a bonus payment, calculated in one of two ways, in certain termination scenarios. If an NEO is terminated without cause or retires, we pay a pro rata actual bonus, which is the pro rata share of the NEO’s annual bonus based on actual performance for the fiscal year in which the termination occurs. The pro rata actual bonus is paid to the NEO in a lump sum when annual bonuses are paid to other senior officers for the relevant fiscal year. Because the termination event is assumed to occur on February 28, 2019, our fiscal year end, the pro rata actual bonus is equal to the NEO’s actual bonus for fiscal 2019. In contrast, if an NEO is terminated without cause—or leaves the Company for good reason—following a CIC, or if the NEO dies or becomes disabled, we pay a pro rata target bonus. The pro rata target bonus is the pro rata share of the NEO’s annual bonus at his target bonus rate for the fiscal year in which the date of termination occurs. The pro rata target bonus is paid to the NEO in a lump sum within ten days after the date of termination. Because the termination event is assumed to occur on February 28, 2019, our fiscal year end, the pro rata target bonus is equal to the NEO’s target bonus amount. Mr. Lyski’s severance agreement does not provide for a bonus payment in these scenarios.

(c)
Following the designated termination events, all or a portion of the equity awards made to the NEO during the course of his employment will vest and become exercisable in accordance with the terms and conditions of our Stock Incentive Plan and the individual award agreement. For additional information regarding each NEO’s outstanding equity awards, see the “Outstanding Equity Awards at Fiscal 2019 Year End” table on pages 44 and 45. The value of the vested but unexercised portion of each option has not been included in the amounts reported above because their receipt is not accelerated by termination events.

(d)
With one exception, the NEO severance agreements provide for a Good Reason Payment, which is a one-time payment made to the NEO following his termination for Good Reason. It is equal to the NEO’s base salary on the date of termination multiplied by a certain percentage, which percentage is generally the same as the NEO’s target bonus percentage. The Good Reason Payment is paid in a lump sum cash payment within ten days after the date of termination. Mr. Lyski’s severance agreement does not provide for a Good Reason payment (unless it occurs following a CIC).

(e)
The Change-in-Control Payment is equal to 2.99 times the NEO’s final compensation, which consists of the sum of the NEO’s base salary at the date of termination and the higher of the annual bonus paid or earned but not yet paid to the NEO for the two most recently completed fiscal years. As of February 28, 2019, the higher annual bonus was the fiscal 2019 bonus for Mr. Nash and Mr. Hill and the fiscal 2018 bonus for Mr. Reedy and Mr. Margolin. The Change-in-Control Payment will be paid to the NEO in equal monthly installments over the 24-month period following the date of termination, unless the payment is related to an Internal Revenue Code Section 409A CIC event, as that term is defined in each NEO’s agreement, in which case the Change-in-Control Payment will be paid in a lump sum cash payment on the forty-fifth day after the date of termination. Mr. Lyski’s severance agreement only provides for a payment in connection with a CIC if he terminates his employment following the CIC for Good Reason (as defined in his agreement). The payment to Mr. Lyski would be equal to his then-current bi-weekly salary amount, to be paid for and over the course of 39 bi-weekly periods.

(f)
If the NEO elects to continue coverage under our health, dental or vision plans following the date of termination pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the NEO will be responsible for remitting to us the appropriate COBRA premium. We will reimburse the NEO for a portion of the COBRA premium equal to the sum of: (i) the amount that we would have otherwise paid for the coverage if he had remained an active associate; and (ii) the COBRA administration fee. This partial COBRA reimbursement will be paid in equal monthly installments for up to an 18-month period. For purposes of the table on pages 51 and 52, we have assumed that each officer elected to continue his coverage on February 28, 2019, for the full 18-month period. Mr. Lyski’s severance agreement does not provide for this benefit.

(g)
We provide a tax and financial planning benefit to our NEOs for the one-year period following early or normal retirement, termination without cause (including death, disability or a termination for good reason) and a CIC. The annual cost of this service is $14,400.

(h)
Outplacement services are available to each NEO in an amount not to exceed $50,000 for Mr. Nash and $25,000 for the other NEOs, except for Mr. Lyski. The table on pages 51 and 52 assumes that the maximum outplacement benefit is paid to each NEO. Mr. Lyski’s severance agreement does not provide for this benefit.

CEO Pay Ratio

The following information about the relationship between the compensation of our employees and the compensation of Mr. Nash, our President and Chief Executive Officer, is provided in compliance with the requirements of Item 402(u) of Regulation S-K of the Securities Exchange Act of 1934 (“Item 402(u)”). In fiscal 2019, the estimated median of the annual total compensation of our employees, excluding Mr. Nash, was $38,554. Mr. Nash’s total compensation for fiscal 2019, as reported in the Summary Compensation Table on page 41 of this proxy statement, was $8,951,547. The resulting estimated ratio of the annual total compensation of Mr. Nash to the median of the annual total compensation of all employees was 232 to 1.

We took the following steps in identifying the median of the annual total compensation of all our employees. We determined that, as of January 1, 2019, our employee population was equal to 25,438 individuals, all located in the United States. This number includes all the individuals determined to be employees for federal tax purposes, whether full-time, part-time, or temporary, as of that date. We continued to use a January 1 measuring date, which is within the last three months of our fiscal year as required by Item 402(u), because it aligned with calendar year payroll procedures.

We next identified the employee receiving the median amount of compensation in our employee population. While the methodology we used to select the median employee remained the same as last year, and there has been no change in our employee population or compensation arrangements that we believe would significantly change this disclosure, we selected a new median employee this year to ensure the pay ratio accurately reflects the median of the annual total compensation of all our employees. To identify the employee, we compared the amount of wages and other compensation received by each employee, other than Mr. Nash, as reflected in our payroll records and reported to the Internal Revenue Service on Form W-2 for the calendar year ended December 31, 2018. This compensation measure was annualized for permanent employees who were employed on the measuring date but who did not work for the full calendar year. The compensation measure was consistently applied to all our employees.

As required by Item 402(u), once we identified our median employee we measured that employee’s annual total compensation for the 2019 fiscal year by adding together the same elements of compensation that are included in Mr. Nash’s total fiscal 2019 compensation reported in the Summary Compensation Table on page 41.

The resulting pay ratio was calculated in a manner consistent with Item 402(u) and we believe it constitutes a reasonable estimate. However, as contemplated by Item 402(u), we relied on methods and assumptions that we determined to be appropriate for calculating the pay ratio at CarMax. Other public companies may use methods and assumptions that differ from the ones we chose but are appropriate for their circumstances. It may therefore be difficult, for this and other reasons, to compare our reported pay ratio to pay ratios reported by other companies.

DIRECTOR COMPENSATION

Our non-employee directors are compensated for their services as described below. Mr. Nash does not receive any compensation for serving as a director.

Director Compensation Program

The following table describes the components of our non-employee director compensation program for fiscal 2019. The Compensation and Personnel Committee (the “Committee”) periodically reviews this program and recommends changes to the Board as appropriate.

Compensation Element	Director Compensation Program(a)
Annual Cash Retainer	$85,000(b)
Annual Equity Retainer	$175,000(c)
Board Chair Fee	$100,000
Lead Independent Director Fee	$100,000
Committee Chair Fee	$30,000 for the Audit Committee(d) $15,000 for the Compensation and Personnel Committee $15,000 for the Nominating and Governance Committee
Audit Committee Fee	$5,000
Board Meeting Fee	None(e)
Committee Meeting Fee	$1,500 per in-person meeting and $750 per telephonic meeting

(a)
In addition to the compensation elements disclosed above, we reimburse our directors for travel and other necessary business expenses incurred in the performance of their services to us. Each non-employee director whose term in office began before June 2014 is eligible for coverage under our health, dental and vision plans at the same rates at which coverage is offered to our associates. Non-employee directors may not use our plane for personal travel.

(b)	Annual cash retainer increased from $75,000 in fiscal 2018.

(c)
The annual equity retainer consists of restricted stock units vesting on the one-year anniversary of the grant date. Restricted stock units granted to non-employee directors in fiscal 2019 will vest on June 29, 2019. The value of the annual equity retainer increased from $150,000 in fiscal 2018.

(d)	The Audit Committee Chair fee increased from $20,000 in fiscal 2018.

(e)
We do not pay directors a fee for attending a board meeting unless there are more than eight board meetings during a fiscal year. Generally, we do not hold more than eight board meetings during a fiscal year. If there were more than eight meetings we would pay, for each additional meeting, directors fees of $1,500 per in-person meeting and $750 per telephonic meeting.

Each year, the Committee, with the assistance of Semler Brossy Consulting Group, LLC, its independent compensation consultant, conducts an analysis of non-employee director compensation at CarMax in relation to the compensation paid for director services at our peer group companies and in the marketplace more broadly.  As a result of this analysis, for fiscal 2019, the Committee recommended, and the Board approved, increases to the annual cash retainer and annual equity retainer, as well as an increase in the Audit Chair fee.  The Committee also recommended, and the Board approved, a transition from restricted stock to restricted stock units.  The new awards vest on the one-year anniversary of the grant date, while also permitting the deferral of the receipt of the vested shares until a later date.  The Committee believes it continues to maintain a director compensation program that successfully attracts and retains a qualified and diverse group of non-employee directors, who act in the best interests of our shareholders.

Our corporate governance guidelines include director stock ownership guidelines. These guidelines require non-employee directors to own common stock or other forms of equity with a value equivalent to five times the annual cash retainer within five years of joining the Board. Each of our non-employee directors met this guideline as of February 28, 2019.

Non-Employee Director Compensation in Fiscal 2019

The following table provides each element of non-employee director compensation for fiscal 2019.

Name	Fees Earned or Paid in Cash(a) ($)	Stock Awards(b)(c) ($)	All Other Compensation(d) ($)	Total ($)
Peter J. Bensen(e)	93,083	174,996	10,675	278,754
Ronald E. Blaylock	107,500	174,996	149	282,645
Sona Chawla	95,250	174,996	762	271,008
Alan B. Colberg(f)	24,000	155,477	486	179,963
Thomas J. Folliard	185,000	174,996	12,485	372,481
Jeffrey E. Garten(f)	27,333	155,477	10,000	192,810
Shira D. Goodman	103,000	174,996	7,500	285,496
W. Robert Grafton(f)	28,083	155,477	1,306	184,866
Edgar H. Grubb(f)	27,333	155,477	3,188	185,998
Robert J. Hombach(e)	93,833	174,996	10,690	279,519
David W. McCreight(g)	75,750	131,283	—	207,033
Pietro Satriano(h)	38,416	87,471	—	125,887
Marcella Shinder	94,500	174,996	239	269,735
Mitchell D. Steenrod	132,000	174,996	10,000	316,996
William R. Tiefel	191,000	174,996	18,261	384,257

(a)	Represents the cash compensation earned in fiscal 2019 for Board, Committee, and Board and Committee chair service.

(b)
Represents the aggregate grant date fair value of the restricted stock unit awards made in fiscal 2019 as determined in accordance with ASC Topic 718. In June 2018, we granted 2,390 shares of restricted stock units to each non-employee director then in office.

(c)
The following table provides information on the number of shares of unvested restricted stock units and the aggregate option awards held by each of our non-employee directors as of February 28, 2019. All options held by our non-employee directors were fully vested as of February 28, 2019 except for those held by Mr. Folliard, of which 710,248 were vested and 156,242 were unvested. In addition to the restricted stock units and options listed below, Mr. Folliard held 16,948 unvested stock-settled performance stock units as of February 28, 2019.

Name	Restricted Stock Units (#)	Outstanding Option Awards (#)
Peter J. Bensen	2,390	—
Ronald E. Blaylock	2,390	—
Sona Chawla	2,390	—
Alan B. Colberg	—	—
Thomas J. Folliard	2,390	866,490
Jeffrey E. Garten	—	2,870
Shira D. Goodman	2,390	2,870
W. Robert Grafton	—	2,870
Edgar H. Grubb	—	—
Robert J. Hombach	2,390	—
David W. McCreight	1,793	—
Pietro Satriano	1,409	—
Marcella Shinder	2,390	—
Mitchell D. Steenrod	2,390	—
William R. Tiefel	2,390	2,870

(d)
Represents matching charitable gifts made by The CarMax Foundation as part of its matching gifts program; the cost to CarMax for participation in its health, dental and vision plans (both the matching gifts program and the plans are broadly available to all CarMax associates); and director spouse travel and event expenses in connection with a Board meeting. None of the benefits individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the non-executive director.

(e)	Messrs. Bensen and Hombach were elected to the Board on April 1, 2018.

(f)
Messrs. Colberg, Garten, Grafton and Grubb did not stand for re-election at our 2018 annual shareholders meeting. Effective May 14, 2018, the Compensation and Personnel Committee approved the acceleration of the vesting for the restricted stock awards granted to Messrs. Colberg, Garten, Grafton and Grubb in consideration for their 2017-2018 board service. The amount in the stock awards column was determined in accordance with ASC Topic 718 and reflects the incremental fair value associated with the acceleration of these awards.

(g)	Mr. McCreight was elected to the Board on June 26, 2018. His stock award was prorated for his partial service year on the Board.

(h)	Mr. Satriano was elected to the Board on October 1, 2018. His stock award was prorated for his partial service year on the Board.

PROPOSAL FOUR: APPROVAL OF AMENDED AND RESTATED CARMAX, INC. 2002 STOCK INCENTIVE PLAN

The Company’s shareholders are being asked to approve amendments to the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated (the “Stock Incentive Plan”) to (a) increase the number of shares of the Company’s common stock reserved for issuance under the Stock Incentive Plan by 4,150,000 shares, (b) extend the termination date of the Stock Incentive Plan from June 28, 2026 to June 25, 2029, and (c) address changes in the federal tax laws. Both the Compensation and Personnel Committee (the “Committee”) and the Board have adopted these amendments, subject to shareholder approval at the annual meeting.

Proposed Amendments to the Stock Incentive Plan

The first proposed amendment will ensure that a sufficient reserve of common stock remains available for issuance under the Stock Incentive Plan in order to allow the Company to continue to use equity incentives to attract and retain the services of key individuals and other personnel essential to the Company’s long-term growth and financial success. The Company relies on equity incentives in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance compensation awards, and common stock. The Committee believes that these equity incentives are necessary for the Company to maintain a competitive equity compensation program. The Committee estimates that our remaining share reserve will not be sufficient to permit us to make annual equity grants after 2020. Therefore, the Committee proposes to increase the number of shares of the Company’s common stock reserved for issuance under the Stock Incentive Plan from 54,200,000 to 58,350,000. In determining the number of shares of common stock to reserve under the Revised Stock Incentive Plan (defined below), management and the Committee evaluated share usage, dilution, overhang, burn rate, and the existing terms of outstanding equity awards, as discussed further in the “Additional Information Regarding Share Increase: Share Usage, Dilution, Burn Rate, and Overhang” section. We believe the increased dilution resulting from the approval of the Revised Stock Incentive Plan remains consistent with shareholder interests.

The second proposed amendment extends the termination date of the Stock Incentive Plan from June 28, 2026 to June 25, 2029. This extension will permit the Committee to continue to utilize equity-based compensation as part of our competitive compensation program.

The third proposed amendment addresses changes in federal tax laws. The 2017 Tax Act eliminated the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). This category of proposed amendments removes provisions in the Stock Incentive Plan that were intended to comply with the performance-based compensation exception to Section 162(m).

A copy of the Stock Incentive Plan as proposed is attached to this proxy statement as Appendix A (the “Revised Stock Incentive Plan”). The following is a summary of the principal features of the Revised Stock Incentive Plan. The summary does not purport to be a complete description of all the provisions of the Revised Stock Incentive Plan and is qualified in its entirety by reference to the Revised Stock Incentive Plan. Aside from the amendments described above, the Revised Stock Incentive Plan remains the same as the Stock Incentive Plan in all material respects.

Incentive Equity Awards in Fiscal 2019

The Company grants equity and equity-based awards, including cash-settled restricted stock units, to more than 20% of all our employees annually. In fiscal 2019, we granted equity and equity-based awards, including cash-settled restricted stock units, covering 2,606,019 shares under the Stock Incentive Plan, of which awards for 563,839 shares, or 22%, were granted to our named executive officers; awards for 24,712 shares, or 1%, were granted to our non-employee directors; and awards for 2,017,468 shares, or 77%, were granted to our broad-based employee population.

As of February 28, 2019, the total number of shares of common stock underlying outstanding options under the Stock Incentive Plan was 7,854,762. The outstanding options have exercise prices ranging from $31.76 to $75.19, and the aggregate intrinsic value of these options that were in the money on February 28, 2019 was $48,671,456. The outstanding options generally vest ratably over a four-year period.

On March 29, 2019, the closing price for a share of the Company’s common stock was $69.80.

Annual Equity Grant in Fiscal 2020

On May 1, 2019, the Company granted its annual equity awards to employees. Immediately following the grant, 3,810,489 shares of common stock remained available for issuance as incentive awards under the Stock Incentive Plan. Information about the awards granted on May 1, including the number of incentive awards outstanding, the weighted average exercise price of outstanding incentive awards, the weighted average term of outstanding incentive awards, and the number of full value awards outstanding, can be found in the section titled “Additional Information Regarding Outstanding Equity Awards” on page 65.

Additional Information Regarding Share Increase: Share Usage, Dilution, Burn Rate, and Overhang

Upon adoption by shareholders at the annual meeting, the Revised Stock Incentive Plan will authorize 58,350,000 shares of CarMax, Inc. common stock for issuance as incentive awards. Incentive awards under the Revised Stock Incentive Plan may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance compensation awards or common stock. The number of shares available for incentive awards under the Revised Stock Incentive Plan will be increased in an amount equal to incentive awards that are forfeited or terminated without issuance of shares and shares withheld by or tendered to CarMax in connection with the exercise of an option or other award or satisfaction of tax withholding obligations. Adjustments will be made in the aggregate number of shares that may be issued under the Revised Stock Incentive Plan in the event of a change affecting shares of CarMax, Inc. common stock, such as a stock dividend or split, recapitalization, reorganization, or merger.
Equity Plan Share Reservation Summary Table as of February 28, 2019(a)

		Shares
A.	Total shares authorized under the Stock Incentive Plan	54,200,000
B.	Total shares awarded from Stock Incentive Plan through February 28, 2019	54,007,493
C.	Shares added back to share reserve from Stock Incentive Plan through February 28, 2019 due to cancellations and forfeitures of awards, or in satisfaction of exercise price or tax withholding obligations	5,301,177
D.	Shares available to be granted under the Stock Incentive Plan as of February 28, 2019 (A-B+C)	5,493,684
E.	New shares available for grant under the Revised Stock Incentive Plan	4,150,000
F.	Total shares available for grant under Revised Stock Incentive Plan if approved (D+E)	9,643,684
G.	Shares Outstanding as of February 28, 2019	167,478,924

(a)	This table does not include the annual equity awards granted on May 1, 2019 as described in “Additional Information Regarding Outstanding Equity Awards” on page 65.

In determining the number of shares to reserve under the Revised Stock Incentive Plan, management and the Committee also evaluated our Stock Incentive Plan’s historic dilution rate, burn rate, and overhang. This helps us ensure that we are continuing to take a disciplined approach to equity compensation.

The 4,150,000 share increase requested to be approved by shareholders represents 2.48% of our total common shares outstanding as of February 28, 2019. Dilution is the total number of shares subject to equity awards granted (less cancellations) divided by the total common shares outstanding at the end of the year. The average annual dilution over the last three fiscal years was 1.18%.

We manage our long-term dilution by limiting the number of shares subject to equity awards that we grant annually, commonly referred to as burn rate. Burn rate is another measure of dilution that shows how rapidly a company is depleting its shares reserved for equity compensation plans, and differs from annual dilution because it does not take into account cancellations. Our annual burn rate over the last three fiscal years has averaged 1.28%.

An additional metric that we use to measure the cumulative impact of the Revised Stock Incentive Plan is overhang (number of shares subject to equity awards outstanding but not exercised, plus number of shares available to be granted, divided by total common shares outstanding at the end of the year). For each of the last three fiscal years, our overhang has averaged 8.84%. If the Revised Stock Incentive Plan is approved, our overhang would increase to 10.90%.

We calculate dilution, burn rate and overhang based upon total common shares outstanding at the end of the fiscal year. Cash-settled restricted stock units are not included in the dilution, burn rate or overhang calculations because these awards are settled in cash and have no dilutive effect.

Equity Compensation Plan Key Metrics Summary Table

	Fiscal 2019 (%)	Fiscal 2018 (%)	Fiscal 2017 (%)	Three Year Average (Fiscal 2017-2019)
Percentage of Equity-Based Awards Granted to Named Executive Officers	21.64%	21.97%	31.47%(a)	25.03%
Dilution	0.95%	1.18%	1.41%	1.18%
Burn rate	1.18%	1.24%	1.42%	1.28%
Overhang	8.42%	8.63%	9.45%	8.84%

(a)
In fiscal 2017, Mr. Nash became President and CEO, and Mr. Folliard retired as CEO and was appointed non-executive chair of the Board. Therefore, we had six named executive officers for fiscal 2017 as opposed to five named executive officers in each of fiscal 2019 and fiscal 2018. Excluding Mr. Folliard from the calculation, the percentage of equity-based awards granted to named executive officers would have been 23.52%.

The potential dilution from the requested share increase, the burn rate, and our overhang all reflect the impact of our share repurchase program. We have repurchased a total of 32,794,364 shares over the last three fiscal years. These share repurchases have returned value to our shareholders and have mitigated the dilutive effect of our equity grants. However, the repurchases have increased dilution, burn rate, and overhang percentages by shrinking the number of common shares outstanding. Without this reduction in total common shares outstanding, our annual dilution would have averaged 1.06%, our burn rate would have averaged 1.15% and our overhang would have averaged 7.93% over the last three fiscal years.

Taking into account the Company’s equity grant practices and the foregoing information, the Company believes that the additional share authorization requested is appropriate.

New Plan Benefits

The benefits that will be awarded or paid under the Revised Stock Incentive Plan cannot currently be determined. Incentive awards granted under the Revised Stock Incentive Plan are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them. The Revised Stock Incentive Plan does not have set benefits or amounts, and no grants or awards have been made by the Board or the Committee to date subject to shareholder approval.

A Description of Material Features of the Revised Stock Incentive Plan

OVERVIEW AND AVAILABLE SHARES

As stated above, the Revised Stock Incentive Plan will authorize 58,350,000 shares of CarMax, Inc. common stock for issuance as incentive awards. Incentive awards under the Revised Stock Incentive Plan may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance compensation awards or common stock. The number of shares available for incentive awards under the Revised Stock Incentive Plan will be increased in an amount equal to incentive awards that are forfeited or terminated without issuance of shares and shares withheld by or tendered to CarMax in connection with the exercise of an option or other award or satisfaction of tax withholding obligations. Adjustments will be made in the aggregate number of shares that may be issued under the Revised Stock Incentive Plan in the event of a change affecting shares of CarMax, Inc. common stock, such as a stock dividend or split, recapitalization, reorganization, or merger.

GENERAL AWARD LIMITS

No more than 3,000,000 shares may be allocated for incentive awards to any one participant during any single calendar year. No non-employee directors may receive awards under the Revised Stock Incentive Plan and under any other Company equity plan, taken together with any cash fees paid to such non-employee director, with a total value in excess of $1.0 million for any fiscal year.

ADMINISTRATION AND TERM

The Committee will continue to administer the Revised Stock Incentive Plan. The Committee shall have the power and complete discretion to administer the Revised Stock Incentive Plan, including the power to determine when to grant incentive awards; which eligible participants will receive incentive awards; whether the award will be an option, stock appreciation right, restricted stock, restricted stock unit, performance compensation award or Company common stock; whether stock appreciation rights will be attached to options; and the number of shares or units to be allocated to each incentive award. The Committee may impose conditions on the exercise of options and stock appreciation rights and upon the transfer of restricted stock or restricted stock units under the Revised Stock Incentive Plan and may impose such other restrictions and requirements as it may deem appropriate, including reserving the right for CarMax to reacquire shares issued pursuant to an incentive award.

The Committee has delegated limited authority to the Company’s CEO and CFO to grant equity awards to the Company’s non-executive officer employees. The Committee delegated this authority to permit the CEO and CFO to award limited equity grants without the specific action of the Committee. Pursuant to this delegation, the CEO and CFO have the discretion to grant up to a total maximum of 75,000 units or shares of the Company’s common stock to non-executive officer employees between regularly scheduled Committee meetings.

If approved, the Revised Stock Incentive Plan will terminate on June 25, 2029, unless the Board terminates it prior to that date. Incentive awards existing after the termination date will continue to be governed by the terms and conditions of the Revised Stock Incentive Plan.

ELIGIBILITY

All present and future employees and non-employee directors of the Company are eligible to receive incentive awards under the Revised Stock Incentive Plan. As described above, employees and non-employee directors participate in the Revised Stock Incentive Plan on the basis of determinations made by the Committee. As of February 28, 2019, there were 25,946 employees and 11 non-employee directors of the Company.

TYPES OF AWARDS

Stock Options

Options granted under the Revised Stock Incentive Plan may be incentive stock options under Section 422 of the Code or nonstatutory stock options. The option price for any option awarded under the plan may not be less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the CarMax, Inc. common stock on the date of the grant. The Committee determines any vesting requirement for option awards. Payment of the option exercise price may be made in cash or as otherwise provided in an option award agreement or by separate action of the Committee. The maximum term of any option granted under the plan is ten years. To date, all options awards made pursuant to the Stock Incentive Plan have been nonstatutory options.

Stock Appreciation Rights

The Committee may award stock appreciation rights under the Revised Stock Incentive Plan either with or without related options, or the Committee may subsequently award and attach stock appreciation rights to a previously awarded nonstatutory option, and impose such conditions upon their exercise as it deems appropriate. When the stock appreciation right is exercisable, the holder may surrender to CarMax all or a portion of the unexercised stock appreciation right and receive in exchange an amount equal to the difference between (i) the fair market value on the date of exercise of the common stock covered by the surrendered portion of the stock appreciation right and (ii) the exercise price of the common stock under the related option or, if the stock appreciation right is not related to an option, the fair market value of the common stock on the date the stock appreciation right was awarded. The Committee may limit the amount that can be received when a stock appreciation right is exercised. When a stock appreciation right related to an option is exercised, the underlying option, to the extent of the stock appreciation right’s surrender, will no longer be exercisable. Similarly, when an option is exercised, any stock appreciation rights attached to the option will no longer be exercisable. CarMax’s obligation arising upon exercise of a stock appreciation right may be paid in the Company’s common stock or in cash, or in any combination of the two, as the Committee may determine. Stock appreciation rights may only be exercised when the underlying option is exercisable or, if there is no underlying option, at the times specified by the Committee. To date, awards of stock appreciation rights have only been made in tandem with option awards and are exercisable solely upon a change-in-control.

Restricted Stock and Restricted Stock Units

Restricted stock and restricted stock units issued pursuant to the Revised Stock Incentive Plan are subject to the following general restrictions: (i) no such shares or units may be sold, transferred, pledged, or otherwise encumbered or disposed of until the restrictions on such shares or units have lapsed or been removed under the provisions of the Revised Stock Incentive Plan and (ii) if a holder of restricted stock or restricted stock units ceases to be employed by CarMax or one of its affiliates, any shares of restricted stock, or restricted stock units, on which the restrictions have not lapsed or been otherwise removed will be forfeited. The Committee is also authorized to impose further restrictions on restricted stock or restricted stock units, including additional events of forfeiture. The Committee will establish the terms and conditions upon which the restrictions on those shares or units will lapse; provided that, except in limited circumstances, the period of restriction must be at least one year from the date of grant. The terms and conditions may include, without limitation, the lapsing of those restrictions at the end of a specified period of time as a result of the disability, death, or retirement of the participant, or as a result of a change-in-control. In addition, the Committee may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all restrictions.

Participants holding shares of restricted stock may exercise full voting rights with respect to those shares and are entitled to receive all dividends and other distributions paid with respect to those shares. Participants holding restricted stock units do not possess any voting rights with respect to those units, but are entitled to receive all dividends and other distributions paid with respect to those units if and as so provided in the related award agreement.

Restricted stock units may be settled by the Company in the form of shares of Company common stock, cash, or a fixed combination of both, as determined by the Committee.

Performance Compensation Awards

The Revised Stock Incentive Plan contains individual award limitations and performance goals to allow certain “Grandfathered Awards” granted under the Stock Incentive Plan to qualify as “performance-based compensation” under Section 162(m) of the Code. “Grandfathered Awards” means remuneration which the Company intended to qualify as “performance-based compensation” under Section 162(m) of the Code and which is provided pursuant to a written binding contract that was in effect on November 2, 2017, and that was not modified in any material respect on or after such date, within the meaning of Section 13601(e)(2) of the 2017 Tax Act as may be amended from time to time (including any regulations or further guidance).

When the Committee granted Grandfathered Awards, it was permitted to designate any incentive award (other than stock options and stock appreciation rights) as a performance compensation award. For incentive awards designated as performance compensation awards, the Committee determined, among other items, the performance goals and performance period applicable to the awards. The Committee developed applicable performance goals using the following measurements: pretax income; net income; basic or diluted earnings per share; net revenues; comparable store unit sales (new and/or used); total vehicle unit sales (new and/or used); market share; gross profit; profit margin; cash flow; expense ratios; return on assets; return on invested capital; return on equity; stock price; market capitalization; and total shareholder return; each as determined in accordance with U.S. generally accepted accounting principles, where applicable.

Under the Revised Stock Incentive Plan, the Committee is permitted to grant new incentive awards with performance conditions as restricted stock awards or restricted stock unit awards. The Committee determines, among other items, the performance requirements for the vesting of these awards, such as the performance goals and performance period applicable to the awards.

Company Common Stock

The Committee is also permitted to make grants of Company stock without restrictions.

CHANGE-IN-CONTROL

The Committee may, in its discretion, include provisions in award agreements that will make the incentive awards vested and/or fully exercisable upon a change in control of CarMax, or upon the occurrence of one or more events subsequent to a change-in-control, notwithstanding other conditions on exercisability in the option.

A change of control will be deemed to have taken place if: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 becomes, or acquires the right to become, the beneficial owner of CarMax’s securities having 20% or more of the combined voting power of the then outstanding securities of CarMax that may be cast for the election of the board of directors of CarMax (other than as a result of an issuance of securities initiated by CarMax in the ordinary course of business); or (ii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of CarMax before such a transaction cease to constitute a majority of the board of directors of CarMax or any successor to CarMax after such a transaction.

TRANSFERABILITY OF INCENTIVE AWARDS

No options or stock appreciation rights granted under the Revised Stock Incentive Plan, and, during the applicable period of restriction, no shares of restricted stock, may be sold, transferred, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution. Restricted stock units are not transferable by means of sale, assignment, exchange, pledge or otherwise. All rights granted to a participant under the plan will be exercisable during the participant’s lifetime only by such participant or, if permissible under applicable law, by the participant’s guardians or legal representatives. Upon the death of a participant, the participant’s personal representative or beneficiary may exercise the participant’s rights under the plan. No incentive awards may be transferred for value or consideration without the prior approval of CarMax’s shareholders.

CLAWBACK

Incentive awards under the Revised Stock Incentive Plan are subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement) and in compliance with Code Section 409A.

REPRICING PRIOR AWARDS

Except in connection with certain corporate transactions, the terms of outstanding incentive awards may not be amended to reduce the exercise price of outstanding options or stock appreciation rights or cancel outstanding options or stock appreciation rights in exchange for cash, other incentive awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights without shareholder approval.

FEDERAL INCOME TAX INFORMATION

The following is a general summary of the current federal income tax treatment of incentive awards that would be authorized to be granted under the Revised Stock Incentive Plan, based upon the current provisions of the Code and regulations promulgated thereunder. As the rules governing the tax treatment of such awards are quite technical, the following discussion of tax consequences is necessarily general in nature and does not purport to be complete. In addition, statutory provisions and their interpretations are subject to change, and their application may vary in individual circumstances. This discussion does not address the tax consequences under applicable state and local law.

Incentive Stock Options

A participant will not recognize income on the grant of an incentive stock option. Additionally, a participant will not recognize any income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be treated as long-term capital gain or loss.
If, however, such shares are disposed of within such one or two year periods (a “disqualifying disposition”), then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of (A) the lesser of either (i) the amount realized upon such disposition or (ii) the fair market value of such shares on the date of exercise, over (B) the exercise price. The participant will also be subject to capital gain tax on the excess, if any, of the amount realized on such disposition over the fair market value of the shares on the date of exercise.
Nonqualified Stock Options and Stock Appreciation Rights

A participant generally is not required to recognize income on the grant of a nonqualified stock option or a stock appreciation right. Instead, ordinary income generally is required to be recognized on the date the nonqualified stock option or stock appreciation right is exercised. In general, the amount of ordinary income required to be recognized is (i) in the case of a nonqualified stock option an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price and (ii) in the case of a stock appreciation right, the amount of cash and/or the fair market value of any shares received upon exercise over the exercise price.

Restricted Stock

Unless a participant who receives an award of restricted stock makes an election under Section 83(b) of the Code (“Section 83(b)”) as described below, the participant generally is not required to recognize ordinary income upon the grant of restricted stock. Instead, on the date the restrictions lapse and the shares vest (that is, become transferable and no longer subject to a substantial risk of forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on that date over the amount, if any, paid for those shares.

If a participant makes a Section 83(b) election to recognize ordinary income on the date the shares are granted, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of grant over the amount, if any, paid for those shares. In that case, the participant will not be required to recognize additional ordinary income when the restrictions lapse and the shares vest.

Restricted Stock Units

A participant generally is not required to recognize income upon the grant of a restricted stock unit. In general, on the date the restricted stock units settle, the participant will be required to recognize ordinary income in an amount equal to the fair market value of the restricted stock units as of the settlement date. In addition, FICA taxes are imposed in the year of vesting (which may occur prior to the year of settlement).

Company Common Stock

A participant generally is required to recognize income on the date of grant of Company common stock in the amount of the fair market value of the stock received.

Gain or Loss on Sale or Exchange of Shares

In general, gain or loss from the sale or exchange of shares granted under the Revised Stock Incentive Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange.

Deductibility By CarMax

CarMax generally is not allowed a deduction in connection with the grant or exercise of an incentive stock option. However, if a participant is required to recognize income as a result of a disqualifying disposition, CarMax will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a nonqualified stock option (including an incentive stock option that is treated as a nonqualified stock option, as described above), a stock appreciation right, or restricted stock or restricted stock unit, CarMax will be allowed a deduction in an amount equal to the amount of ordinary income recognized by a participant, provided that certain income tax reporting requirements are satisfied.

Performance-Based Compensation
In general, Section 162(m) denies a publicly held corporation a federal income tax deduction for compensation in excess of $1 million per year per person paid to its “covered employees,” subject to certain exceptions. “Performance-based” compensation is not subject to the $1 million deduction limit for Grandfathered Awards, as described in the “Performance Compensation Awards” section above.
MODIFICATION OF THE REVISED STOCK INCENTIVE PLAN

The CarMax board of directors may amend, alter, or terminate the Revised Stock Incentive Plan as it deems advisable, provided that the CarMax shareholders must approve any amendment that would (i) materially increase the benefits accruing to participants under the Revised Stock Incentive Plan, (ii) materially increase the number of shares of CarMax, Inc. common stock that may be issued under the Revised Stock Incentive Plan or (iii) materially modify the requirements of eligibility for participation in the Revised Stock Incentive Plan. Notwithstanding the foregoing, the Board may unilaterally amend the Revised Stock Incentive Plan as it deems appropriate to ensure compliance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and to cause incentive awards to meet the requirements of the Code, including Code Section 422, and regulations thereunder. Incentive awards granted under the Revised Stock Incentive Plan may be amended with the consent of the participant so long as the amended award is consistent with the terms of the plan.

If the Revised Stock Incentive Plan is not approved by our shareholders, the Revised Stock Incentive Plan will not go into effect and we may continue to make awards under our Stock Incentive Plan.

Additional Information Regarding Outstanding Equity Awards

On May 1, 2019, the Company granted its annual equity awards to employees. The awards included 1,571,599 shares issued as stock options. Also included were 190,894 shares issued as stock-settled performance stock unit awards and restricted stock unit awards which, following the settlement of these units on their third anniversary (and assuming no forfeitures), will result in the payment to the pool of participants of between 0 and 381,788 shares of Company common stock.

Immediately following the Company’s grant of its annual equity awards to Company employees, 3,810,489 shares of common stock remained available for issuance as incentive awards under the Stock Incentive Plan; this amount included shares that have been forfeited or otherwise terminated without issuance of shares. As of May 1, 2019, the total number of shares of common stock underlying outstanding options, stock-settled performance stock units and stock-settled restricted stock units under the Stock Incentive Plan was 8,766,524, 128,487, and 512,758, respectively. Accordingly, the total number of shares of common stock underlying full value awards was 641,245 on that date.

As of May 1, 2019, 74,408 shares of common stock remain available for issuance as incentive awards under the Company’s Non-Employee Directors Stock Incentive Plan (the “Directors Plan”). This amount includes shares that have been forfeited or otherwise terminated without issuance of shares. As of May 1, 2019, the total number of shares of common stock underlying outstanding options under the Directors Plan was 8,610. No shares of restricted stock have been awarded under the Directors Plan.

As of May 1, 2019, the total number of shares of common stock underlying outstanding options for both the Stock Incentive Plan and the Directors Plan was 8,775,134. For such options, the weighted average exercise price was $62.44 and the weighted average remaining contractual life was 4.79 years. The number of common shares outstanding was 166,191,515.

The aggregate number of shares of common stock subject to stock options granted to certain persons under the Stock Incentive Plan since its inception is set forth in the table below. No stock options have been granted under the Stock Incentive Plan to any associate of any director, director nominee or executive officer, and no other person has been granted 5% or more of the total amount of options granted under the Stock Incentive Plan.

Name and Position	Number of Options Granted
Named Executive Officers
William D. Nash(a) President and Chief Executive Officer	1,758,176
Thomas W. Reedy Executive VP and Chief Financial Officer	1,167,147
Edwin J. Hill Executive VP and Chief Operating Officer	1,031,705
Eric M. Margolin Executive VP, General Counsel and Corporate Secretary	895,367
James Lyski Executive VP, Chief Marketing Officer	310,831
All current executive officers as a group	6,667,136
All non-employee directors as a group	3,339,849(b)
Director Nominees
Peter J. Bensen	—
Ronald E. Blaylock	—
Sona Chawla	—
Thomas J. Folliard	3,339,849(b)
Shira Goodman	—
Robert J. Hombach	—
David W. McCreight	—
Pietro Satriano	—
Marcella Shinder	—
Mitchell D. Steenrod	—
All other employees, including all current officers who are not executive officers, as a group	31,064,877

(a)	Mr. Nash is also a director nominee.

(b)	Mr. Folliard retired as our Chief Executive Officer in 2016. All of the options granted to Mr. Folliard under the Stock Incentive Plan were awarded in his capacity as an employee of CarMax.

Equity Compensation Plan Information

The following table provides information as of February 28, 2019, with respect to our three equity-based compensation plans under which shares of our common stock have been authorized for issuance: (i) our Stock Incentive Plan; (ii) our Non-Employee Directors Stock Incentive Plan; and (iii) our Employee Stock Purchase Plan (“ESPP”).

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders:
Stock Incentive Plan	7,854,762	$57.98	5,493,684(a)
Non-Employee Directors Stock Incentive Plan	14,350	$46.65	74,408(b)
Employee Stock Purchase Plan	—	—	2,802,346(c)
Equity compensation plans not approved by security holders	—	—	–
Total	7,869,112	$57.96	8,370,438
(a)   The remaining common stock available for future issuance under the Stock Incentive Plan may be issued as options, common stock, restricted stock, restricted stock units, performance compensation awards, or stock appreciation rights.

(b)
The remaining common stock available for future issuance under the Non-Employee Directors Stock Incentive Plan may be issued as options, common stock, restricted stock, restricted stock units, or stock appreciation rights.

(c)   The ESPP authorizes the issuance of 8,000,000 shares of common stock. As of February 28, 2019, 5,197,654 shares have been purchased on the open market and 2,802,346 shares remain available for issuance. Under the ESPP, full- and part-time associates who have been employed for one year or more are eligible to participate. Executive officers may not participate in the ESPP. A participating associate may authorize payroll deductions between 2% and 10% of compensation, up to an annual maximum of $7,500. Each month, the payroll deductions are used to purchase CarMax common stock. Shares are purchased on the open market and the purchase price is the average cost of all shares purchased for a particular month. To encourage participation in the ESPP, we match 15% of the associate’s contribution. An eligible associate may change, cease or restart contributions for any payroll period without penalty. We pay all administrative costs of the ESPP. There are no outstanding options, warrants, or rights under the ESPP.

Registration with the SEC
We intend to file with the SEC a registration statement on Form S-8 covering the Company’s common stock reserved for issuance under the Revised Stock Incentive Plan.
Vote Required

In order to be adopted, the Revised Stock Incentive Plan must be approved by the affirmative vote of a majority of the votes cast by holders of record of the Company’s common stock. Shareholders may direct that their votes be cast for or against the proposal, or shareholders may abstain from this proposal. Abstentions will have the same effect as votes cast against the proposal. Broker shares that are not voted on this proposal are not considered votes cast.

If our shareholders do not approve the Revised Stock Incentive Plan, we estimate that our remaining share reserve will not be sufficient to permit us to make annual grants after 2020.

The board of directors recommends that the shareholders vote FOR Proposal Four.

PROPOSAL FIVE: SHAREHOLDER PROPOSAL REGARDING A REPORT ON POLITICAL CONTRIBUTIONS

In accordance with SEC regulations, the shareholder proposal and supporting statement presented below were submitted by a shareholder and are quoted verbatim. We disclaim all responsibility for the content of the proposal and the supporting statement, including sources referenced in the supporting statement.

The International Brotherhood of Teamsters General Fund, located at 25 Louisiana Avenue, NW, Washington, DC 20001, has advised CarMax that it intends to present the following shareholder proposal at the annual shareholders meeting. The proponent owns 80 shares of CarMax common stock.

Shareholder Proposal

Resolved, that the shareholders of CarMax Inc. (“CarMax” or “Company”), hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.
Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to - (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and,

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the Board of Directors or relevant board committee and posted on the Company's website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.

Supporting Statement:

As long-term shareholders of CarMax, we support transparency and accountability in corporate electoral spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as, direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.

Disclosure is in the best interest of the Company and its shareholders. The Supreme Court recognized this in its 2010 Citizens United decision: "[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages."

Publicly available records show CarMax has contributed at least $330,000 in corporate funds since the 2010 election cycle. (CQMoneyLine: http://moneyline.cq.com; National Institute on Money in State Politics: http://www.followthemoney.org).

However, relying on publicly available data does not provide a complete picture of the Company's electoral spending. For example, the Company's payments to trade associations that may be used for election-related activities are undisclosed and unknown. This proposal asks the Company to disclose all of its electoral spending, including payments to trade associations and other tax-exempt organizations, which may be used for electoral purposes. This would bring our Company in line with a growing number of leading companies, including United Technologies and Boeing, which present this information on their websites.

The Company's Board and shareholders need comprehensive disclosure to fully evaluate the use of corporate assets in elections.

We urge your support for this critical governance reform.

The Board’s Statement in Opposition

The Board has carefully considered the foregoing shareholder proposal and concluded that it is not in the best interests of CarMax or its shareholders and recommends that shareholders vote against the proposal. This position was supported by our shareholders at the 2018 annual meeting, when over 70% of the shares voted were cast against an almost identical shareholder proposal. Our reasons are described below.

CarMax is committed to adhering to the highest ethical standards when engaging in any political activities

Reflecting this commitment, the Nominating and Governance Committee has adopted the CarMax Corporate Political Contribution Policy (“Political Contribution Policy”), a formal written policy setting forth our policies and procedures on political contributions and political activity. The policy is available under the “Corporate Governance” link on our website at investors.carmax.com. As described in the Political Contribution Policy, CarMax makes decisions regarding corporate political contributions and political activity based on many factors, including, but not limited to: a candidate’s support for maintaining a competitive business environment; a candidate’s support for issues important to CarMax; and a candidate’s service or potential service in leadership or on key committees. Contribution decisions are not based on the personal preferences of senior management or directors. Senior management annually approves the CarMax political contribution budget and all corporate political contributions over $1,000 must be specifically approved by CarMax’s General Counsel. The General Counsel receives quarterly reports of all other contributions and CarMax’s Government Affairs activities are reported to the Nominating and Governance Committee annually.

Responsible participation in the political process, including through legal political contributions, is important for CarMax’s business

CarMax is in a highly regulated industry, and the Company’s operations are significantly affected by the actions of elected officials. It is important that CarMax responsibly participate in industry trade associations and the electoral and legislative process in order to protect our customers and your interests as shareholders.

CarMax’s corporate political contributions are financially insignificant and adequate information already is available

While our corporate political contributions serve an important corporate purpose, such contributions represent only a small fraction of our total annual expenses (less than 0.002% in fiscal 2019). In addition, those contributions are made to state political candidates in accordance with state law and our Political Contribution Policy and are required to be disclosed either by the recipient or the donor in accordance with applicable laws.

U.S. federal law currently prohibits companies from making corporate contributions or providing anything of value to any political candidate, campaign committee or other organization in connection with any federal election; thus, we do not make such contributions. While a company may not make these contributions, it can form a Political Action Committee (“PAC”), which is permitted to direct contributions to candidates for federal office, national party committees, or candidates in states where only PAC contributions are permitted. CarMax chooses not to operate a PAC and therefore does not and may not make any such contributions.

Moreover, although permitted to do so by federal law, CarMax has a long-standing practice against, and our Political Contribution Policy prohibits, using corporate resources for the direct funding of independent political expenditures expressly advocating for or against candidates in elections for public office.

The Board believes that additional disclosure is not necessary to provide shareholders visibility into our limited political contributions and, thus, spending further corporate funds to generate the report requested by the shareholder proposal would not be a productive use of corporate resources.

CarMax’s trade association memberships serve multiple objectives

CarMax participates in various trade associations to keep abreast of business and technical issues as well as emerging standards within the automotive retail industry. We do not join trade associations to advance political purposes, and our membership in a particular trade association does not represent our agreement with all of the association’s positions or views. Thus, disclosure of our association dues would not provide our shareholders with a greater understanding of our business strategies, initiatives or values. Because our payments to trade associations do not necessarily reflect our views on every action a trade association may take, and because we support trade associations for reasons unrelated to any of their political activities, we do not believe reporting our trade association dues would provide meaningful information to investors.

Given the policies and procedures set forth in our Political Contribution Policy and the purposeful, yet limited, nature of CarMax’s political contributions and expenditures, about which adequate information already is publicly available, the Board believes that adoption of the shareholder proposal is both unnecessary and not in the best interests of shareholders.

The Board recommends a vote AGAINST Proposal Five.

CARMAX SHARE OWNERSHIP

Share Ownership of Directors and Executive Officers

The following table includes information about our common stock beneficially owned as of March 29, 2019, by:

▪	Our CEO and the other named executive officers.

▪	Each director or nominee for director.

▪	All of our directors and executive officers as a group.
Unless otherwise noted, each shareholder has sole voting power and investment power with respect to securities shown in the table below.

Named Executive Officers	CarMax Shares that May Be Acquired Within 60 Days after March 29, 2019	Shares of CarMax Common Stock Beneficially Owned as of March 29, 2019(a)	Percent of Class
William D. Nash(b)	540,721	615,223	*
Thomas W. Reedy	215,767	277,856	*
Edwin J. Hill	388,584	394,974	*
Eric M. Margolin	301,929	318,089	*
James Lyski	170,890	170,890	*
Directors/Director Nominees
Peter J. Bensen	—	5,000	*
Ronald E. Blaylock	—	20,815	*
Sona Chawla	—	2,406	*
Thomas J. Folliard	826,481	1,035,970	*
Shira Goodman	2,870	20,479	*
Robert J. Hombach	—	27	*
David W. McCreight	—	—	*
Pietro Satriano	—	—	*
Marcella Shinder	—	7,123	*
Mitchell D. Steenrod	—	17,734	*
William R. Tiefel	2,870	163,047	*
All directors and executive officers as a group (21 persons)	2,862,073	3,468,093	2.09%
* Represents beneficial ownership of less than one percent of the 166,187,221 shares of CarMax common stock outstanding on March 29, 2019.

(a)
In addition to shares of CarMax common stock beneficially owned on March 29, 2019, includes (i) shares of CarMax common stock that could be acquired through the exercise of stock options within 60 days after March 29, 2019, (ii) shares of CarMax common stock that will be acquired upon the April 12, 2019 settlement of the MSUs granted to certain officers on April 12, 2016, and (iii) shares of CarMax common stock that will be acquired upon the April 23, 2019 settlement of the PSUs granted to certain officers on April 12, 2016. Each of the MSUs has been converted to shares of CarMax common stock based upon the applicable conversion formula and our assumption that the average closing price of our stock during the final 40 trading days of the MSU’s three-year vesting period was equal to the closing price of our stock on March 29, 2019 (which was $69.80). Each of the PSUs has been converted to shares of CarMax common stock using the Compensation and Personnel Committee’s PSU performance certification, as described on page 35.

(b)	Mr. Nash is also a director of CarMax.

Share Ownership of Certain Beneficial Owners

The following table includes, as of March 29, 2019, information about shareholders that reported to the SEC that they beneficially owned more than 5% of our common stock. We are not aware of any other owners of more than 5% of our common stock.

Name and Address of Beneficial Owner(s)	Number of Shares Owned	Percent of Class
The Vanguard Group, Inc.(a) 100 Vanguard Boulevard Malvern, PA 19355	18,020,818	10.49%
PRIMECAP Management Company(b) 177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105	12,093,328	7.04%
Ruane, Cunniff & Goldfarb L.P.(c) 9 West 57th Street, Suite 5000 New York, NY 10019-2701	11,628,794	6.77%
BlackRock, Inc.(d) 55 East 52nd Street New York, NY 10055	10,981,487	6.40%

(a)
Information concerning the CarMax common stock beneficially owned as of December 31, 2018, was obtained from a Schedule 13G/A filed February 11, 2019. According to the Schedule 13G/A, The Vanguard Group, Inc. has the sole power to vote 212,005 shares, the sole power to dispose of 17,777,928 shares, the shared power to vote 36,508 shares and the shared power to dispose of 242,890 shares of CarMax common stock.

(b)
Information concerning the CarMax common stock beneficially owned as of December 31, 2018, was obtained from a Schedule 13G/A filed February 8, 2019. According to the Schedule 13G/A, PRIMECAP Management Company has the sole power to vote 6,120,141 shares and the sole power to dispose of 12,093,328 shares.

(c)
Information concerning the CarMax common stock beneficially owned as of December 31, 2018, was obtained from a Schedule 13G filed February 14, 2019. According to the Schedule 13G, Ruane, Cunniff & Goldfarb L.P. has the sole power to vote 11,628,794 shares and the sole power to dispose of 11,628,794 shares.

(d)
Information concerning the CarMax common stock beneficially owned as of December 31, 2018, was obtained from a Schedule 13G/A filed February 4, 2019. According to the Schedule 13G/A, BlackRock, Inc. has the sole power to vote 9,568,051 shares and the sole power to dispose of 10,981,487 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors, and persons who beneficially own more than 10% of our common stock are required to report any transactions in our common stock to the SEC and to share those reports with us. As a matter of practice, we assist our executive officers and directors in preparing and filing these reports. Based solely on a review of these reports or written representations that no other reports were required, we believe that all officers, directors and beneficial owners of more than 10% of our common stock complied with applicable filing requirements during fiscal 2019.

GENERAL INFORMATION

Voting Information
Shareholders Entitled to Vote
If you owned CarMax common stock at the close of business on April 18, 2019, you can vote at the annual shareholders meeting. Each share of common stock is entitled to one vote.

To conduct the annual shareholders meeting, a majority of our outstanding shares of common stock as of April 18, 2019, must be present in person or by proxy. This is referred to as a quorum. Abstentions and shares held by banks, brokers or nominees that are voted on any matter are included in determining whether a quorum exists. There were 166,463,951 shares of CarMax common stock outstanding on April 18, 2019.

How to Vote (Record Owners)
Shareholders of record (that is, shareholders who hold their shares in their own name) may vote in any of the following ways:

●     By Internet. You may vote online by accessing www.carmaxproxy.com and following the on-screen instructions. You will need the Control Number included on the Notice of Internet Availability of Proxy Materials (the “Notice”) or on your proxy card, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.

●     By Telephone. If you are located in the U.S., you may vote by calling toll free 1-800-PROXIES (1-800-776-9437) and following the instructions. If you are located outside the U.S., call 1-718-921-8500. You will need the Control Number included on the Notice or on your proxy card, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a proxy card.

●     By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided.

●     In Person. You may vote in person at the annual shareholders meeting by requesting a ballot from the inspector of election at the meeting.

Participants in our ESPP may vote in any of the ways listed above.

How to Vote (Beneficial Owners)
If your shares are held in “street name” (that is, in the name of a bank, broker, or other holder of record), you may vote in any of the following ways:

●     By Internet. You may vote online by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your voting instruction form, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a voting instruction form.

●     By Telephone. You may vote by telephone by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your voting instruction form, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a voting instruction form.

●     By Mail. If you requested printed copies of the proxy materials, you will receive a voting instruction form, and you may vote by signing, dating and mailing it in the envelope provided.

●     In Person. You must obtain a legal proxy from the organization that holds your shares in order to vote your shares in person at the annual shareholders meeting. Follow the instructions on the Notice to obtain this legal proxy.

Deadline for Voting
For both shareholders of record and beneficial owners of shares held in street name (other than ESPP participants), online and telephone voting is available through 11:59 p.m. ET on Monday, June 24, 2019.

For shares held by ESPP participants in an ESPP account, online and telephone voting is available through 11:59 p.m. ET on Thursday, June 20, 2019.

Changing Your Vote	You may revoke your proxy at any time before it is exercised by submitting a subsequent vote using any of the methods described above.
Effect of Not Voting
Shareholders of Record. If you are a shareholder of record and you:

 ●     Do not vote via the internet, by telephone or by mail, your shares will not be voted unless you attend the annual shareholders meeting to vote them in person.

 ●     Sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion on any other matters properly presented for a vote.

Beneficial Owners of Shares Held in Street Name or Participants in the ESPP. If you are a beneficial owner of shares held in street name or a participant in the ESPP and you do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares generally may vote your shares on routine matters but cannot vote your shares on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will not have the authority to vote your shares on this matter. This is generally referred to as a “broker non-vote.”

Voting Standards
Proposals One (election of directors), Two (ratification of KPMG), Three (advisory vote on executive compensation), Four (approval of amended and restated stock incentive plan), and Five (shareholder proposal regarding a report on political contributions) must be approved by the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will not be counted in determining the number of votes cast on Proposals One, Two, Three, and Five. Abstentions, but not broker-non-votes, will be counted in determining the number of votes cast on Proposal Four.

Routine and Non-Routine Proposals
Routine Proposals. Proposal Two (ratification of KPMG) is considered a routine matter. A broker or other nominee generally may vote on routine matters, and therefore we expect no broker non-votes in connection with Proposal Two.

Non-routine Proposals. Proposals One (election of directors), Three (advisory vote on executive compensation), Four (approval of amended and restated stock incentive plan), and Five (shareholder proposal regarding a report on political contributions) are considered non-routine matters. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on these proposals.

Counting the Votes	Representatives from American Stock Transfer & Trust Company, LLC, our transfer agent, will tabulate the votes and act as inspector of election at the annual shareholders meeting.

Proxy Information
Electronic Access to Proxy Materials and Annual Report
We are providing access to our proxy materials primarily over the internet rather than mailing paper copies of those materials to each shareholder. On or about May 6, 2019, we will mail the Notice to our shareholders. This Notice will provide website and other information for the purpose of accessing proxy materials. The Notice tells you how to:

●     View our proxy materials for the annual shareholders meeting on the internet.

●     Instruct us to send proxy materials to you by mail or email.

Choosing to receive proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of our annual shareholders meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect unless and until you rescind it.

Proxy Solicitation
CarMax pays the cost of soliciting proxies. We will solicit proxies from our shareholders, and, after the initial solicitation, some of our associates or agents may contact shareholders by telephone, by email or in person. We have retained Georgeson, Inc. to solicit proxies for a fee of $7,500 plus reasonable expenses. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of our common stock.

Annual Shareholders Meeting Information
Attendance at the Annual Shareholders Meeting
The annual shareholders meeting is open to all holders of CarMax common stock as of April 18, 2019. Shareholders who plan to attend the annual shareholders meeting may be asked to present valid picture identification, such as a driver’s license or passport. If you are a beneficial owner, you must bring a copy of a brokerage statement indicating ownership of CarMax shares as of April 18, 2019. If you are an authorized proxy or if you want to vote in person the shares that you hold in street name, you must present the proper documentation from your bank or broker. Cameras, recording devices and other electronic devices will not be permitted at the annual shareholders meeting.

Other Matters
We are not aware of any matters that may come before the annual shareholders meeting other than the five proposals disclosed in this proxy statement. If other matters do come before the annual shareholders meeting, the named proxies will vote in accordance with their best judgment.

Next Year’s Meeting	We plan to hold our 2020 annual shareholders meeting on or about June 23, 2020.

Shareholder Proposal Information
Advance Notice of Director Nominations, Shareholder Proposals and Other Items of Business
Director Nominations.

● Our proxy access right permits an eligible shareholder, or a group of up to 20 shareholders, to nominate and include in CarMax’s proxy materials directors constituting up to 20% of the Board of Directors. To be eligible, the shareholder or shareholder group must have owned 3% or more of our outstanding capital stock continuously for at least three years and satisfy certain notice and other requirements set forth in Sections 2.3 and 2.3A of our bylaws. Notice of proxy access director nominees must be received no earlier than December 8, 2019, and no later than January 7, 2020.

● Director nominations that a shareholder intends to present at the 2020 annual shareholders meeting, but does not intend to have included in CarMax’s proxy materials, must be received no earlier than December 8, 2019, and no later than January 7, 2020. The notice must satisfy the requirements set forth in Section 2.3 of our bylaws.

Shareholder Proposals and Other Items of Business. A shareholder proposal will be acted upon at the 2020 annual shareholders meeting only if it is included in our proxy statement or submitted under Section 1.3 of our bylaws.

To be considered for inclusion in our 2020 proxy statement, a shareholder proposal must be received by our Corporate Secretary no later than January 7, 2020, and must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

To bring a matter for consideration before the 2020 annual shareholders meeting that is not included in the 2020 proxy statement, you must notify our Corporate Secretary no earlier than the close of business on December 8, 2019, and no later than the close of business on January 7, 2020, and must comply with Section 1.3 of our bylaws.

All director nominations and proposals must be submitted in writing to our Corporate Secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

APPENDIX A: AMENDED AND RESTATED CARMAX, INC. 2002 STOCK INCENTIVE PLAN

CARMAX, INC.
2002 STOCK INCENTIVE PLAN
(AS AMENDED AND RESTATED JUNE 25, 2019)

1.    Purpose. The purpose of this CarMax, Inc. 2002 Stock Incentive Plan (the “Plan”) is to further the long term stability and financial success of CarMax, Inc. (the “Company”) by (a) attracting and retaining key employees of the Company through the use of stock incentives and (b) encouraging ownership in the Company by members of the Company’s Board of Directors. It is believed that ownership of Company Stock will stimulate the efforts of those employees upon whose judgment and interest the Company is and will be largely dependent for the successful conduct of its business. It is also believed that Incentive Awards granted to employees and directors under this Plan will strengthen their desire to remain with the Company and will further the identification of those employees’ and directors’ interests with those of the Company’s shareholders.

2.    Definitions. As used in the Plan, the following terms have the meanings indicated:

(a)	“Act” means the Securities Exchange Act of 1934, as amended.

(b)
“Applicable Withholding Taxes” means the minimum aggregate amount of federal, state and local income and payroll taxes that the Company is required by applicable law to withhold in connection with any Incentive Award.

(c)	“Board” means the Board of Directors of the Company.

(d)
“Change of Control” means the occurrence of either of the following events: (i) any individual, entity or group (as defined in Section 13(d)(3) of the Act) becomes, or obtains the right to become, the beneficial owner (as defined in Rule 13(d)(3) under the Act) of Company securities having 20% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors to the Board of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board or of the board of directors of any successor to the Company.

(e)	“Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor or replacement provision of the Code.

(f)	“Committee” means the committee appointed by the Board as described under Section 15.

(g)	“Company” means CarMax, Inc., a Virginia corporation.

(h)
“Company Stock” means the common stock of the Company. In the event of a change in the capital structure of the Company, the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

(i)	“Company Stock Award” means an award of Company stock made without any restrictions.

(j)	“Date of Grant” means the date on which an Incentive Award is granted by the Committee.

(k)
“Disability” or “Disabled” means, as to an Incentive Stock Option, a disability within the meaning of Code Section 22(e)(3), and, as to a Restricted Stock Unit, a disability within the meaning of Code Section 409A(a)(2)(C). As to all other forms of Incentive Awards, the Committee shall determine whether a disability exists and such determination shall be conclusive.

(l)
“Fair Market Value” means, for any given date, the fair market value of the Company Stock as of such date, as determined by the Committee on a basis consistently applied based on actual transactions in Company Stock on the exchange on which it generally has the greatest trading volume.

(m)	“Incentive Award” means, collectively, the award of an Option, Stock Appreciation Right, Company Stock Award, Restricted Award or Performance Compensation Award under the Plan.

(n)	“Incentive Stock Option” means an Option intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Code Section 422.

(o)
“Maturity Date” means, with respect to a Restricted Stock Unit, the date upon which all restrictions set forth in Section 6(b) with respect to such Restricted Stock Unit have lapsed or been removed pursuant to Section 6(g) or Section 6(h).

(p)
“Nonstatutory Stock Option” means an Option that does not meet the requirements of Code Section 422 or, even if meeting the requirements of Code Section 422, is not intended to be an Incentive Stock Option and is so designated.

(q)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Act.

(r)	“Option” means a right to purchase Company Stock granted under Section 7 of the Plan, at a price determined in accordance with the Plan.

(s)	“Parent” means, with respect to any corporation, a parent of that corporation within the meaning of Code Section 424(e).

(t)	“Participant” means any employee or director who receives an Incentive Award under the Plan.

(u)	“Performance Compensation Award” means any Incentive Award designated by the Committee as a Performance Compensation Award pursuant to Section 10 of the Plan.

(v)
“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan. The Performance Criteria that may be used to establish the Performance Goal(s) may be based on the attainment of specific levels of performance of the Company and may include but shall not be limited to the following: pre-tax income; net income; basic or diluted earnings per share; net revenues; comparable store unit sales (new and/or used); total vehicle unit sales (new and/or used); market share; gross profit; profit margin; cash flow; expense ratios; return on assets; return on invested capital; return on equity; stock price; market capitalization; and total shareholder return, each as determined in accordance with generally accepted accounting principles, where applicable, as consistently applied by the Company and adjusted in the discretion of the Committee, including to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions, accruals for Incentive Awards under the Plan and cumulative effects of changes in accounting principles or such other adjustments as may be determined by the Committee. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine.

(w)
“Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

(x)
“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period.

(y)
“Performance Period” means the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award.

(z)	“Prior Plan” means the Plan, as in effect prior to the amendment and restatement of the Plan dated June 25, 2019.

(aa)
“Prior Section 162(m)” shall mean Section 162(m) of the Code as in effect prior to its amendment by the Tax Cuts and Jobs Act, P.L. 115-97, including the regulations and guidance promulgated in respect of Section 162(m) of the Code as in effect prior to such amendment.

(ab)	“Restricted Award” means, collectively, the award of Restricted Stock or Restricted Stock Units.

(ac)	“Restricted Stock” means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 6.

(ad)
“Restricted Stock Unit” means an award granted upon the terms and subject to the restrictions and limitations set forth in Section 6 that entitles the holder to receive a payment equal to the Fair Market Value of a share of Company Stock on the Maturity Date.

(ae)
“Rule 16b-3” means Rule 16b-3 adopted pursuant to Section 16(b) of the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 adopted after the effective date of the Plan’s adoption.

(af)
“Section 162(m) Grandfathering” shall mean the regulations or other guidance promulgated in respect of transition rules under Section 162(m) of the Code, as Section 162(m) of the Code is in effect from time to time on or after the amendment and restatement of the Plan dated June 25, 2019, extending the deductibility of Incentive Awards intended to be “qualified performance-based compensation” under Prior Section 162(m).

(ag)	“Stock Appreciation Right” means a right to receive amounts from the Company awarded upon the terms and subject to the restrictions set forth in Section 8.

(ah)
“Subsidiary” means any business entity (including, but not limited to, a corporation, partnership or limited liability company) of which a company directly or indirectly owns one hundred percent (100%) of the voting interests of the entity unless the Committee determines that the entity should not be considered a Subsidiary for purposes of the Plan. If a company owns less than one hundred percent (100%) of the voting interests of the entity, the entity will be considered a Subsidiary for purposes of the Plan only if the Committee determines that the entity should be so considered. For purposes of Incentive Stock Options, Subsidiary shall be limited to a subsidiary within the meaning of Code Section 424(f).

(ai)
“Substitute Awards” means Incentive Awards granted or shares of Company Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(aj)
“10% Shareholder” means a person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company. Indirect ownership of stock shall be determined in accordance with Code Section 424(d).

3.    General. Incentive Awards may be granted under the Plan in the form of Options, Stock Appreciation Rights, Company Stock Awards, Restricted Awards and Performance Compensation Awards. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options. The provisions of the Plan referring to Rule 16b-3 shall apply only to Participants who are subject to Section 16 of the Act.

4.    Number of Shares of Company Stock.

(a)    Subject to Section 14 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 58,350,000 shares of Company Stock, which shall be authorized, but unissued shares.

(b)    Subject to Section 14 of the Plan, no more than 3,000,000 shares of Company Stock may be allocated to the Incentive Awards that are granted to any one Participant during any single calendar year.

(c)    Subject to Section 14 of the Plan, in any fiscal year, no non-employee director may receive Incentive Awards granted under the Plan that, when taken together with cash fees and awards granted under any other Company equity plan to such non-employee director, exceed $1,000,000 in total value (calculating the value of any such awards based on the grant date Fair Market

Value of such awards and excluding, for this purpose, the value of any dividend equivalent payments paid pursuant to any award granted in a previous fiscal year).

(d)    Shares of Company Stock that have not been issued under the Plan and that are allocable to Incentive Awards or portions thereof that expire or otherwise terminate unexercised may again be subjected to an Incentive Award under the Plan. Similarly, if any shares of Restricted Stock issued pursuant to the Plan are reacquired by the Company as a result of a forfeiture of such shares pursuant to the Plan, such shares may again be subjected to an Incentive Award under the Plan.

(e)    For purposes of determining the number of shares of Company Stock that are available for Incentive Awards under the Plan, such number shall include the number of shares of Company Stock under an Incentive Award tendered by a Participant (either by actual delivery or attestation) or retained by the Company in payment of the exercise price of an Option or SAR, or Applicable Withholding Taxes.

(f)    Incentive Awards shall reduce the number of shares of Company Stock available for Incentive Awards under the Plan only to the extent such Incentive Awards are paid in shares of Company Stock, as opposed to payment in cash or other consideration.

(g)    Substitute Awards shall not reduce the shares of Company Stock authorized for grant under the Plan or the applicable limitations for grant to a Participant under Sections 4(b) or 4(c). Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Incentive Awards under the Plan and shall not reduce the shares of Company Stock authorized for grant under the Plan; provided that Incentive Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Participants prior to such acquisition or combination.

5.    Eligibility.

(a)    All present and future employees and directors of the Company (or any Parent or Subsidiary of the Company, whether now existing or hereafter created or acquired) shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and discretion, as provided in Section 15, to select which employees and directors shall receive Incentive Awards and to determine for each such Participant the terms and conditions, the nature of the award and the number of shares or units to be allocated to each Participant as part of each Incentive Award.

(b)    The grant of an Incentive Award shall not obligate the Company or any Parent or Subsidiary of the Company to pay a Participant any particular amount of remuneration, to continue the employment of the Participant after the grant or to make further grants to the Participant at any time thereafter.

6.    Company Stock Awards and Restricted Awards.

(a)    Whenever the Committee deems it appropriate to grant a Company Stock Award, notice shall be given to the Participant stating the number of shares of Company Stock for which the Company Stock Award is granted. This notice may be given in writing or in electronic form and shall be the award agreement between the Company and the Participant. A Company Stock Award may be made by the Committee in its discretion without cash consideration.

(b)    Whenever the Committee deems it appropriate to grant a Restricted Award, notice shall be given to the Participant stating the number of shares of Restricted Stock or number of Restricted Stock Units for which the Restricted Award is granted and the terms and conditions to which the Restricted Award is subject. This notice may be given in writing or in electronic form and shall be the award agreement between the Company and the Participant. A Restricted Award may be made by the Committee in its discretion without cash consideration.

(c)    A Restricted Award issued pursuant to the Plan shall be subject to the following restrictions:

(i)    None of such shares or units may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares or units shall have lapsed or shall have been removed pursuant to paragraph (h) or (i) below.

(ii)    The restrictions on such shares or units must remain in effect for a period of no less than one year from the Date of Grant, except as provided under paragraph (h) or (i) in the case of Disability, retirement, death or a Change in Control.

(iii)    If a Participant ceases to be employed by the Company or a Parent or Subsidiary of the Company, the Participant shall forfeit to the Company any Restricted Awards, the restrictions on which shall not have lapsed or shall not have been removed pursuant to paragraph (h) or (i) below, on the date such Participant shall cease to be so employed.

(iv)    The Committee may establish such other restrictions on such shares or units that the Committee deems appropriate, including, without limitation, events of forfeiture and performance requirements for the vesting of awards.

(d)    Upon the acceptance by a Participant of an award of Restricted Stock, such Participant shall, subject to the restrictions set forth in paragraph (c) above, have all the rights of a shareholder with respect to the shares of Restricted Stock subject to such award of Restricted Stock, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates, if any, representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan and the Participant’s award agreement. If shares of Restricted Stock are issued without certificates, notice of the restrictions set forth in the Plan and the Participant’s Award Agreement must be given to the shareholder in the manner required by law.

(e)    Each Restricted Stock Unit shall entitle the Participant, on the Maturity Date, to receive from the Company an amount equal to the Fair Market Value on the Maturity Date of one share of Company Stock subject to any limitations or enhancements on such value as the Committee may set forth in the notice of the Restricted Stock Unit award.

(f)    The manner in which the Company’s obligation arising on the Maturity Date of a Restricted Stock Unit shall be paid and date of payment shall be determined by the Committee and shall be set forth in the Participant’s Restricted Stock Unit agreement. The Committee may provide for payment in Company Stock or cash or a fixed combination of Company Stock and cash, or the Committee may reserve the right to determine the manner of payment at the time the payment is made. Shares of Company Stock issued as payment for a Restricted Stock Unit shall be valued at Fair Market Value on the Maturity Date subject to any limitations or enhancements on such value as the Committee may set forth in the notice of the Restricted Stock Unit award.

(g)    A Participant receiving an award of Restricted Stock Units shall not possess any rights of a shareholder with respect to the Restricted Stock Units and shall be entitled to receive payments equivalent to dividends and other distributions paid on shares of Company Stock only to the extent set forth in the Restricted Stock Unit agreement.

(h)    The Committee shall establish as to each Restricted Award the terms and conditions upon which the restrictions set forth in paragraph (c) above shall lapse. Such terms and conditions may include, without limitation, the lapsing of such restrictions as a result of the Disability, death or retirement of the Participant or the occurrence of a Change of Control.

(i)    Notwithstanding the forfeiture provisions of paragraph (c)(iii) above, the Committee may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions.

(j)    Each Participant shall agree at the time his Company Stock Award and/or Restricted Award is granted, and as a condition thereof, to pay to the Company or make arrangements satisfactory to the Company regarding the payment to the Company of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Company have been made, no stock certificates free of a legend reflecting the restrictions set forth in paragraph (c) above shall be issued to such Participant for Restricted Stock. If Restricted Stock is being issued to a Participant without the use of a stock certificate, the restrictions set forth in paragraph (c) shall be communicated to the shareholder in the manner required by law. As an alternative to making a cash payment to the Company to satisfy Applicable Withholding Taxes for an award of Company Stock or Restricted Stock, if the grant so provides, or the Committee by separate action so permits, the Participant may elect to (i) deliver shares of Company Stock or (ii) have the Company retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes. Any such election shall be made only in accordance with procedures established by the Committee. The Committee has the express authority to change any election procedure it establishes at any time. Applicable Withholding Taxes attributable to Restricted Stock Units may be withheld from the payment by the Company to the Participant for such Restricted Stock Units.

7.    Options.

(a)    Whenever the Committee deems it appropriate to grant Options, notice shall be given to the Participant stating the number of shares for which Options are granted, the exercise price per share, whether the Options are Incentive Stock Options or Nonstatutory Stock Options, the extent, if any, to which Stock Appreciation Rights are granted, and the conditions to which the grant and exercise of the Options are subject, including any performance-based vesting conditions, as the Committee acting in its complete discretion deems consistent with the terms of the Plan. This notice may be given in writing or in electronic form and shall be the stock option agreement between the Company and the Participant.

(b)    The exercise price of shares of Company Stock covered by an Incentive Stock Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant; provided that if an Incentive Stock Option is granted to an employee who, at the time of the grant, is a 10% Shareholder, then the exercise price of the shares covered by the Incentive Stock Option shall be not less than 110% of the Fair Market Value of such shares on the Date of Grant.

(c)    The exercise price of shares of Company Stock covered by a Nonstatutory Stock Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant. No Nonstatutory Stock Option may be exercised after ten years from the Date of Grant.

(d)    Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant’s stock option agreement; provided that the exercise provisions for Incentive Stock Options shall in all events not be more liberal than the following provisions:

(i)    No Incentive Stock Option may be exercised after the first to occur of:

(x)    Ten years (or, in the case of an Incentive Stock Option granted to a 10% Shareholder, five years) from the Date of Grant,

(y)    Three months following the date of the Participant’s termination of employment with the Company and any Parent or Subsidiary of the Company for reasons other than death or Disability; or

(z)    One year following the date of the Participant’s termination of employment by reason of death or Disability.

(ii)    Except as otherwise provided in this paragraph, no Incentive Stock Option may be exercised unless the Participant is employed by the Company or a Parent or Subsidiary of the Company at the time of the exercise and has been so employed at all times since the Date of Grant. If a Participant’s employment is terminated other than by reason of death or Disability at a time when the Participant holds an Incentive Stock Option that is exercisable (in whole or in part), the Participant may exercise any or all of the then exercisable portion of the Incentive Stock Option (to the extent exercisable on the date of termination) within three months after the Participant’s termination of employment. If a Participant’s employment is terminated by reason of his Disability at a time when the Participant holds an Incentive Stock Option that is exercisable (in whole or in part), the Participant may exercise any or all of the then exercisable portion of the Incentive Stock Option (to the extent exercisable on the date of Disability) within one year after the Participant’s termination of employment. If a Participant’s employment is terminated by reason of his death at a time when the Participant holds an Incentive Stock Option that is exercisable (in whole or in part), the then exercisable portion of the Incentive Stock Option may be exercised (to the extent exercisable on the date of death) within one year after the Participant’s death by the person to whom the Participant’s rights under the Incentive Stock Option shall have passed by will or by the laws of descent and distribution.

(iii)    An Incentive Stock Option, by its terms, shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Company Stock with respect to which Incentive Stock Options are exercisable for the first time during the calendar year does not exceed $100,000 (the “Limitation Amount”). Incentive Stock Options granted under the Plan and all other plans of the Company and any Parent or Subsidiary of the Company shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Committee may impose such conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.

(e)    The Committee may, in its discretion, grant Options that by their terms become fully exercisable upon a Change of Control notwithstanding other conditions on exercisability in the stock option agreement.

(f)    Notwithstanding the foregoing, an Option agreement may provide that if on the last day of the term of an Option the Fair Market Value of one share of Company Stock exceeds the exercise price of the Option, the Participant has not exercised the Option and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding shares of Company Stock otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of shares of Company Stock for which the Option was deemed exercised, less the number of shares of Company Stock required to be withheld for the payment of the total purchase price and Applicable Withholding Taxes; any fractional share of Company Stock shall be settled in cash.

8.    Stock Appreciation Rights.

(a)    Whenever the Committee deems it appropriate, Stock Appreciation Rights may be granted in connection with all or any part of an Option, either concurrently with the grant of the Option or, if the Option is a Nonstatutory Stock Option, by an amendment to the Option at any time thereafter during the term of the Option. Stock Appreciation Rights may be exercised in whole or in part at such times and under such conditions as may be specified by the Committee in the Participant’s stock option agreement. The following provisions apply to all Stock Appreciation Rights that are granted in connection with Options:

(i)    Stock Appreciation Rights shall entitle the Participant, upon exercise of all or any part of the Stock Appreciation Rights, to surrender to the Company unexercised that portion of the underlying Option relating to the same number of shares of Company Stock as is covered by the Stock Appreciation Rights (or the portion of the Stock Appreciation Rights so exercised) and to receive in exchange from the Company an amount equal to the excess of (x) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered portion of the underlying Option over (y) the exercise price of the Company Stock covered by the surrendered portion of the underlying Option. The Committee may limit the amount that the Participant will be entitled to receive upon exercise of the Stock Appreciation Right.

(ii)    Upon the exercise of a Stock Appreciation Right and surrender of the related portion of the underlying Option, the Option, to the extent surrendered, shall not thereafter be exercisable.

(iii)    The Committee may, in its discretion, grant Stock Appreciation Rights in connection with Options which by their terms become fully exercisable upon a Change of Control, which Stock Appreciation Rights shall only be exercisable following a Change of Control. The underlying Option may provide that such Stock Appreciation Rights shall be payable solely in cash. The terms of the underlying Option shall provide that the value of the Company Stock shall be calculated based on the Fair Market Value of the Company Stock on the day of exercise.

(iv)    Subject to any further conditions upon exercise imposed by the Committee, a Stock Appreciation Right shall be exercisable only to the extent that the related Option is exercisable, and shall expire no later than the date on which the related Option expires.

(v)    A Stock Appreciation Right may only be exercised at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the exercise price of the Company Stock covered by the underlying Option.

(b)    Whenever the Committee deems it appropriate, Stock Appreciation Rights may be granted without related Options. The terms and conditions of the award shall be set forth in a Stock Appreciation Rights agreement between the Company and the Participant in written or electronic form and may include performance-based vesting conditions, as the Committee deems appropriate. The following provisions apply to all Stock Appreciation Rights that are granted without related Options:

(i)    Stock Appreciation Rights shall entitle the Participant, upon the exercise of all or any part of the Stock Appreciation Rights, to receive from the Company an amount equal to the excess of (x) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered Stock Appreciation Rights over (y) the Fair Market Value on the Date of Grant of the Company Stock covered by the Stock Appreciation Rights. The Committee may limit the amount that the Participant may be entitled to receive upon exercise of the Stock Appreciation Right.

(ii)    Stock Appreciation Rights shall be exercisable, in whole or in part, at such times as the Committee shall specify in the Participant’s Stock Appreciation Rights agreement.

(c)    The manner in which the Company’s obligation arising upon the exercise of a Stock Appreciation Right shall be paid shall be determined by the Committee and shall be set forth in the Participant’s stock option agreement (if the Stock Appreciation Rights are related to an Option) or Stock Appreciation Rights agreement. The Committee may provide for payment in Company

Stock or cash, or a fixed combination of Company Stock or cash, or the Committee may reserve the right to determine the manner of payment at the time the Stock Appreciation Right is exercised. Shares of Company Stock issued upon the exercise of a Stock Appreciation Right shall be valued at their Fair Market Value on the date of exercise.

9.    Method of Exercise of Options and Stock Appreciation Rights.

(a)    Options and Stock Appreciation Rights may be exercised by the Participant by giving notice of the exercise to the Company, stating the number of shares the Participant has elected to purchase under the Option or the number of Stock Appreciation Rights he has elected to exercise. In the case of a purchase of shares under an Option, such notice shall be effective only if accompanied by the exercise price in full paid in cash; provided that, if the terms of an Option so permit, or the Committee by separate action so permits, the Participant may (i) deliver shares of Company Stock (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price (either by actual delivery or attestation), (ii) to the extent permitted under applicable laws and regulations, deliver a properly executed exercise notice together with irrevocable instructions to a broker to exercise all or part of the Option, sell a sufficient number of shares of Company Stock to cover the exercise price, Applicable Withholding Taxes (if required by the Committee) and other costs and expenses associated with such sale and deliver promptly the amount necessary to pay the exercise price and any Applicable Withholding Taxes or (iii) request that the Company reduce the number of shares of Company Stock issued by the number of shares having an aggregate Fair Market Value equal to the aggregate exercise price. The Participant shall not be entitled to make payment of the exercise price other than in cash unless provisions for an alternative payment method are included in the Participant’s stock option agreement or are agreed to in writing by the Company with the approval of the Committee prior to exercise of the Option.

(b)    The Company may place on any certificate representing Company Stock issued upon the exercise of an Option or a Stock Appreciation Right any legend deemed desirable by the Company’s counsel to comply with federal or state securities laws, and the Company may require of the participant a customary written indication of his investment intent. Until the Participant has made any required payment, including any Applicable Withholding Taxes, and has had issued to him a certificate for the shares of Company Stock acquired, he shall possess no shareholder rights with respect to the shares.

(c)    Each Participant shall agree as a condition of the exercise of an Option or a Stock Appreciation Right to pay to the Company Applicable Withholding Taxes, or make arrangements satisfactory to the Company regarding the payment to the Company of such amounts. Until Applicable Withholding Taxes have been paid or arrangements satisfactory to the Company have been made, no stock certificate shall be issued upon the exercise of an Option or a Stock Appreciation Right.

As an alternative to making a cash payment to the Company to satisfy Applicable Withholding Taxes if the Option or Stock Appreciation Rights agreement so provides, or the Committee by separate action so provides, a Participant may elect to (i) deliver shares of Company Stock or (ii) have the Company retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes. Any such election shall be made only in accordance with procedures established by the Committee.

(d)    Notwithstanding anything herein to the contrary, if the Company is subject to Section 16 of the Act, Options and Stock Appreciation Rights shall always be granted and exercised in such a manner as to conform to the provisions of Rule 16b-3.

10.     Performance Compensation Awards

(a)    The Committee shall have the authority, at the time of grant of any Incentive Award described in this Plan to designate such Incentive Award as a Performance Compensation Award.

(b)    The Committee will, in its sole discretion, designate which Participants will be eligible to receive Performance Compensation Awards for such Performance Period. However, the designation of Participant eligibility to receive an Incentive Award for a Performance Period shall not in any manner entitle the Participant to receive payment for any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment for any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 10. Designation of Participant eligibility to receive an Incentive Award for a particular Performance Period shall not require designation of Participant eligibility to receive an Incentive Award in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Incentive Award shall not require designation of any other person as a Participant eligible to receive an Incentive Award in such period or in any other period.

(c)    With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply and the Performance Formula. The Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 10(c).
(d)    Payment of Performance Compensation Awards

(i)     Condition to Receipt of Payment. Unless otherwise provided in the applicable award agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment related to a Performance Compensation Award for such Performance Period.

(ii)    Limitation. Subject to Section 10(d)(iii) and unless otherwise provided in an applicable award agreement, a Participant shall be eligible to receive payment related to a Performance Compensation Award to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.

(iii)    Use of Discretion. In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may increase, reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period if, in its sole discretion, such increase, reduction or elimination is appropriate, but may not increase the amount payable for any such Award above the maximum amount payable under Section 10(d)(v) of the Plan.

(iv)    Timing of Award Payments. Unless otherwise provided in an award agreement or pursuant to an irrevocable deferral election made in compliance with Code Section 409A, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 10 but in no event later than the fifteenth day of the third month following the last day of the applicable Performance Period.

(v)     Maximum Award Payable. Notwithstanding any provision contained in this Plan to the contrary, the maximum Performance Compensation Award payable to any one Participant under the Plan for a single calendar year is subject to the limits in Sections 4(b) and 4(c).

(vi)     Prior Section 162(m). Notwithstanding anything to the contrary herein, no provision of this Plan is intended to result in non-deductibility of Performance Compensation Awards that were intended to be deductible in accordance with Prior Section 162(m), and any Incentive Awards granted under the Prior Plan and that are outstanding as of the date the amendment and restatement of the Plan shall remain subject to the Prior Plan to the extent necessary to comply with Section 162(m) of the Code. The Company intends to avail itself of transition relief applicable to such Incentive Awards, if any, in connection with Section 162(m) of the Code (including, without limitation, in accordance with the Section 162(m) Grandfathering) to the maximum extent permitted by regulations and other guidance promulgated to implement such transition relief. The determination by the Company regarding whether transition relief is available shall be made in its sole discretion.

11.    Nontransferability of Incentive Awards. Incentive Awards shall not be transferable unless so provided in the award agreement or an amendment to the award agreement; provided, however, that no transfer for value or consideration will be permitted without the prior approval of the Company’s shareholders. Options and Stock Appreciation Rights which are intended to be exempt under Rule 16b-3 (to the extent required by Rule 16b-3 at the time of grant or amendment of the award agreement), by their terms, shall not be transferable by the Participant except by will or by the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant or by his guardian or legal representative.

12.    Effective Date of the Plan. This Plan became effective as of October 1, 2002, and was previously amended and restated effective as of June 23, 2009, as of June 25, 2012 and as of June 28, 2016. The Plan is further amended and restated effective as of June 25, 2019.

13.    Termination, Modification, Change. If not sooner terminated by the Board, this Plan shall terminate at the close of business on June 25, 2029. No Incentive Awards shall be granted under the Plan after its termination. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided that, if and to the extent required by the Code or Rule 16b-3, no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to

Incentive Awards granted under the Plan (except pursuant to Section 14), expands the class of persons eligible to receive Incentive Awards, or materially increases the benefits accruing to Participants under the Plan unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Incentive Awards as it deems appropriate to ensure compliance with Rule 16b-3 and to cause Incentive Awards to meet the requirements of the Code, including Code Section 422, and regulations thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Incentive Award previously granted to him.

14.    Change in Capital Structure.

(a)    In the event of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, reorganization, reincorporation, consolidation, or other change in the Company’s capital stock without the receipt of consideration by the Company (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan and to Incentive Awards then outstanding or to be granted thereunder, the aggregate and individual maximum number of shares or securities which may be delivered under the Plan pursuant to Section 4, and the exercise price and other terms and relevant provisions of Incentive Awards shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons; provided, however, that no adjustment of an outstanding Option or Stock Appreciation Right may be made that would create a deferral of income or a modification, extension or renewal of such Option or Stock Appreciation Right under Code Section 409A except as may be permitted in applicable Treasury Regulations. If the adjustment would produce fractional shares with respect to any Restricted Award or unexercised Option or Stock Appreciation Right, the Committee may adjust appropriately the number of shares covered by the Incentive Award so as to eliminate the fractional shares.

(b)    If the Company is a party to a consolidation or merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets, the Committee may take such actions with respect to outstanding Incentive Awards as the Committee deems appropriate, subject to any applicable requirements under Code Section 409A.

(c)    Any determination made or action taken under this Section 14 by the Committee shall be final and conclusive and may be made or taken without the consent of any Participant.

15.    Administration Of The Plan. The Plan shall be administered by a Committee, which shall be appointed by the Board, consisting of not less than three members of the Board. Subject to paragraph (f) below, the Committee shall be the Compensation and Personnel Committee of the Board unless the Board shall appoint another Committee to administer the Plan. The Committee shall have general authority to impose any limitation or condition upon an Incentive Award that the Committee deems appropriate to achieve the objectives of the Incentive Award and the Plan and, without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

(a)    The Committee shall have the power and complete discretion to determine (i) which eligible employees and directors shall receive an Incentive Award and the nature of the Incentive Award, (ii) the number of shares of Company Stock to be covered by each Incentive Award, (iii) whether Options shall be Incentive Stock Options or Nonstatutory Stock Options, (iv) when, whether and to what extent Stock Appreciation Rights shall be granted in connection with Options, (v) the Fair Market Value of Company Stock, (vi) the time or times when an Incentive Award shall be granted, (vii) whether an Incentive Award shall become vested over a period of time, upon the achievement of a performance-based vesting condition, and when it shall be fully vested, (viii) when Options or Stock Appreciation Rights may be exercised, (ix) whether a Disability exists, (x) the manner in which payment will be made upon the exercise of Options or Stock Appreciation Rights, (xi) conditions relating to the length of time before disposition of Company Stock received upon the exercise of Options or Stock Appreciation Rights is permitted, (xii) whether to approve a Participant’s election (A) to deliver Company Stock to satisfy Applicable Withholding Taxes or (B) to have the Company withhold from the shares to be issued upon the exercise of a Nonstatutory Stock Option or a Stock Appreciation Right the number of shares necessary to satisfy Applicable Withholding Taxes, (xiii) the terms and conditions applicable to Restricted Awards, (xiv) the terms and conditions on which restrictions upon Restricted Awards shall lapse, (xv) whether an Incentive Award shall be deemed to be a Performance Compensation Award; (xvi) the Performance Criteria that will be used to establish Performance Goals; (xvii) whether to accelerate the time at which any or all restrictions with respect to Restricted Awards will lapse or be removed, (xviii) notice provisions relating to the sale of Company Stock acquired under the Plan, and (xix) any additional requirements relating to Incentive Awards that the Committee deems appropriate. Notwithstanding the foregoing, no “tandem stock options” (where two stock options are issued together and the exercise of one option affects the right to exercise the other option) may be issued in connection with

Incentive Stock Options. The Committee shall have the power to amend the terms of previously granted Incentive Awards so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to the Participant, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Incentive Award.

(b)    The Committee may adopt rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(c)    A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

(d)    The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee. If a Committee of the Board is appointed to serve as the Committee, such Committee shall have, in connection with the administration of the Plan, the powers possessed by the Board, including the power to delegate a subcommittee of the administrative powers the Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.

(e)     To the extent permitted by applicable law, the Committee may delegate to one or more Officers the authority to do one or both of the following: (i) designate Participants who are not Officers to be recipients of Incentive Awards, and (ii) determine the number of shares of Company Stock or units to be subject to such Incentive Awards granted to such Participants; provided, however, that the Committee’s delegation of this authority shall specify the total number of shares of Company Stock or units subject to such delegation, and that, in no event, shall such Officer grant an Incentive Award to himself or herself. All other terms and conditions of any Incentive Award made pursuant to this delegation of authority shall be determined by the Committee.

(f)    All members of the Committee must be “non-employee directors” as defined in Rule 16b-3.

(g)    Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Incentive Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Incentive Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval.

16.    Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows:

(a)    If to the Company - at its principal business address to the attention of the Secretary;

(b)    If to any Participant - at the last address of the Participant known to the sender at the time the notice or other communication is sent.

17.    Shareholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Company Stock subject to an Incentive Award unless and until such Participation has satisfied all requirements under the terms of the Incentive Award.

18.    No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Incentive Award granted under the Plan shall confer upon any Participant any right to continue to serve the Company (or a Parent or Subsidiary of the Company) in the capacity in effect at the time the Incentive Award was granted or shall affect the right of the Company (or a Parent or Subsidiary of the Company) to terminate the employment of a Participant with or without notice and with or without cause.

19.    Interpretation. The terms of the Plan shall be governed by the laws of the Commonwealth of Virginia, without regard to conflict of law provisions at any jurisdiction. The terms of this Plan are subject to all present and future regulations and rulings of the Secretary of the Treasury or his delegate relating to the qualification of Incentive Stock Options under the Code. If any provision of the Plan conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect.

20.    Compliance with Code Section 409A. To the extent that amounts payable under this Plan are subject to Code Section 409A, the Plan and Incentive Awards are intended to comply with such Code Section 409A and official guidance issued thereunder. Otherwise, the Plan and Incentive Awards are intended to be exempt from Code Section 409A. Notwithstanding anything to the contrary, the Plan and Incentive Awards shall be interpreted, operated and administered in a manner consistent with these intentions.

21.    Clawback. Notwithstanding any other provisions in this Plan, any Incentive Award that is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement) and in compliance with Code Section 409A.

IN WITNESS HEREOF, this instrument has been executed as of the 25th day of June, 2019.

CARMAX, INC. By: ______________________ Thomas W. Reedy Executive Vice President & Chief Financial Officer

CARMAX, INC.
12800 Tuckahoe Creek Parkway
Richmond, Virginia 23238
(804) 747-0422

www.carmax.com

ANNUAL MEETING OF SHAREHOLDERS OF

CARMAX, INC.

June 25, 2019, at 1:00 p.m. ET

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have this proxy card available when you access the web page.
COMPANY NUMBER
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have this proxy card available when you call.

Vote online/phone until 11:59 PM ET the day before the meeting.

MAIL - Sign, date and mail this proxy card in the envelope provided as soon as possible.

ACCOUNT NUMBER

CONTROL NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of 2019 Annual Meeting of Shareholders and Proxy Statement and the Annual Report on Form 10-K are available at - www.carmaxproxy.com
âPlease detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR THE ELECTION OF DIRECTORS;
“FOR” PROPOSAL 2; “FOR” PROPOSAL 3; “FOR” PROPOSAL 4; AND “AGAINST” PROPOSAL 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	Election of Directors for a one-year term expiring at the 2020 Annual Shareholders’ Meeting:					William D. Nash	☐	☐	☐

		FOR	AGAINST	ABSTAIN		Pietro Satriano	☐	☐	☐

	Peter J. Bensen	☐	☐	☐		Marcella Shinder	☐	☐	☐

	Ronald E. Blaylock	☐	☐	☐		Mitchell D. Steenrod	☐	☐	☐

	Sona Chawla	☐	☐	☐	2.	To ratify the appointment of KPMG LLP as independent registered public accounting firm.	☐	☐	☐

	Thomas J. Folliard	☐	☐	☐	3.	To approve, in an advisory (non-binding) vote, the compensation of our named executive officers.	☐	☐	☐

	Shira Goodman	☐	☐	☐	4.	To approve the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated.	☐	☐	☐

	Robert J. Hombach	☐	☐	☐	5.	To vote on a shareholder proposal regarding a report on political contributions, if properly presented at the meeting.	☐	☐	☐

	David W. McCreight	☐	☐	☐	6.	To transact any other business that may properly come before the Annual Meeting or any postponements or adjournments thereof.

In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees in Proposal 1; FOR Proposal 2; FOR Proposal 3; FOR Proposal 4 and AGAINST Proposal 5.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.   When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

CARMAX, INC.

Proxy for Annual Meeting of Shareholders on June 25, 2019

Solicited on Behalf of the Board of Directors

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Control Number shown on your proxy card.

The undersigned hereby appoints Tom Reedy and Eric Margolin (the “named proxies”), and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of CarMax, Inc. Common Stock, which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of CarMax, Inc., to be held at 1:00 p.m. ET June 25, 2019, at the CarMax Home Office at 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238, and at any postponements or adjournments thereof, as follows:

(Continued and to be signed on the reverse side.)